Exhibit A-1

                         UNITED STATES BANKRUPTCY COURT
                      FOR THE SOUTHERN DISTRICT OF ALABAMA

In re:                         ss.
                               ss.
MOBILE ENERGY SERVICES         ss.                Case No.  99-10168
COMPANY, L.L.C.,               ss.                 Chapter 11
                 Debtor.       ss.
                               ss.
In re:                         ss.
MOBILE ENERGY SERVICES         ss.                Case No.  99-10170
HOLDINGS, INC.,                ss.                 Chapter 11
                               ss.
                 Debtor.       ss.        (Jointly Administered Under 99-10168)

                SECOND amended DISCLOSURE STATEMENT, AS MODIFIED,
              ACCOMPANYING the THIRD JOINT PLAN OF REORGANIZATION,
     DATED OCTOBER 15, 2001, as modified, PROPOSED BY MOBILE ENERGY SERVICES
            COMPANY, L.L.C. AND MOBILE ENERGY SERVICES HOLDINGS, INC.

         THIS IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN. ACCEPTANCES OR REJECTIONS OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DOCUMENT IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

DONALD J. STEWART                              JEFFREY E. SPIERS
CABANISS, JOHNSTON, GARDNER,                   DAVID A. ZDUNKEWICZ
DUMAS & O'NEAL                                 ANDREWS & KURTH L.L.P.
700 RIVERVIEW PLAZA                            600 TRAVIS, SUITE 4200
MOBILE, ALABAMA                                HOUSTON, TEXAS 77002
(251) 433-6961                                 (713) 220-4200
(251) 415-7350 (TELECOPY)                      (713) 220-4285 (TELECOPY)

COUNSEL TO THE DEBTORS                         SPECIAL COUNSEL TO THE DEBTOR

                                TABLE OF CONTENTS


I. INTRODUCTION................................................................2
---------------

II. NOTICE TO CREDITORS AND HOLDERS OF INTERESTS...............................3
------------------------------------------------

III. PLAN SUMMARY..............................................................6
-----------------
       A.Introduction..........................................................6
       --------------
       B.Summary of Classification and Treatment...............................6
       -----------------------------------------

IV. BUSINESS PLAN.............................................................10
-----------------
       A.Background...........................................................10
       ------------
       B.Summary of Proposed Post-Effective Date Business Plan................12
       -------------------------------------------------------
              1.    Servicing Existing Customers..............................12
              --    ----------------------------
       C.Summary of Post-Reorganization Structure.............................14
       ------------------------------------------
              1.    Organizational Structure..................................14
              --    ------------------------
              2.    Capital Structure.........................................14
              --    -----------------
       D.Agreements Implementing the Proposed Business Plan...................15
       ----------------------------------------------------
              1.    Project Documents.........................................15
              --    -----------------

V. GENERAL INFORMATION ABOUT THE DEBTORS......................................15
----------------------------------------
       A.Corporate Information................................................15
       -----------------------
       B.Description of the Pre-Effective Date Mobile Energy..................17
       -----------------------------------------------------
              1.    The Energy Complex........................................17
              --    ------------------
              2.    The Mobile Facility.......................................18
              --    -------------------
       C.Events Precipitating Chapter 11 Filings..............................18
       -----------------------------------------
       D.Project Documents....................................................21
       -------------------
              1.    Energy Services Agreements and Master Operating
                    Agreement.................................................21
              2.    Operations and Maintenance Agreement......................25
              --    ------------------------------------
              3.    Direct Lease..............................................26
              --    ------------
              4.    Supplementary Lease.......................................27
              --    -------------------
              5.    Utilities Land Sublease...................................28
              --    -----------------------
              6.    Environmental Indemnity Agreements........................29
              --    ----------------------------------
              7.    Common Services Agreement.................................31
              --    -------------------------
              8.    Water Procurement and Effluent Services Agreement.........32
              --    -------------------------------------------------
       E.Planned Post-Effective Date Business Activities of Mobile Energy.....32
       ------------------------------------------------------------------
              1.    Post-Effective Date Energy Complex........................32
              --    ----------------------------------
              2.    Qualifying Facility.......................................33
              --    -------------------
       F.Operating Results....................................................33
       -------------------
       G.Pre-Effective Date Senior Secured Indebtedness.......................34
       ------------------------------------------------
              1.    Working Capital Facility..................................34
              --    ------------------------
              2.    The First Mortgage Bonds..................................35
              --    ------------------------
              3.    The Tax-Exempt Bonds......................................35
              --    --------------------
              4.    Agreements Common to Senior Debt..........................37
              --    --------------------------------
              5.    Effect of Chapter 11 Filings and the Plan on Senior
                    Secured Debt..............................................39
              --    ---------------------------------------------------
       H.IDB Bond Issues......................................................39
       -----------------
              1.    The Mixed-Use Bonds.......................................40
              --    -------------------
              2.    The Environmental Bonds...................................42
              --    -----------------------
              3.    The 1994 Bonds............................................44
              --    --------------

VI. DESCRIPTION OF DEBTORS' ASSETS............................................45
----------------------------------
       A.Assets of Mobile Energy..............................................46
       -------------------------
              1.    Property, Plant and Equipment.............................46
              --    -----------------------------
              2.    Personal Property.........................................46
              --    -----------------
       B.Assets of Holdings...................................................46
       --------------------
              1.    Personal Property.........................................46
              --    -----------------
              2.    Interests.................................................47
              --    ---------
       C.Causes of Action Owned by Both Mobile Energy and Holdings............47
       -----------------------------------------------------------

VII. SIGNIFICANT EVENTS PRIOR TO AND DURING CHAPTER 11 CASES..................47
------------------------------------------------------------
       A.Pre-petition KC Disputes.............................................47
       --------------------------
              1.    Notice of Termination of Pulp Mill ESA and Closure of
                    Pulp Mill.................................................47
              --    -----------------------------------------------------
              2.    Commencement of Arbitration Proceeding by KC..............48
              --    --------------------------------------------
              3.    Commencement of Lawsuit to Enjoin Arbitration Proceeding
              --    --------------------------------------------------------
                    by Mobile Energy..........................................48
                    -------------
       B.Chapter 11 Petitions and Order Approving Joint Administration........49
       ---------------------------------------------------------------
       C.Certain Post-Petition KC Disputes and the KC Settlement Agreement....49
       -------------------------------------------------------------------
              1.    Debtors' Adversary Proceeding against KC..................49
              --    ----------------------------------------
              2.    Arbitration of the KC Claims..............................50
              --    ----------------------------
              3.    KC Settlement Agreement...................................51
              --    -----------------------
       D.Motion to Approve Cogeneration Development Agreement.................52
       ------------------------------------------------------
       E.The Proposed New Pulp Mill...........................................57
       ----------------------------
       F.Orders Authorizing Use of Cash Collateral and Bar Date for
       ------------------------------------------------------------
              Challenges to Claims............................................58
              --------------------
       G.Order Approving Debtors' Cash Management System and Authorizing
       -----------------------------------------------------------------
              Variances from Bankruptcy Administrator's Investment Guidelines.60
              -----------------------------------------------------
       H.Conversion of Number 7 Recovery Boiler to the Number 8 Power
       --------------------------------------------------------------
              Boiler and Addition of No. 7 Turbine Generator..................61
              ----------------------------------------------
       I.      Engagement Of Professional Persons.............................62
       --      ----------------------------------
              1.    Engagement of Attorneys...................................62
              --    -----------------------
              2.    Engagement of Investment Banker...........................62
              --    -------------------------------
              3.    Engagement of Accountants.................................63
              --    -------------------------
       J.      Southern Payment to Collateral Agent for Deposit in
               Maintenance Plan
       --      ---------------------------------------------------
              Funding Subaccount Pursuant to Guaranty in Connection with
              ----------------------------------------------------------
              First Mortgage Bonds and Tax-Exempt Bonds.......................64
              -----------------------------------------
       K.Appointment of Official Unsecured Creditors' Committee...............64
       --------------------------------------------------------
       L.Establishment of Bondholder Steering Committee.......................64
       ------------------------------------------------
       M.Motions to Extend Exclusivity........................................65
       -------------------------------
       N.Motions to Extend Time to Assume or Reject Real Property Leases......66
       -----------------------------------------------------------------
       O.Motion to Approve Work Force Reduction-Severance Program.............66
       ----------------------------------------------------------
       P.Motion to Approve Key Employee Retention Program.....................67
       --------------------------------------------------
       Q.Motion to Pay Prepetition Wages......................................67
       ---------------------------------
       R.Section 203 Authorization............................................67
       ---------------------------
       S.Motion to Approve Cogeneration Development Agreement Amendment
         No. 1................................................................68
       ----------------------------------------------------------------
       T.First Plan and Disclosure Statement..................................68
       -------------------------------------
       U.U-1 and QF Applications..............................................69
       -------------------------
       V.KC Preference Adversary Proceeding...................................70
       ------------------------------------
       W.KC Conversion Adversary Proceeding...................................70
       ------------------------------------
       X.Transfer of 1% Interest in Mobile Energy to Holdings.................70
       ------------------------------------------------------
       Y.Motion to Approve OEC as Interim Operator............................71
       -------------------------------------------
       Z.Motion for Order Regarding Procedures Relating to Confirmation.......71
       ----------------------------------------------------------------
       AA.    KC True-up Motion...............................................72
       ---    -----------------
       BB.    Motion to Approve Amendment No. 2 to Cogeneration Agreement.....73
       ---    -----------------------------------------------------------
       CC.    Claim Objections................................................74
       ---    ----------------
       DD.    Energy Charge Disputes with KC; Financial Adjustment Event......75
       ---    ----------------------------------------------------------
       EE.    Arbitration Award; Reinstatement of the Pulp Mill ESA and MOA...76
       ---    -------------------------------------------------------------
       FF.    S.D. Warren Settlement Agreement................................77
       ---    --------------------------------
       GG.    Consultants Hired by Mobile Energy..............................78
       ---    ----------------------------------
       HH.    Devery Claim....................................................79
       ---    ------------
       II.    Bonnor/Douglas Claims and Settlement............................80
       ---    ------------------------------------
       JJ.    Settlement of Specific Claims between KC and Mobile Energy......81
       ---    ----------------------------------------------------------
       KK.    New Demand Charge Arbitration against KC........................82
       ---    ----------------------------------------
       LL.    Potential Sale of Mobile Energy Interests or Holdings...........82
       ---    -----------------------------------------------------

VIII. CLASSIFICATION AND TREATMENT OF CLAIMS  AND INTERESTS UNDER THE PLAN....83
--------------------------------------------------------------------------
       A.General..............................................................83
       ---------
       B.Effective Date of the Plan...........................................83
       ----------------------------
       C.Classification Generally.............................................84
       --------------------------
       D.Unclassified Claims..................................................84
       ---------------------
              1.    Administrative Expenses...................................84
              --    -----------------------
              2.    Priority Tax Claims.......................................85
              --    -------------------
       E.Classified Claims....................................................86
       -------------------
              1.    Class 1:   Priority Non-Tax Claims........................86
              --    ----------------------------------
              2.    Class 2:  Allowed Working Capital Facility Provider
                    Secured Claim.............................................87
              --    ---------------------------------------------------
              3.    Class 3: Allowed Southern Post-Petition Claims............89
              --    ----------------------------------------------
              4.    Class 4:  Allowed First Mortgage Bondholders Claims.......90
              --    ---------------------------------------------------
              5.    Class 5:  Allowed Tax-Exempt Bondholders Claim............90
              --    ----------------------------------------------
              6.    Class 6:  Allowed Other Secured Claims....................91
              --    --------------------------------------
              7.    Class 7:  Allowed Unsecured Claims........................92
              --    ----------------------------------
              8.    Class 8:  Allowed Southern Claims.........................92
              --    ---------------------------------
              9.    Class 9:   Mobile Energy Interests........................95
              --    ----------------------------------
              10.   Class 10:  Holdings Interests.............................96
              ---   -----------------------------

IX. IMPLEMENTATION OF THE PLAN................................................96
------------------------------
       A.Administrative Consolidation.........................................96
       ------------------------------
       B.Sources of Funds.....................................................96
       ------------------
       C.Requisite Authority..................................................97
       ---------------------
       D.Distributions to Holders of Allowed Claims...........................98
       --------------------------------------------
       E.Distribution of Cash.................................................99
       ----------------------
       F.Disputed Claims......................................................99
       -----------------
       G.Bar Date for Fee Applications and Objections to Same................100
       ------------------------------------------------------
       H.Description of Post-Effective Date Management.......................101
       -----------------------------------------------
       I.      Description of Post-Effective Date Capital Structure..........102
       --      ----------------------------------------------------
       J.      Issuance of the New Common Stock..............................102
       --      --------------------------------
              1.    Initial Issuance of the New Common Stock Under the Plan..102
              --    -------------------------------------------------------
              2.    Resale of the New Common Stock...........................103
              --    ------------------------------
              3.    Registration Rights......................................103
              --    -------------------
              4.    Listing of the New Common Stock..........................103
              --    -------------------------------
       K.Modification Of Payment Terms.......................................103
       -------------------------------
       L.Treatment Of Executory Contracts....................................104
       ----------------------------------
              1.    General..................................................104
              --    -------
              2.    Collective Bargaining Agreement..........................109
              --    -------------------------------
              3.    Utilities Land Sublease..................................109
              --    -----------------------
       M.Committees..........................................................110
       ------------
       N.Retention Of Jurisdiction...........................................110
       ---------------------------
       O.Conditions To Confirmation and Effectiveness........................110
       ----------------------------------------------
              1.    Conditions To Confirmation...............................110
              --    --------------------------
              2.    Conditions To Effectiveness..............................111
              --    ---------------------------
              3.    Waiver of Conditions.....................................111
              --    --------------------
       P.Effect Of Confirmation..............................................112
       ------------------------
              1.    Discharge................................................112
              --    ---------
              2.    Exculpation..............................................112
              --    -----------
              3.    Releases.................................................114
              --    --------
              4.    Injunction against Interference with Plan................115
              --    -----------------------------------------
              5.    Vesting of Assets........................................115
              --    -----------------
       Q.Consummation And Effectiveness......................................115
       --------------------------------
       R.Amendments to Holdings Articles of Incorporation and Holdings
         By-laws; Amendments to Mobile Energy Articles of Organization and
         Mobile Energy Operating Agreement...................................116
              1.    Amendments to Holdings Articles of Incorporation and
                    Holdings By-laws.........................................116

              2.    Amendments to Mobile Energy Articles of Organization
                    and Mobile Energy Operating Agreement....................116
                    --------------------------
       S.Events of Default...................................................117
       -------------------
       T.Retention of Claims and Causes of Action............................117
       ------------------------------------------

X. RISK FACTORS ASSOCIATED WITH PROPOSED PLAN................................118
---------------------------------------------
       A.General.............................................................118
       ---------
       B.Operational Risks...................................................118
       -------------------
       C.Operating and Maintenance Costs.....................................119
       ---------------------------------
       D.Mill Risk; Dependence Upon Mill Owners for Revenue..................120
       ----------------------------------------------------
       E.Demand Charges Owed by KC Due to the Pulp Mill Reinstatement........120
       --------------------------------------------------------------
       F.PUHCA; PURPA........................................................121
       --------------
       G.Environmental Risks.................................................121
       ---------------------
              1.    The Cluster Rule.........................................122
              --    ----------------
              2.    The Combustion Rule......................................122
              --    -------------------
              3.    CERCLA...................................................123
              --    ------
       H.Permitting and Regulatory Matters...................................124
       -----------------------------------
       I.      IDB Approval..................................................126
       --      ------------
       J.      Income Tax Risks..............................................127
       --      ----------------
       K.Failure of Conditions...............................................127
       -----------------------

XI. VALUATION ANALYSIS.......................................................127
----------------------
       A.General.............................................................127
       ---------
       B.Liquidation Value...................................................127
       -------------------
       C.Going Concern Value.................................................128
       ---------------------

XII. BANKRUPTCY CAUSES OF ACTION.............................................128
--------------------------------
       A.Preferences.........................................................128
       -------------
       B.Fraudulent Conveyances..............................................129
       ------------------------

XIII. INCOME TAX ANALYSIS....................................................130
-------------------------
       A.General.............................................................130
       ----------
       B.Federal Income Tax Consequences to the Debtors......................131
       -------------------------------------------------
              1.    General..................................................131
              --    -------
              2.    Excess Loss Account - Debtors' Indemnity of Southern.....132
              --    -----------------------------------------------------
              3.    Income Tax Effects to Holdings from Collection of
                    Third Party Claims.......................................133
              4.    Cancellation of Indebtedness Income......................134
              --    ------------------------------------
              5.    Uncertainty of Outcome; Risk of Diminution in Value......135
              --    ----------------------------------------------------
              6.    Deductions of Accrued Interest...........................136
              --    ------------------------------
       C.Federal Income Tax Consequences to Holders..........................136
       ---------------------------------------------
              1.    General..................................................136
              --    --------
              2.    Cash Received by Holders of Allowed First Mortgage
                    Bondholders Claims and Holders of Allowed Tax-Exempt
                    Bondholders Claims.......................................137
              3.    Exchange of Allowed First Mortgage Bondholders Claims
                    and Allowed Tax-Exempt Bondholders Claims for New Common
                    Stock....................................................138
       D.Information Reporting and Backup Withholding........................143
       -----------------------------------------------

XIV. VOTING PROCEDURES AND REQUIREMENTS......................................143
---------------------------------------
       A.Ballots and Voting Deadline.........................................143
       -----------------------------
       B.Creditors Solicited to Vote.........................................144
       -----------------------------
       C.Definition of Impairment............................................145
       --------------------------
       D.Classes Impaired Under the Plan.....................................146
       ---------------------------------
       E.Vote Required for Class Acceptance..................................146
       ------------------------------------
       F.Distributions Only to Holders of Allowed Claims and Interests.......146
       ---------------------------------------------------------------

XV. CONFIRMATION OF THE PLAN.................................................147
----------------------------
       A.Confirmation Hearing................................................147
       ----------------------
       B.Requirements for Confirmation of the Plan...........................149
       -------------------------------------------
              1.    General..................................................149
              --    -------
              2.    Feasibility..............................................151
              --    -----------
              3.    Best Interests Of Creditors And Liquidation Analysis.....152
              --    ----------------------------------------------------
       C.Cramdown............................................................152
       ----------
              1.    No Unfair Discrimination.................................153
              --    ------------------------
              2.    Fair and Equitable Test..................................153
              --    -----------------------

                             INTRODUCTORY STATEMENT

         THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE THIRD JOINT PLAN OF REORGANIZATION, AS MODIFIED, DATED AUGUST __, 2002 PROPOSED BY MOBILE ENERGY SERVICES COMPANY, L.L.C. AND MOBILE ENERGY SERVICES HOLDINGS, INC., AS DEBTORS AND DEBTORS IN POSSESSION (THE "PROPONENTS") AND SUMMARIES OF CERTAIN OTHER DOCUMENTS RELATING TO THE CONSUMMATION OF THE PLAN OR THE TREATMENT OF CERTAIN PARTIES-IN-INTEREST AND CERTAIN FINANCIAL INFORMATION RELATING THERETO. WHILE THE PROPONENTS BELIEVE THAT THESE SUMMARIES PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, AND THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. IF ANY INCONSISTENCIES EXIST BETWEEN THE TERMS AND PROVISIONS OF THIS DISCLOSURE STATEMENT AND THE TERMS AND CONDITIONS OF THE PLAN OR OTHER DOCUMENTS DESCRIBED THEREIN, THE TERMS AND CONDITIONS OF THE PLAN OR OTHER DOCUMENTS ARE CONTROLLING. EACH HOLDER OF AN IMPAIRED CLAIM OR AN IMPAIRED INTEREST SHOULD REVIEW THE ENTIRE PLAN ATTACHED TO THIS DISCLOSURE STATEMENT BEFORE CASTING A BALLOT.

         NO PARTY IS AUTHORIZED BY THE PROPONENTS OR THE BANKRUPTCY COURT TO PROVIDE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT. NEITHER THE PROPONENTS NOR THE BANKRUPTCY COURT HAVE AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ANTICIPATED FINANCIAL POSITION OR OPERATIONS AFTER CONFIRMATION OF THE PLAN, OR THE VALUE OF THEIR BUSINESSES AND PROPERTIES OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. UNLESS STATED OTHERWISE IN THIS DISCLOSURE STATEMENT, THE DISCLOSURES IN THIS DISCLOSURE STATEMENT ARE MADE BY THE PROPONENTS AND SHOULD NOT BE CONSTRUED AS BEING MADE BY ANY OTHER PARTY. TO THE EXTENT INFORMATION IN THIS DISCLOSURE STATEMENT RELATES TO THE DEBTORS, THE DEBTORS HAVE PROVIDED THE UNDERLYING INFORMATION USED TO PREPARE THIS DISCLOSURE STATEMENT.

         NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTORS OR SHALL CONFER UPON ANY PERSON ANY RIGHTS, BENEFITS, OR REMEDIES OF ANY NATURE WHATSOEVER.

         THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE DEBTORS, THE REORGANIZED DEBTORS, AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS AND WILL NOT BE UPDATED TO REFLECT EVENTS OCCURRING AFTER THE DATE HEREOF. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE DESCRIBED HEREIN. CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY SUCH PROJECTED FINANCIAL INFORMATION AND SUCH OTHER FORWARD-LOOKING STATEMENTS. THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN IS THEREFORE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE DEBTORS OR THE REORGANIZED DEBTORS, WHICH MAY VARY SIGNIFICANTLY FROM THOSE SET FORTH IN SUCH PROJECTED FINANCIAL STATEMENTS. CONSEQUENTLY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY THE PROPONENTS, THE PROPONENTS' ADVISORS, OR ANY OTHER PERSON THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED.

         THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON BY ANY PERSON OR ENTITY FOR ANY PURPOSE OTHER THAN BY CREDITORS AND INTEREST HOLDERS ENTITLED TO VOTE ON THE PLAN IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. NOTHING CONTAINED HEREIN CONSTITUTES AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR IS ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR IS CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION OF THE DEBTORS OR ON CREDITORS OR INTEREST HOLDERS.

         EXCEPT AS HEREINAFTER NOTED, THE INFORMATION CONTAINED HEREIN IS GENERALLY INTENDED TO DESCRIBE FACTS AND CIRCUMSTANCES ONLY AS OF AUGUST __, 2002, OR SPECIFIC DATES HEREIN, AND NEITHER THE DELIVERY OF THE DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME AFTER AUGUST __, 2002, OR THAT THE PROPONENTS WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

I.
                                  INTRODUCTION
         The Proponents have prepared this Disclosure Statement in connection with the Third Joint Plan of Reorganization Proposed by the Debtors, dated as of October 15, 2001, as modified, (the "Plan"). The Plan has been filed with the United States Bankruptcy Court for the Southern District of Alabama (the "Bankruptcy Court") in the Debtors' Chapter 11 Cases now pending under Chapter 11 of 11 U.S.C. ss.ss. 101-1330 (the "Bankruptcy Code"). A copy of the Plan is attached to this Disclosure Statement as Exhibit "A." The steering committee for an ad hoc committee formed by certain bondholders of the Debtors' $255,210,000 First Mortgage Bonds due 2017 and the $85,000,000 6.95% Solid Waste Revenue Refunding Bonds Series 1995 due 2020 (the "Bondholder Steering Committee"), which collectively hold in excess of 70% of the First Mortgage Bonds and in excess of 64% of the Tax-Exempt Bonds, support confirmation of the Plan.
         Unless otherwise defined in the Disclosure Statement, definitions have the meanings ascribed in the Plan or the Bankruptcy Code. In case of an inconsistency in definitions, the definitions in the Plan govern. If the term is not defined in the Plan, the Bankruptcy Code governs. If the term is not defined in the Plan or the Bankruptcy Code, the definition in the Disclosure Statement governs.
II.
                  NOTICE TO CREDITORS AND HOLDERS OF INTERESTS
         The Proponents submit this Disclosure Statement pursuant to Bankruptcy Code ss. 1125 in connection with the solicitation of votes in favor of acceptance of the Plan. The Disclosure Statement will be transmitted to all Creditors and Holders of Interests. However, as provided by the Bankruptcy Code, the Proponents are seeking votes in favor of acceptance or rejection of the Plan from only Holders of Claims classified in Classes 4, 5, and 8 in the Plan, which are the only Claims that are Impaired under the Plan and entitled to vote.
         All persons receiving this Disclosure Statement and the Plan are encouraged to review fully the provisions of the Plan and all attached appendices and exhibits, in addition to reviewing this Disclosure Statement and all appendices and exhibits attached hereto.
         The Disclosure Statement is not intended to replace careful review and analysis of the Plan. Rather, it is submitted as an aid and supplement to review of the Plan and as an effort to explain the terms and implications of the Plan. Every effort has been made to sufficiently explain the various aspects of the Plan as they may affect all Creditors and Holders of Interests. Creditors and Holders of Interests should read this Disclosure Statement and the Plan in their entirety. If you have any questions, the Proponents urge you to contact Debtors' legal counsel, and every effort will be made to assist you.
         On ___________________, after notice and a hearing, the Bankruptcy Court, the Honorable William S. Shulman presiding, entered an order approving this Disclosure Statement as containing information of a kind, and in sufficient detail, adequate to enable Creditors whose votes on the Plan are being solicited to make an informed judgment whether to vote for acceptance or rejection of the Plan.
         No solicitation of votes on the Plan may be made, except pursuant to this Disclosure Statement and Section 1125 of the Bankruptcy Code. No party has been authorized to utilize any information concerning the Debtors or their businesses or their properties, other than the information contained in this Disclosure Statement, to solicit votes on the Plan.

                  EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE APPENDICES AND EXHIBITS ATTACHED HERETO, NO REPRESENTATIONS CONCERNING THE DEBTORS, THE REORGANIZED DEBTORS, THEIR ASSETS, THE PAST OR FUTURE OPERATIONS OF THE DEBTORS OR THE REORGANIZED DEBTORS, OR THE PLAN ARE AUTHORIZED, NOR ARE ANY SUCH REPRESENTATIONS TO BE RELIED UPON IN ARRIVING AT A DECISION WITH RESPECT TO voting on THE PLAN. ANY REPRESENTATIONS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD BE DISREGARDED AND SHOULD BE REPORTED TO COUNSEL FOR THE PROPONENTS.

                  EXCEPT AS SPECIFICALLY NOTED, THERE HAS BEEN NO INDEPENDENT AUDIT OF THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THE PROPONENTS, AND the proponents' ADVISORS ARE NOT ABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY. THE FACTUAL INFORMATION REGARDING THE DEBTORS, INCLUDING THE ASSETS AND LIABILITIES OF THE DEBTORS, HAS BEEN DERIVED FROM NUMEROUS SOURCES, INCLUDING, BUT NOT LIMITED TO, the DEBTORS' BOOKS AND RECORDS, SCHEDULES, AND DOCUMENTS SPECIFICALLY IDENTIFIED HEREIN.

                  THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT is also compiled FROM RECORDS AVAILABLE TO THE proponents, INCLUDING, BUT NOT LIMITED TO, PLEADINGS AND REPORTS ON FILE IN THE BANKRUPTCY COURT, PLEADINGS AND REPORTS ON FILE IN OTHER COURTS AND TRIBUNALS, LOAN AGREEMENTS, AND BUSINESS RECORDS.

                  THE APPROVAL OF THE DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTee OF THE ACCURACY AND COMPLETENESS OF THE INFORMATION CONTAINED IN THis DISCLOSURE STATEMENT.

         After careful review of the Disclosure Statement and all appendices and Exhibits attached thereto, each Creditor in Classes 4, 5 and 8 (as defined below) should vote in favor of acceptance or rejection of the Plan on the enclosed ballot and return the ballot in the enclosed self-addressed return envelope. The voting deadline is 5:00 p.m. Eastern Time on _______________, 2002. Your ballot, or the Master Ballot executed on your behalf, must be received by the Balloting Agent by the Voting Deadline. The Balloting Agent is Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022. PLEASE NOTE THAT BALLOTS AND MASTER BALLOTS WILL NOT BE ACCEPTED BY FACSIMILE. A BALLOT OR MASTER BALLOT BEARING AN ORIGINAL SIGNATURE MUST BE RECEIVED, AND ANY BALLOTS OR MASTER BALLOTS RECEIVED AFTER 5:00 P.M., EASTERN TIME ON __________________, 2002 WILL NOT BE COUNTED. III.
                                  PLAN SUMMARY
A.       Introduction

         The following is a brief summary of the Plan's treatment of Claims against and Interests in the Debtors. This summary is qualified in its entirety by reference to all of the provisions of the Plan. A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. You are urged to read the Plan in its entirety. TO THE EXTENT THERE IS ANY CONFLICT BETWEEN THE TERMS OF THIS DISCLOSURE STATEMENT AND THE PLAN, THE TERMS OF THE PLAN GOVERN.
         The Plan provides for the recapitalization of the Debtors and continuation of the Debtors' business operations. The proposed recapitalization extinguishes the long-term secured indebtedness of the Debtors, other than $1,000,000 of Tax-Exempt Bonds, and provides for the issuance to the Holders of the Allowed First Mortgage Bondholder Claims and the Allowed Tax-Exempt Bondholder Claims of New Common Stock.

     The Plan provides for the continuation of the Debtors' existing business operations through continuation of service to its existing customer, Kimberly-Clark Corporation ("KC").

B.       Summary of Classification and Treatment


---------------- -------------------------------- -----------------------------
CLASS            DESCRIPTION                      TREATMENT
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Unclassified*    Allowed Administrative           Except to the extent that the
                 Expenses Estimated Claims:       Holder of an Allowed
                 $5,247,055.                      Administrative Expense agrees
                                                  to a different treatment,
                                                  Allowed Administrative
                                                  Expenses shall be paid in full
                                                  in Cash (i) as soon as
                                                  practicable after the date
                                                  upon which such Administrative
                                                  Expense becomes an Allowed
                                                  Administrative Expense, or
                                                  (ii) if incurred in the
                                                  ordinary course of the
                                                  Debtors' businesses, in
                                                  accordance with the terms and
                                                  conditions of the particular
                                                  transaction.
                                                  Estimated Recovery:
                                                  100%
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Unclassified     Allowed Priority Tax Claims      Except to the extent that the
                 Estimated Claims: $0.00          Holder of an Allowed Priority
                                                  Tax Claim agrees to a
                                                  different treatment or as
                                                  otherwise ordered by the
                                                  Bankruptcy Court, each Holder
                                                  of an Allowed Priority Tax
                                                  Claim shall be paid in full in
                                                  Cash as soon as practicable
                                                  after the date upon which such
                                                  Priority Tax Claim becomes an
                                                  Allowed Priority Tax Claim,
                                                  provided, however, that at
                                                  the option of the Reorganized
                                                  Debtors, the Reorganized
                                                  Debtors may pay Allowed
                                                  Priority Tax Claims over
                                                  a period not exceeding six (6)
                                                  years after the date of
                                                  assessment pursuant to 11
                                                  U.S.C. Section 1129(a)(9)(C).
                                                  Estimated Recovery:  100%
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 1          Allowed Priority Non-Tax Claims  Unimpaired.  Except to the
                 Estimated Claims: $0.00....      extent that the Holder of an
                                                  Allowed Priority Non-Tax
                                                  Claim agrees to a different
                                                  treatment, Allowed Priority
                                                  Non-Tax Claims shall be paid
                                                  in full, in Cash as soon as
                                                  practicable after the date
                                                  upon which such Priority
                                                  Non-Tax Claim becomes an
                                                  Allowed Priority Non-Tax
                                                  Claim.
                                                  Estimated recovery: 100%
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 2          Allowed Working Capital          Unimpaired.  With respect to
                 Facility Provider Claim          the Allowed Claims in Class 2,
                 Estimated Claim: $0.00.....      the Plan may, at the Debtors'
                                                  option:(i) leave unaltered the
                                                  legal, equitable and
                                                  contractual rights of the
                                                  Allowed Working Capital
                                                  Facility Provider Claim; (ii)
                                                  provide for the reinstatement
                                                  of the underlying obligation;
                                                  or (iii) provide Cash in the
                                                  full amount of  such Allowed
                                                  Claim.  The Debtors do not
                                                  believe that any Class 2 Claim
                                                  exists.
                                                  Estimated Recovery: 100%
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 3          Southern Post-Petition Claims    Unimpaired.  The Holders of
                 Estimated Claims:                Allowed Claims in Class 3
                 $4,825,084                       shall receive incomplete
                                                  settlement, satisfaction,and
                                                  discharge of their Class 3
                                                  Claims the treatment
                                                  provided for in the Cogen
                                                  Development Agreement and
                                                  the Court orders approving
                                                  same.  As part of the
                                                  treatment provided for in the
                                                  Cogen Development
                                                  Agreement and Court orders
                                                  approving same, Mobile Energy
                                                  shall execute and deliver the
                                                  Southern Security Agreement,
                                                  and shall take all other
                                                  actions and execute all other
                                                  documents which are reasonably
                                                  necessary to effectuate the
                                                  security interests required
                                                  to be conveyed pursuant to the
                                                  Cogen Development Agreement
                                                  and orders approving them.
                                                  In addition, all indemnities
                                                  delivered by Mobile Energy to
                                                  Mirant, Mirant Services and
                                                  Southern under the Cogen
                                                  Development Agreement and
                                                  Court orders approving same
                                                  shall survive confirmation of
                                                  this Plan and shall be
                                                  enforceable obligations of
                                                  Reorganized Mobile Energy as
                                                  set forth in the Cogen
                                                  Development Agreement and
                                                  Court orders approving same.
                                                  Estimated Recovery: 100%
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 4          Allowed First Mortgage           Impaired.  Each Holder of a
                 Bondholder Claims                First Mortgage Bondholder
                 Estimated Claims:                Claim shall receive in
                 $230,000,000.00*                 complete settlement,
                                                  satisfaction and discharge of
                                                  their First Mortgage
                                                  Bondholder Claims a Pro Rata
                                                  Share of 72.967% of the New
                                                  Common Stock of Holdings.

---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 5          Allowed Tax-Exempt Bondholder    Impaired.  Each Holder of a
                 Claims Estimated Claims:         Tax-Exempt Bondholder Claim
                 $85,000,000.00**                 shall receive in complete
                                                  settlement, satisfaction and
                                                  discharge of its Tax-Exempt
                                                  Bondholder Claim, (1) a Pro
                                                  Rata Share of 27.033% of the
                                                  New Common Stock of Holdings,
                                                  and (2) such Holder shall
                                                  retain a Pro Rata Share of
                                                  $1,000,000 of their
                                                  outstanding Tax-Exempt Bonds.

---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 6          Allowed Other Secured Claims     Unimpaired.  The Holders of
                 Estimated Claims:                Allowed Claims in Class 6
                 $0.00***                         shall retain, unaltered, their
                                                  legal, equitable and
                                                  contractual rights or shall be
                                                  paid the full amounts of their
                                                  Allowed Claims, in Cash.
                                                  Estimated Recovery: 100%
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 7          Allowed Unsecured Claims         Unimpaired.  Holders of
                 Estimated Claims:$431,286.00**** Allowed Unsecured Claims will be paid as soon as practicable
                                                  after such Claim becomes an
                                                  Allowed Claim.
                                                  Estimated Recovery: 100%
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 8          Allowed Southern Claims          Impaired.  Holders of Allowed
                 Estimated Claims:                Claims in Class 8 shall
                 $50,000,000.00                   receive in complete
                                                  settlement, satisfaction, and
                                                  discharge of their Class 8
                                                  Claims the treatment provided
                                                  for in the Cogen Development
                                                  Agreement, and the
                                                  court orders approving them.
                                                  Estimated Recovery: 0.3%
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 9          Mobile Energy Interests          Unimpaired.  Holdings will
                                                  retain its Mobile Energy
                                                  Interests.
                                                  Estimated Recovery: 100%.
---------------- -------------------------------- -----------------------------
---------------- -------------------------------- -----------------------------
Class 10         Holdings Interests               Impaired.  Holder of Holdings
                                                  Interests shall not receive
                                                  any distributions under the
                                                  Plan and the Holdings
                                                  Interests shall be canceled
                                                  and extinguished.
                                                  Estimated Recovery: 0%
---------------- -------------------------------- -----------------------------




--------
* Estimate does not include any amount for disputed Administrative Expenses asserted by KC.

* This amount represents the principal amount of the Claims in Class 4 as of the Petition Date.

** This amount represents the principal amount of the Claims in Class 5 as of the Petition Date.

*** This amount excludes the 1994 Bonds.

**** Estimate does not include any amount for KC's proof of claim (filed in the amount of $538,947.10).


                                      IV.
                                  BUSINESS PLAN
A.       Background

         Mobile Energy Services Company, L.L.C. ("Mobile Energy") owns and operates an energy and chemical recovery complex (the "Energy Complex") located at the Mobile Facility. The Energy Complex historically provided a variety of energy related services to the Mills. Currently, the Pulp Mill and Tissue Mill are owned by KC, successor by merger to KCTC, and the Paper Mill is owned by S.D. Warren. The Energy Complex used the "black liquor" and biomass fuels produced by the Pulp Mill, as well as coal and natural gas, to generate electricity and steam that were used by all three of the Mills. The Energy Complex received payments for providing the electricity and steam processing services to the Mills. The Energy Complex also processed "black liquor" into "green liquor" that was used by the Pulp Mill and received additional revenue for that processing service. Mobile Energy provided services and received payments pursuant to three bilateral energy services agreements ("ESA's"), one with the owner of each of the Mills.
         In May 1998, the Debtors received a notice from KCTC that KCTC planned to close the Pulp Mill and to terminate the Pulp Mill ESA effective on September 1, 1999. The Debtors recognized that the announced shutdown of the Pulp Mill eventually would result in Mobile Energy losing its largest customer in terms of annual revenue and a principal source of inexpensive fuel. In addition, the suspension of pulping operations at the Mobile Facility created an imbalance between steam demand and power demand, which effectively raised Mobile Energy's cost of power generation. Without the inexpensive biomass and black liquor produced by the Pulp Mill and the revenue derived from providing services to the Pulp Mill, and due to the increased cost of power generation, the Debtors did not believe they could meet their financial obligations. As a consequence, the Debtors filed their Chapter 11 Cases.
         The Plan reflects a revised business plan for operation of the Energy Complex as a consequence of the loss of the Pulp Mill revenues and other events described in this Disclosure Statement. In addition, the Plan extinguishes over $300 million in prepetition secured debt and converts that debt to New Common Stock. The Proponents believe that the Plan will provide Creditors with the best recovery under the very difficult circumstances existing after the shut down of the Pulp Mill.
B.       Summary of Proposed Post-Effective Date Business Plan

1.       Servicing Existing Customers

         Mobile Energy intends to continue to provide services to KC's Pulp Mill and Tissue Mill as part of on-going operations. The services provided to the Tissue Mill will be pursuant to the terms of the Tissue Mill ESA and the other Project Documents; and the services provided to the Pulp Mill will be pursuant to the terms of the reinstated Pulp Mill ESA and the other Project Documents. THE PROJECTIONS ASSUME KC WILL MODIFY ITS OPERATIONS AT THE TISSUE MILL IN A MANNER CONSISTENT WITH STATEMENTS MADE TO THE DEBTORS BY KC REPRESENTATIVES (THE "PROJECTIONS") AND THAT THE OPERATIONS ON THE PULP MILL PROPERTY WILL CONTINUE AT THEIR REDUCED LEVEL. THE PROJECTIONS ARE ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT "B."
          Under the Projections, Mobile Energy estimates that it will provide approximately 1.1 million MMBtus of steam in 2002, and approximately 932,000 MMBtus of steam after 2002 to the Tissue Mill and the Pulp Mill, and no steam to the Paper Mill. It also is anticipated that Mobile Energy will provide approximately 341,000 megawatt hours of electricity in 2002, and approximately 400,000 megawatt hours of electricity after 2002 to the Tissue Mill and the Pulp Mill. Mobile Energy also intends to continue to sell electricity in excess of the Mill Owners' demands during peak periods into the wholesale market.
         2.       Reduction of Operating and Maintenance Costs.
           Because of anticipated reduced revenues as a result of the shutdown of the chemical pulp mill, the Debtors have been forced to reduce operation and maintenance ("O&M") costs at the Energy Complex. While the Debtors have substantially reduced O&M costs at the Energy Complex during the Bankruptcy Cases, the Debtors believe that further cost reductions are necessary. In addition, as described in Section VII (Y), the Debtors were required to terminate the existing operator of the Energy Complex, Mirant Services L.L.C. (formerly known as Southern Energy Resources), on March 31, 2001. As a result, Mobile Energy solicited proposals from third parties to act as operator of the Energy Complex after March 31, 2001. Mobile Energy selected Operational Energy Corp. ("OEC"), an affiliate of Enron, as the new O&M operator to assume operation of the Energy Complex on an interim basis after March 31, 2001, pending confirmation of the Plan. A motion for approval of OEC as interim operator was approved by the Bankruptcy Court as discussed in detail in Section VII (Y) below. The new operator replaced Mirant Services and will implement further cost reductions. The Projections attached to this Disclosure Statement are based on certain reductions in O&M costs being achieved by OEC. In the event that KC reduces operations further, O&M cost reductions will be necessary as set forth in the Curtailed Operations Projections.
         3.       Qualifying Facility
         The Proponents believe that after Southern is divested of its ownership under the Plan that Reorganized Mobile Energy will qualify as a Qualifying Facility under the Public Utility Regulatory Policies Act of 1978 ("PURPA"), which will allow it to sell electricity, which it generates, to the Mills and to wholesale customers, but not to buy electricity for resale from other wholesale suppliers. If Qualifying Facility status is achieved, it will mean that Reorganized Mobile Energy will not be considered a public utility under PUHCA, and Holdings and its owners will not be subject to regulation as public utility holding companies. Mobile Energy will file an application with the Federal Energy Regulatory Commission seeking certification as a Qualifying Facility as of the Effective Date of the Plan in connection with the filing of the Third Amended Joint Plan. That application will be filed to seek qualification of Reorganized Mobile Energy as a Qualifying Facility consistent with the business plan that forms the basis of this Plan.
C.       Summary of Post-Reorganization Structure

1.       Organizational Structure

         The Debtor's proposed equity ownership is depicted in the following diagram:


2.       Capital Structure

         The First Mortgage Bonds and the Tax-Exempt Bonds will be exchanged for the New Common Stock of Holdings and the Holders of the Tax-Exempt Bonds will retain a Pro Rata Share of $1,000,000 of their outstanding Tax-Exempt Bonds.
D.       Agreements Implementing the Proposed Business Plan

1.       Project Documents

         After the Effective Date, Reorganized Mobile Energy will continue to provide power processing services and steam processing services to the owner of the Tissue Mill and the Pulp Mill pursuant to the terms of the Tissue Mill ESA, the reinstated Pulp Mill ESA, and the MOA. The Projections reflect that S. D. Warren closed down its Paper Mill in December 2001, and that KC continues its operations at the announced reduced level. The Proponents assume approximately $23.894 million in 2003 annual revenues from the Tissue Mill and the Pulp Mill. These projections include revenues that the Proponents contend are due under the reinstated Pulp Mill ESA. KC has denied that such funds are owed to Mobile Energy under the Pulp Mill ESA. The matter will be resolved through the dispute resolution procedures under the MOA.
         S.D. Warren close its Paper Mill in December 2001. The proposed capital structure, which converts substantially all of the existing long-term debt into equity, has been designed to ensure feasibility despite S.D. Warren's shut down of the Paper Mill and KC reduces operations at the Tissue Mill and the Pulp Mill.
         KC also has announced publicly that it may curtail some of its operations at the Tissue Mill, although it has not done so at the time of filing of this Disclosure Statement. The Projections take into account the potential reduction in operations at the Tissue Mill and demonstrate how such reduction could affect the Reorganized Debtors' revenues.
V.
                      GENERAL INFORMATION ABOUT THE DEBTORS
A.       Corporate Information

         Holdings was incorporated in Alabama on August 25, 1994, under the name of Mobile Energy Services Company, Inc. Its name was changed to Mobile Energy Services Holdings, Inc. on May 17, 1995. Holdings was formed to acquire the energy and chemical recovery complex located at the Mobile Facility (the "Energy Complex") and commenced operations on December 16, 1994. Southern currently is the Holder of 100% of the voting common stock of Holdings.
         Holdings transferred the Energy Complex to Mobile Energy, those Project Documents then in existence, and related assets, permits, and agreements on July 14, 1995. Prior to December 29, 2000, Holdings was the owner of 99% of the equity interest in Mobile Energy, and Southern Energy Resources (now known as Mirant Services L.L.C.) was the owner of 1% of the equity interest in Mobile Energy. As noted in Section VII (X) below, on December 29, 2000, Southern Energy Resources transferred its 1% equity interest in Mobile Energy to Holdings so that Holdings now owns 100% of the equity interests in Mobile Energy. The executive offices of Holdings are currently located at 1155 Perimeter Center West, Atlanta, Georgia 30338.
         Mobile Energy was formed as a limited liability company in the State of Alabama on July 13, 1995. The executive offices of Mobile Energy are located at 1155 Perimeter Center West, Atlanta, Georgia 30338. Mobile Energy's business consists exclusively of the ownership and management of the Energy Complex. The Energy Complex currently is operated by Mirant Services L.L.C. pursuant to the Facility Operations and Maintenance Agreement between Mobile Energy and Southern Energy Resources dated as of December 12, 1994 (the "Mobile Energy Operating Agreement"). As described in Section VII (Y) below, the Debtors have selected OEC to serve as interim operator pending confirmation of the Plan following Mirant Services' termination as operator.
         The Debtors filed their voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on January 14, 1999 (the "Petition Date"). The Chapter 11 Cases are being jointly administered, but have not been substantively consolidated, and the Debtors have remained in control of their assets and continue to operate their respective businesses as debtors-in-possession in their Chapter 11 Cases. David T. Gallaspy is the president of both Mobile Energy and Holdings and a director of Holdings. As noted in Section VII (GG) below, James Stewart has been hired as an operational consultant to the Debtors and will become the chief executive officer of the Debtors post-confirmation. As noted in Section VII (GG) below, Philip Cahoon has been hired as operational consultant to the Debtors and will become the chief financial officer of the Debtors post-confirmation.
B.       Description of the Pre-Effective Date Mobile Energy

1.       The Energy Complex

         The Energy Complex currently is comprised of four power boilers, one recovery boiler, four turbine generators, two black liquor evaporator sets, and associated feedwater systems, air emissions controls, and other auxiliary systems. Originally, the Energy Complex was comprised of three power boilers, two recovery boilers, three turbine generators, two black liquor evaporator sets, and associated feedwater systems, air emissions controls, and other auxiliary systems. A schematic of the anticipated operating configuration of the Energy Complex subsequent to the Effective Date is attached to this Disclosure Statement as Exhibit "C." The configuration reflects S.D. Warren's discontinuation of its operations on December 14, 2001 and that KC continues its operations as the announced reduced operations.
         During 1998, the Energy Complex provided 100% of the steam processing needs and 98% of the aggregate power processing needs of the Mills. Additionally, the Energy Complex provided 100% of the black liquor processing needs of the Pulp Mill. Generally, the type of equipment and technology utilized at the Energy Complex is standard and has a long operating history in the pulp, paper, and tissue industry and the electric generation industry.

     The Energy Complex includes a significant amount of cross-connected, redundant equipment. This configuration enhanced the operational reliability of the Energy Complex and enabled Mobile Energy to minimize the partial or complete loss of services to its customers as a result of scheduled and unscheduled maintenance.

2.       The Mobile Facility

         The Mobile Facility is comprised of the Energy Complex, the Tissue Mill, which is owned by KC, the Pulp Mill, which is also owned by KC (KC assumed all of KCTC's liabilities and acquired all of KCTC's assets when KCTC was dissolved effective December 31, 2000), and the Paper Mill, which is owned by S.D. Warren. Attached to this Disclosure Statement as Exhibit "D" is a map of the Mobile Facility prior to the Petition Date. Prior to KCTC's shutdown of the Pulp Mill, effective September 1, 1999, the Mobile Facility operated as a physically integrated complex that produced tissue and paper products from timber that was processed into bleached and unbleached pulp by the Pulp Mill. The Pulp Mill provided 85% of the fuel used by the Energy Complex in the form of biomass and black liquor, a byproduct of the pulping process. Following the shutdown of the Pulp Mill, the Paper Mill and Tissue Mill have obtained the pulp they require from offsite sources, which pulp is shipped to the site in dried form. Mobile Energy currently acquires all of the fuel required for the Energy Complex from offsite sources. Mobile Energy's current fuel sources are coal, biomass and natural gas.
C.       Events Precipitating Chapter 11 Filings

         Prior to the shutdown of the Pulp Mill, the Energy Complex used biomass and black liquor from the Pulp Mill, as well as limited quantities of coal and natural gas, as fuel to generate electricity and steam. Also prior to the shutdown of the Pulp Mill, electricity and steam processing services were purchased by KC for use in the Pulp Mill, by KC for use in the Tissue Mill, and by S.D. Warren for use in the Paper Mill. The Pulp Mill also purchased liquor processing services from Mobile Energy. KC continues to purchase the electricity and steam processing services needed in the Tissue Mill and the Pulp Mill. Also, the Pulp Mill disposed of the boiler ash generated by the Energy Complex and provided process water and waste water treatment services to the Energy Complex and each of the Mills, which are services KC continues to perform. Additionally, because the Pulp Mill ESA has been reinstated, Mobile Energy has the right to receive revenues, i.e. demand charges and processing charges, from KC under that agreement.
         KC had two long-term contracts with S.D. Warren requiring it to provide the requirements for pulp for the Paper Mill and for its own operations at the Tissue Mill. In February 1998, S.D. Warren agreed to terminate its long-term slush pulp off-take contract with KC in exchange for a termination payment of $3 million. Shortly thereafter, in May, 1998, the Debtors received the notice from KC that it planned to close the Pulp Mill and to terminate the Pulp Mill ESA effective on September 1, 1999. Upon receipt of that notice, the Debtors and KC attempted without success to negotiate a resolution of the matters in dispute related to KC's planned shutdown of the Pulp Mill. KC initiated an arbitration proceeding (the "Arbitration") seeking to determine, among other things, that
(i) KC's planned termination of the Pulp Mill ESA would be proper, (ii) KC could install facilities that furnish dry fiber and recycled fiber to the Tissue Mill without continuing the effectiveness of or reinstating the Pulp Mill ESA, and
(iii) KC could continue to operate (for the Energy Complex and the Mills) water and wastewater treatment facilities that were defined by the MOA to be part of the Pulp Mill without continuing the effectiveness of or reinstating the Pulp Mill ESA.
         On December 15, 1998, the Debtors filed a lawsuit in the Circuit Court of Mobile County, Alabama to enjoin the Arbitration. At the same time, the Debtors realized that the shutdown of the Pulp Mill would result in the Debtors losing their largest customer in terms of annual revenue and a primary source of inexpensive fuel. Without the revenue derived from providing services to the Pulp Mill, and due to the increased cost of power generation resulting from the loss of inexpensive biomass and black liquor, the Debtors would not be able to meet their financial obligations to the Bondholders, and as a result, they filed their Chapter 11 Cases.
         On February 8, 2000, the Debtors and KC entered into the KC Settlement Agreement in connection with the disputes at issue in the Arbitration. However, the KC Settlement Agreement failed to close, and the KC Settlement Agreement has become null and void ab initio by its terms. Under Section 19 of the KC Settlement Agreement, which survives termination, the parties shall be returned to the status quo ante in respect of the contractual or other legal relationships between them immediately prior to the entry of the order approving the KC Settlement Agreement.
         On March 16, 2001, Mobile Energy received the arbitrator's award. The arbitrator ruled that while a Pulp Mill Closure had occurred under the MOA, Mobile Energy nevertheless had the right to reinstate the Pulp Mill ESA as of September 1, 1999, because of KC's continued activities on the Real Property (as defined in the MOA). On March 28, 2001, Mobile Energy sent notice to KC that, consistent with the arbitral award, Mobile Energy was reinstating the Pulp Mill ESA as of September 1, 1999. Mobile Energy contends that the reinstatement of the Pulp Mill ESA reinstates all of the KC's liabilities under the Pulp Mill ESA. The parties have provided the accountings to each other of the amounts each contends is owed by KC to Mobile Energy to return each other to the status quo ante. As more fully explained below in Section VII (AA) and VII (DD), KC and MESC could not agree on the amounts which are owed under the original Tissue Mill ESA and the dispute was submitted to arbitration before the AAA. KC also disputed whether Mobile Energy could reinstate the Pulp Mill ESA as of September 1, 1999. That dispute also was the subject of an arbitration proceeding. See
Section VII (EE) below. D. Project Documents

         Mobile Energy is a party to various long-term contracts relating to the operation of the Energy Complex and the purchase of its products and services, including the Pulp Mill ESA, the Tissue Mill ESA, the Paper Mill ESA, the MOA, the Direct Lease, the Supplementary Lease, Easement Deeds, the Common Services Agreement, the Water Procurement and Effluent Services Agreement, the Boiler Ash Disposal Agreement, the Mill Environmental Indemnity Agreements, and the Scott Environmental Indemnity Agreement (all as defined herein). A summary of some of the agreements is provided below. Attached to this Disclosure Statement as Exhibit "E" is the 1997 Form 10-K which has more complete descriptions of the agreements. Each of the Project Documents will either be assumed or rejected under the Plan or has been assumed or rejected by prior order of the Bankruptcy Court. 1. Energy Services Agreements and Master Operating Agreement

         Mobile Energy is a party to the Pulp Mill ESA and the Tissue Mill ESA with KC, and Mobile Energy is a party to the Paper Mill ESA with S.D. Warren (together, the "ESA's"). All three of the ESA's are expected to be assumed under the Plan and continue in existence after the Effective Date. However, because S.D. Warren closed the Paper Mill on December 14, 2001, many of S.D. Warren's obligations under the Paper Mill ESA terminated (but are subject to reinstatement should S.D. Warren engage in certain activity at the Site). As more fully discussed in Section X below, the Debtors' Projections reflect that S.D. Warren closed the Paper Mill on December 14, 2001, and the Projections do not include future revenues from S.D. Warren.
         Mobile Energy is also a party to the MOA (the "MOA") with KC and S.D. Warren. The MOA will be assumed under the Plan and will continue in existence after the Effective Date.
         The MOA and the ESAs set forth the existing obligations of Mobile Energy to provide, and of KC to pay for, Liquor Processing Services, Steam Processing Services, and Power Processing Services, to deliver or dispose of certain waste products or by-products produced by the Energy Complex, and to manage the operations of the Energy Complex and the Mills. Unless terminated earlier according to their terms, the ESAs and the MOA each have an initial term of 25 years, which began on December 16, 1994.
         During the term of each of the ESAs, Mobile Energy is required to provide Steam Processing Services and Power Processing Services to each of the Mill Owners and Liquor Processing Services to the Pulp Mill Owner. Each Mill Owner is obligated to purchase its entire requirements for Processing Services, up to certain specified capacities, from Mobile Energy unless Mobile Energy fails to satisfy such requirements due to capacity constraints or for any other reason. Mobile Energy is obligated to supply each Mill's requirements for the Processing Services, up to that Mill's specified maximum demand for each Processing Service and subject to the maximum capacity of the Energy Complex.
         The ESAs permitted Mobile Energy to sell to any person, on an as-available, fully interruptible basis, any of the services or products that the Energy Complex is capable of producing in excess of the Mills' requirements for such services or products at any given time. Mobile Energy is required to satisfy its obligations to provide Processing Services under the ESAs (up to specified capacities) before making any Processing Services or steam or electricity available to any other person.
         The ESAs obligate Mobile Energy to pay liquidated damages to the Mill Owners if Mobile Energy fails to meet its requirements to provide power, steam, or liquor processing services. The maximum damages per day that could be assessed under the ESAs is $10,000 per day, plus a loss of Demand Charges on a pro rata basis for the period of time such shortfall occurs.
         The ESAs and the MOA obligate each Mill Owner to pay Mobile Energy each month a Demand Charge for each of the Processing Services that such Mill Owner is entitled to receive under its ESA and a Processing Charge for the Processing Services the Mill Owner actually receives in such month. The Demand Charges are based upon the Demand levels in effect from time to time. For each monthly billing period, a Mill Owner's then-current Demand for a particular Processing Service is multiplied by a fixed rate for that Processing Service which escalates over the term of the applicable ESAs according to a composite escalator reflecting inflation-based indices for capital equipment, labor, and materials. KC contends that Mobile Energy's obligation to provide services to the Mills was reduced by the amount of Demand relinquished and not reserved by the other Mill Owners after the Pulp Mill closed. However, Mobile Energy firmly believes that there is no relinquished demand under the MOA.
         The Processing Charges are based upon each Mill's actual monthly usage of Processing Services. The Processing Charges were designed generally to cover the balance of Mobile Energy's costs that are not projected to be covered by Demand Charges, including variable costs such as fuel related expenses. There can be no assurance, however, that the Processing Charges will at all times cover such costs, including variable costs such as fuel related expenses. Mobile Energy may, under certain circumstances, reduce the level of Processing Services provided to the Mill Owners.
         Each Mill Owner has the right to terminate the applicable ESA upon a Mill Closure with respect to such Mill Owner's Mill. A terminating Mill Owner is obligated to provide Mobile Energy and the other Mill Owners six (6) months prior written notice of its intention to terminate its ESA. Termination is deemed to occur upon the expiration of such six-month period. The terminating Mill Owner is obligated to pay Mobile Energy such Mill's Demand Charges (at the levels in effect immediately prior to the termination) for the greater of (a) six months from the date of termination; or (b) the remainder of the then-current Demand Period (as defined in the MOA). All obligations incurred by the terminating Mill Owner prior to the termination of its ESA (and all obligations to pay Demand Charges pursuant to the preceding sentence) survive the termination and must be timely performed or paid by the terminating Mill Owner. In addition, the terminating Mill Owner must provide reasonable assistance to Mobile Energy in Mobile Energy's endeavors to create new business opportunities for the Energy Complex. The terminating Mill Owner however, will have no additional liability or other monetary obligation to Mobile Energy if such business opportunities are not available or are not created.
         In May 1998, Mobile Energy received notice from KC of its intention to close the Pulp Mill and to terminate the Pulp Mill ESA on September 1, 1999, with Demand Charges continuing for an additional six months until March 1, 2000. KC's shut-down of the Pulp Mill was the event that led to the filing of these Chapter 11 Cases and the transactions described in this Disclosure Statement. As more fully explained below in Section VII.A., the Debtors disputed whether KC could terminate the Pulp Mill ESA.
         In May 2001, Mobile Energy received notice from S.D. Warren of its intention to close the Paper Mill and to terminate the Paper Mill ESA on December 14, 2001. As set forth below in Section VII (FF), the Debtors and S.D. Warren have resolved the various disputes existing between them and have resolved certain business issues stemming from the shut down of the Paper Mill.
2.       Operations and Maintenance Agreement

         Mobile Energy and Mirant Services were parties to the Mobile Energy Operating Agreement (the "Operating Agreement") pursuant to which Mirant Services was obligated to operate and maintain the Energy Complex and provide certain related administrative and management services to Mobile Energy. The Debtors have no employees at the Mobile Facility, as all employees who work at the Energy Complex were employed by Mirant Services. Pursuant to the Cogen Development Agreement and the Court orders approving same, Mirant Services ceased to be the provider of the operation and maintenance services for the Energy Complex on April 1, 2001. As described in Section VII (Y), below the Bankruptcy Court approved OEC as the interim operator of the Energy Complex effective April 1, 2001, pending confirmation of the Plan. OEC is now the employer of the employees who work at the Energy Complex.
         The Mill Owners may have the right to consent to a replacement operator in certain circumstances under the Project Documents. The Proponents need someone to operate the facilities and believe that OEC is a qualified operator and that the annual cost savings achieved by retaining OEC are a key requirement of the Debtors' viability going forward. The projections attached to this Disclosure Statement reflect certain of the anticipated cost savings.
         KC has reserved its rights to challenge Mobile Energy's ability to replace the operator without its consent but has indicated that it will not object to the approval of OEC as interim operator. The Tissue Mill ESA provides that KC's consent must be obtained to replace the operator with a non-Southern related entity; provided, however, that KC's consent may not be unreasonably withheld. In this regard, if a proposed replacement operator is experienced in operating and maintaining facilities with similar scope and complexity to the Energy Complex, there is a presumption under the Tissue Mill ESA that KC's consent cannot be withheld. 3. Direct Lease

         Mobile Energy and KC are parties to a lease (including any amendments thereto, the "Direct Lease") covering two lots comprising approximately 6.9 acres of land owned by KC located in Mobile County, Alabama, on which Mobile Energy owns, uses, operates, repairs, and maintains the Energy Complex and any additions or modifications thereto. Base rent during the term of the Direct Lease is $1.00 per year. In addition, Mobile Energy is required to pay all expenses related to or arising from the Leased Premises or Mobile Energy's activities thereon, except as expressly provided otherwise in the Direct Lease. The term of the Direct Lease commenced on December 16, 1994, and will expire at 11:59 p.m. Eastern Standard Time on December 15, 2019. Mobile Energy has an option to purchase the Leased Premises for a purchase price of $10.00 at various times.
         KC has an option to repurchase the Energy Complex from Mobile Energy at the end of the term of the Direct Lease (the "Repurchase Option"), which may occur at different points in time. KC may give Mobile Energy notice of its intention to exercise the Repurchase Option: (a) if the Direct Lease is not automatically renewed and extended, between July 16, 2014 and November 16, 2014 (the "Earlier Repurchase Option Period"); (b) if the Direct Lease is automatically renewed and extended, between July 15, 2019 and November 15, 2019 (the "Later Repurchase Option Period"); or (c) if the Direct Lease is terminated prior to the expiration of the Earlier Repurchase Option Period or the Later Repurchase Option Period, as applicable, and KC shall not have exercised its Repurchase Option, within thirty (30) days after the date on which the Direct Lease terminated. If KC were to exercise the Repurchase Option, it would not have the right or obligation to assume any debt of Mobile Energy; however, pursuant to the Consents to Assignment relating to the Direct Lease and the Supplementary Lease (as hereinafter defined), KC has agreed that the Senior Secured Parties have no obligation to release the lien and security interests granted by the Financing Documents until all obligations secured thereby have been repaid in full. IF KC exercises its option to repurchase the Energy Complex, KC and Mobile Energy will jointly select an independent real estate appraiser to determine the fair market value of the Energy Complex (which fair market value must be within certain minimum and maximum values as specified in the Direct Lease). If KC and Mobile Energy timely fail to select an appraiser, an appraiser will be appointed pursuant to the arbitration provisions of the MOA. The appraiser's determination of the fair market value of the Energy Complex will be the purchase price to be paid by KC to Mobile Energy, provided that (a) if the Direct Lease terminates on December 15, 2019, the determined value cannot exceed $69,080,000 or be less than $50,240,000, and (b) if the Direct Lease terminates between December 15, 2019 and December 15, 2024, the determined value cannot exceed $30,000,000 or be less than $22,000,000. If all of the ESAs (including the Pulp Mill ESA) are extended and renewed pursuant to such agreements, the Direct Lease will be automatically extended and renewed for a single five year term beginning on December 16, 2019 and expiring at 11:59 p.m. on December 15, 2024. It appears unlikely that all of the ESAs will be extended and renewed, especially considering that the Paper Mill has been shut down and it appears unlikely that the Paper Mill ESA will be extended past its original term.
         The Direct Lease will be assumed under the Plan and will continue in effect after the Effective Date.
4.       Supplementary Lease

         Mobile Energy and KC also are parties to a lease (including any amendments thereto, the "Supplementary Lease") covering land owned by KC located at the Mobile Facility, on which Mobile Energy owns and operates a black liquor tank and Mobile Energy's maintenance facility (collectively, with any additions or modifications thereto, the "Supplementary Facility").
         The Supplementary Lease is identical to the Direct Lease except in the following respects: (1) the Supplementary Lease covers two portions of one lot ("Lot 11") of the Real Property comprising approximately 3.86 acres (the "Supplementary Leased Premises"); (2) if Mobile Energy timely exercises and consummates either its Transfer Option or its End of Term Option to purchase the Leased Premises under and pursuant to the Direct Lease, the term of the Supplementary Lease will automatically be renewed for an additional period of 25 years; (3) if the Supplementary Leased Premises are not assessed separately but instead, assessed as part of a larger tract of land (because the Supplementary Leased Premises comprise only a portion of Lot 11), KC and Mobile Energy will be required to apportion any real estate taxes resulting from such assessment; (4) Mobile Energy shall pay its proportionate share of the real estate taxes to KC, and KC shall promptly deliver to Mobile Energy proof of KC's timely payment of the entire amount of such real estate taxes to the applicable taxing authorities; and (5) neither party has any purchase options under the Supplementary Lease. As grounds for termination, the Supplementary Lease may be terminated upon KC's timely exercise and consummation of its Repurchase Option pursuant to the Direct Lease.
         The Supplementary Lease will be assumed under the Plan and will continue in effect after the Effective
Date.
5.       Utilities Land Sublease

         KC and the IDB are parties to the Utilities Land Sublease covering land on which the No. 7 Power Boiler is located. The Utilities Land Sublease has been assigned to Mobile Energy. The Utilities Land Sublease expires on December 1, 2019, or at such earlier time as there are no longer any of the Tax-Exempt Bonds outstanding. The Utilities Land Sublease will be assumed under the Plan and will continue until December 1, 2019, or until the $1,000,000 of Tax-Exempt Bonds are no longer outstanding.
6.       Environmental Indemnity Agreements

         Mobile Energy is a party to agreements with each of the Pulp Mill Owner (including any amendments thereto, the "Pulp Mill Environmental Indemnity Agreement"), the Tissue Mill Owner (including any amendments thereto, the "Tissue Mill Environmental Indemnity Agreement") and the Paper Mill Owner (including any amendments thereto, the "Paper Mill Environmental Indemnity Agreement") pursuant to which Mobile Energy and the applicable Mill Owner are required to indemnify each other for certain environmental-related conditions ("Environmental Conditions") that give rise to, or could give rise to, environmental claims or other liabilities ("Environmental Claims") or any violation of any environmental law ("Environmental Noncompliance"). Each of these agreements will be assumed under the Plan and will continue in effect after the Effective Date. (a) Environmental Covenants

         Mobile Energy has agreed not to cause, or suffer the existence of, any Environmental Conditions or Environmental Noncompliances at the Energy Complex that could reasonably be expected to lead to any material Environmental Claim or environmental expense asserted against, or incurred by, a Mill Owner or its affiliates. Similarly, each Mill Owner has agreed not to cause, or suffer the existence of, any Environmental Conditions or Environmental Noncompliances at its Mill that could reasonably be expected to lead to any material Environmental Claim or environmental expense asserted against, or incurred by, Mobile Energy or its Affiliates. (b) Environmental Indemnification by Mill Owners and Mobile Energy

         Each Mill Owner is required to indemnify, defend, and hold harmless Mobile Energy, its affiliates, and its and their respective officers, directors, agents, attorneys, and employees from and against any and all Environmental Claims brought against, and any and all environmental expenses imposed upon or reasonably incurred by, such indemnified party, in connection with (1) breaches by such Mill Owner of any representations and warranties, covenants, or other obligations in its ESA or the MOA; or (2) any Environmental Conditions that give rise to, or could give rise to, Environmental Claims or other liabilities, or Environmental Noncompliances located at or otherwise relating to its Mill or associated facilities, to the extent arising out of facts or circumstances that occur or come into existence after December 12, 1994 (including without limitation in the case of the Pulp Mill Owner) any Environmental Condition or Environmental Noncompliance associated with the present or future use of the two underground fuel-oil storage tanks owned by KC and located on property leased to Mobile Energy). If any Mill Owner sells its Mill, such Mill Owner will retain all of its obligations and liabilities under its Mill Environmental Indemnity Agreement arising out of any facts or circumstances existing as of or prior to the date of any such sale (whether known at the time of any such sale or thereafter discovered as having existed as of the date thereof), and the party to whom such Mill Owner sells its Mill will be required to assume all obligations and liabilities of such Mill Owner arising out of facts or circumstances that occur or come into existence after the date of any such sale. In addition, in connection with KC's assumption of KCTC's obligations as part of the dissolution of KCTC, KC is required to enter into similar indemnity agreements.
         Mobile Energy is required to indemnify, defend, and hold harmless each Mill Owner, its affiliates, and its and their respective officers, directors, agents, attorneys, and employees from and against any and all Environmental Claims brought against, and any and all environmental expenses imposed upon or reasonably incurred by, any of such indemnified parties, in connection with (1) breaches by Mobile Energy of any representations and warranties, covenants, or other obligations of Mobile Energy in any ESA or the MOA, or (2) any Environmental Conditions that give rise to, or could give rise to, Environmental Claims or other liabilities, or Environmental Noncompliances located at or otherwise relating to the Energy Complex, to the extent arising out of facts or circumstances that occur or come into existence after December 12, 1994. If any Mill Owner sells its Mill, such Mill Owner will retain all rights of such Mill Owner arising out of any facts or circumstances existing as of or prior to the date of any such sale (whether known at the time of any such sale or thereafter discovered as having existed as of the date thereof), and the party to whom the Mill Owner sells its Mill will, upon the assumption of the relevant Mill Environmental Indemnity Agreement by such party, assume all rights of such Mill Owner arising out of facts or circumstances that occur or come into existence after the date of any such sale.
         If any Environmental Claims or environmental expenses arise, directly or indirectly, in whole or in part, out of the joint or concurrent negligence of a Mill Owner and Mobile Energy, or their respective Affiliates, officers, directors, agents, attorneys, or employees, each party's liability therefor will be limited to such party's proportionate degree of fault. The Mill Environmental Indemnity Agreements provide that Mobile Energy and each of the Mill Owners will only be liable for direct damages, not for claims of non-party customers, cost of money, loss of profits, loss of use of capital or revenue, or any other incidental, special, or consequential loss or damage of any nature, or for punitive or exemplary damages. 7. Common Services Agreement

         The Common Services Agreement provides for the sharing by Mobile Energy and the Mill Owners of security services, computerized data concerning the Energy Complex and the Mills, and maintenance of common roads, as well as medical services, cafeteria services, and maintenance of certain parking lots, including, in each case, the cost thereof. The term of the Common Services Agreement as to any party to it began on December 16, 1994, and will end on the date of the termination of the MOA with respect to that party, unless otherwise agreed by the parties.

     The Common Services Agreement will be assumed under the Plan and will continue in effect after the Effective Date. A chart showing cost allocation for the services provided under the Common Services Agreement and how those costs will be allocated is attached hereto as Exhibit "F."

8.       Water Procurement and Effluent Services Agreement

         Mobile Energy and the Mill Owners are parties to the Water Procurement and Effluent Services Agreement (the "Water Agreement") which, among other things, defines and allocates among the Mill Owners and Mobile Energy certain rights and obligations relating to water usage and procurement and the provision of water treatment-related utilities and services, including wastewater treatment services. The term of the Water Agreement commenced on December 16, 1994, and will terminate with respect to each party when such party is no longer a party to the MOA. The Water Agreement will be assumed under the Plan and will continue in effect after the Effective Date.
E.       Planned Post-Effective Date Business Activities of Mobile Energy

1.       Post-Effective Date Energy Complex

         The Debtors anticipate that Reorganized Mobile Energy will operate its existing assets to provide services to the Tissue Mill Owner and the Pulp Mill Owner. Reorganized Mobile Energy will service its customers using two of its existing power boilers, three of its existing turbine generators, and certain related equipment. The remaining assets of Reorganized Mobile Energy will be used for back-up purposes. A chart showing the planned operating configuration for Reorganized Mobile Energy is attached hereto as Exhibit "C." The configuration will be a function of KC's continued operations.
2.       Qualifying Facility

         The Proponents believe that on or after the Effective Date the Energy Complex will qualify as a Qualifying Facility under PURPA, which will allow Reorganized Mobile Energy to sell electricity that it generates to the Mills and to wholesale customers, but not to buy electricity from other wholesale suppliers. If Qualifying Facility status is granted, it will mean that the Reorganized Debtors will not be regulated as public utilities for purposes of PUHCA.
F.       Operating Results

         After the Effective Date, operating revenues will consist of the payment of Demand Charges and Processing Charges by the Pulp Mill Owner and the Tissue Mill Owner. Future projections of the anticipated revenues and expenses on an accrual basis for the Debtors, or Reorganized Debtors, for 2002 through 2019 (the "Projections") are attached to this Disclosure Statement as Exhibit "B." The Debtors' budget for 2002 (the "Budget") on a cash basis is attached to this Disclosure Statement as Exhibit "G." THE PROJECTIONS AND BUDGET ARE FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS AND WILL NOT BE UPDATED TO REFLECT EVENTS OCCURRING AFTER THE DATE HEREOF. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE RISKS, INCLUDING, AMONG OTHERS, THOSE DESCRIBED HEREIN. CONSEQUENTLY, ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS, AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY SUCH PROJECTIONS AND THE BUDGET. THE PROJECTIONS AND THE BUDGET, THEREFORE, ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE DEBTORS OR THE REORGANIZED DEBTORS, WHICH MAY VARY SIGNIFICANTLY FROM THOSE SET FORTH IN THE PROJECTIONS AND THE BUDGET. CONSEQUENTLY, THE PROJECTIONS, THE BUDGET AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN SHOULD NOT BE REGARDED AS REPRESENTATIONS BY THE PROPONENTS, THE PROPONENTS' ADVISORS, OR ANY OTHER PERSON THAT THE PROJECTIONS OR THE BUDGET CAN OR WILL BE ACHIEVED.
         Because of the reduction in operating levels of the Pulp Mill and the shut down of the Paper Mill on December 14, 2001, and the future production levels from the Tissue Mill, historical revenues and expenses cannot meaningfully be compared to future (post 2001) projected results. Nevertheless, for information purposes, income statements for 1999 and 2000 are attached hereto as Exhibit "H," which reflect the revenues and expenses for those years.
G.       Pre-Effective Date Senior Secured Indebtedness

1.       Working Capital Facility

         In order to provide for Mobile Energy's working capital needs, in August 1995, Mobile Energy entered into the Working Capital Facility with Banque Paribas (the "Working Capital Facility Provider"). There is currently no outstanding indebtedness under the Working Capital Facility, and there has not been any outstanding indebtedness under the Working Capital Facility since December 31, 1998. The Working Capital Facility is set to expire in 2002, but the Debtors anticipate terminating the Working Capital Facility.
         The Working Capital Facility provides for a maximum available amount of $15.0 million. Borrowings under the Working Capital Facility generally were used by Mobile Energy to pay for operation and maintenance costs incurred by Mobile Energy. Each working capital loan was due and payable no later than 90 days from the date such working capital loan was advanced to Mobile Energy, and no more than $5.0 million (to be adjusted in proportion to any adjustments to the maximum available amount under the Working Capital Facility) of working capital loans may be scheduled to mature during any calendar month.
         As a result of the Chapter 11 Cases, Mobile Energy is currently in default of the restrictive covenants associated with the Working Capital Facility. Other defaults under the Working Capital Facility also may exist. Because the Debtors anticipate that the Working Capital Facility will be terminated by agreement with the Working Capital Facility Provider, it is not anticipated that any future borrowings will occur under the Working Capital Facility.
2.       The First Mortgage Bonds

         On August 1, 1995, Mobile Energy issued the First Mortgage Bonds in the original principal amount of $255,210,000 due January 1, 2017 and bearing annual interest at 8.665%. The First Mortgage Bonds were issued pursuant to a Trust Indenture (the "Indenture") by and among Mobile Energy, Holdings, and First Union National Bank of Georgia, now known as First Union National Bank (the "Indenture Trustee"). All of Mobile Energy's obligations under the First Mortgage Bonds are secured by liens and security interests against the First Mortgage Bond Collateral and are unconditionally guaranteed by Holdings. The Indenture Collateral consists of the Shared Collateral, the Debt Service Reserve Account, and the Indenture Securities Account established under the Indenture.
3.       The Tax-Exempt Bonds

         In December, 1983, the Industrial Development Board of the City of Mobile, Alabama (the "IDB") issued tax-exempt bonds (the "1983 Tax-Exempt Bonds") to finance the construction of the Number 7 Power Boiler and certain auxiliary systems (the "Solid Waste Disposal Facilities"), which are "solid waste disposal facilities" as such term is defined in the Internal Revenue Code and the regulations promulgated thereunder. In December, 1984, the IDB issued tax-exempt bonds (the "1984 Tax-Exempt Bonds") to refund the 1983 Tax-Exempt Bonds.
         In August, 1995, the IDB issued the Tax-Exempt Bonds in the original principal amount of $85,000,000 under an Amended and Restated Trust Indenture dated as of August 1, 1995 (the "Tax-Exempt Indenture") between the IDB and First Union National Bank of Georgia, now known as First Union National Bank (the "Tax-Exempt Trustee"). The Tax-Exempt Bonds bear annual interest at 6.95% and mature on January 1, 2020. The proceeds of the offering of the Tax-Exempt Bonds were used to refund the 1984 Tax-Exempt Bonds.
         Concurrently with the issuance of the Tax-Exempt Bonds, the IDB and Mobile Energy entered into an Amended and Restated Lease and Agreement with respect to the Solid Waste Disposal Facilities (the "IDB Lease Agreement"). Under the IDB Lease Agreement, Mobile Energy makes lease payments to the IDB, which applies such payments to repay the principal and interest on the Tax-Exempt Bonds. Since the Petition Date, no payments have been made by Mobile Energy on the IDB Lease Agreement. The IDB Lease Agreement will be assumed under the Plan, and the Debtors will seek a waiver from the IDB of any cure amounts owed under the IDB Lease Agreement.
         All of Mobile Energy's obligations under the IDB Lease Agreement are secured by liens and security interests against the Tax-Exempt Collateral and are unconditionally guaranteed by Holdings. The Tax-Exempt Collateral consists of the Shared Collateral, the Tax-Exempt Debt Service Reserve Account and the Tax-Exempt Indenture Securities Account established under the Tax-Exempt Indenture.
         The Tax-Exempt Indenture provides that the Tax-Exempt Debt Service Reserve Account would be funded in an amount equal to $5,908,000 (the "Tax-Exempt Debt Service Reserve Account Required Balance"). Mobile Energy was permitted to fund the Tax-Exempt Debt Service Reserve Account Required Balance with a letter of credit in such amount with Southern providing a debt service account guarantee. On March 17, 1999, Tax-Exempt Trustee received payment of $5,908,000 under that letter of credit for deposit into the Tax-Exempt Debt Service Reserve Account. This letter of credit was then terminated.
4.       Agreements Common to Senior Debt

a.       Intercreditor Agreement

         On August 1, 1995, the Indenture Trustee, the Tax-Exempt Trustee, the Working Capital Facility Provider, the Collateral Agent, the IDB, Holdings, and Mobile Energy entered into the Intercreditor and Collateral Agency Agreement (the "Intercreditor Agreement") designating the Collateral Agent as the agent for the Indenture Trustee (on behalf of the Holders of the First Mortgage Bonds), the Tax-Exempt Trustee (on behalf of the Holders of the Tax-Exempt Bonds), and the Working Capital Facility Provider (collectively, the "Senior Secured Parties").
         The Intercreditor Agreement describes the events that shall constitute events of default, and it provides how the proceeds of any sale, disposition, or other realization upon any or all of the Shared Collateral will be distributed.
b.       Mortgage

         Mobile Energy, as mortgagor, has entered into a Leasehold Mortgage, Assignment of Leases, Rents, Issues and Profits and Security Agreement and Fixture Filing dated as of August 1, 1995 (including any amendments thereto, the "Mortgage") and has granted to the Collateral Agent and the IDB, as mortgagees, for the benefit of the Senior Secured Parties, mortgages and security interests in all real property interests (including fee interests, easement interests, and leasehold interests, if any) of Mobile Energy to the Energy Complex and the Easement Deeds and all fixtures, equipment, and improvements thereon, and all other personal property now owned or hereafter acquired.
         At any time that a Trigger Event (as that term is defined in the Mortgage and the Intercreditor Agreement) has occurred and is continuing (and, except in the case of any such Trigger Event that shall have resulted from a Bankruptcy Event in respect of Mobile Energy or Holdings, the Collateral Agent shall have received from the requisite senior creditors the notice required by the Intercreditor Agreement) then, to the maximum extent permitted by law, the Collateral Agent may exercise any right, power, or remedy permitted to it under the Mortgage and under certain other security documents or by law, and, without limiting the generality of the foregoing, the Collateral Agent may, personally or by its agents, to the maximum extent permitted by law, take possession of the mortgaged property, sell all or any part of the mortgaged property, protect or enforce its rights under the Mortgage by suit for specific performance, or exercise any and all remedies available to a secured party under the Uniform Commercial Code or other applicable law. Proceeds from the exercise of remedies will be applied in accordance with the Intercreditor Agreement. The rights of the Collateral Agent, however, are subject to limitations imposed under the Consent to Assignment entered into by Mobile Energy and the Collateral Agent with each of the Mill Owners.
c.       Security Agreement

         Mobile Energy has entered into the Security Agreement dated as of August 1, 1995 (including any amendments thereto the "Security Agreement") with the Collateral Agent for the benefit of the Senior Secured Parties, which grants liens and security interests in all of Mobile Energy's personal property interests. The Security Agreement does not provide for the granting of a security interest in Mobile Energy's rights under the Mill Owner Maintenance Reserve Account and monies on deposit therein.
         Pursuant to the terms of the Security Agreement, the Collateral Agent may, upon the occurrence of a Trigger Event (as defined in the Intercreditor Agreement) and satisfaction of certain conditions contained in the Intercreditor Agreement, take possession of all of the foregoing capital, which also secures the Working Capital Facility. Proceeds from the exercise of remedies will be applied in accordance with the Intercreditor Agreement. 5. Effect of Chapter 11 Filings and the Plan on Senior Secured Debt

         The filings by Mobile Energy and Holdings of their Chapter 11 Cases constituted an event of default under the Indenture, the Tax-Exempt Indenture, and the Working Capital Facility, as well as a Trigger Event under the Intercreditor Agreement, the Mortgage, and the Security Agreement. Upon the filing of these Chapter 11 Cases, the Bankruptcy Code imposed the automatic stay pursuant to Bankruptcy Code Section 362, which stays certain actions by Creditors to enforce their Claims against the Debtors. Until the automatic stay is modified by an order of the Bankruptcy Court, such Creditors are precluded from enforcing their valid and otherwise enforceable Claims against the Debtors. Specifically, the Indenture Trustee, the Tax-Exempt Trustee, and the Collateral Agent are precluded by the automatic stay from enforcing their claims against the Debtors and their Estates without seeking modification of the automatic stay. Modification of the automatic stay has not been sought or granted with respect to such Claims.

     As discussed below, pursuant to an order by the Bankruptcy Court, a bar date for objections to the Claims of the Holders of the Senior Secured Debt was set, and the bar date passed without any objections to such claims. Modification of the automatic stay has not been sought or granted with respect to such Claims.

H.       IDB Bond Issues
         ---------------

         In addition to the Tax-Exempt Bonds, there are three separate categories of bonds which were issued by the IDB that relate to the financing of the Energy Complex. Each of these bonds were issued to enable certain facilities at the Energy Complex to be exempt from local sales and property taxation. As explained below, except for the savings resulting from the local sales and property tax exemptions, the economic impact of these bonds on the Debtors is minimal.
1.       The Mixed-Use Bonds

         In December 1984, the IDB issued a total of $172,000,000 in aggregate principle amount of taxable Industrial Development Revenue Bonds due December 1, 2019 (the "Mixed-Use Bonds") to finance the acquisition of certain facilities at the Energy Complex (the "Energy Complex Equipment") and at the Pulp Mill. The IDB holds title to the financed facilities (including the Energy Complex Equipment) and leases them to KC pursuant to a Facilities Lease and Agreement dated as of December 1, 1984 (as amended, the "Facilities Lease and Agreement"). The Energy Complex Equipment is located on the land on which the north power house is situated. The term of the Facilities Lease and Agreement is coextensive with the term of the Mixed-Use Bonds. KC's rent payment obligations under the facilities Lease and Agreement are calculated to pay all principal and interest on the Mixed-Use Bonds. KC has an option to purchase the Energy Complex Equipment at the end of the lease term for $10. The Mixed-Use Bonds are secured by a security interest in all of the IDB's right, title and interest in and to the Facilities Lease and Agreement and all revenues accruing to the IDB thereunder. The Mixed-Use Bonds finance facilities that are not entitled to tax-exempt treatment under the Internal Revenue Code. However, the financing of these facilities (as well as the facilities purchased with the Environmental Bonds and the 1994 Bonds (each as defined below)) by the IDB were structured in order to entitle such facilities to exemption from sales and property taxation. The Mixed-Use Bonds are held by Three Rivers Timber Company, a wholly owned subsidiary of KC (the "KC Subsidiary").
         Pursuant to a Sublease and Assignment Agreement dated as of December 12, 1994 (the "Sublease and Assignment Agreement"), KC, then Scott Paper Co. (predecessor in interest to KC) ("Scott"), in return for a lump-sum payment by Holdings to Scott on the Acquisition Closing Date, (i) subleased to Holdings the Energy Complex Equipment and (ii) assigned to Holdings its right to purchase the Energy Complex Equipment from the IDB at the expiration of the Facilities Lease and Agreement. Scott and Holdings also agreed to indemnify each other for certain losses that may be incurred in connection with the Mixed-Use Bonds, the Energy Complex Equipment or the Sublease and Assignment Agreement. The KC Subsidiary, the holder of the Mixed-Use Bonds, has delivered to Holdings an agreement (the "Estoppel and Nondisturbance Agreement") pursuant to which, among other things, the KC Subsidiary has agreed (i) to look solely to rent paid by KC under the Facilities Lease and Agreement for payments due in respect of the Mixed-Use Bonds and not to seek to recover any such amounts from Holdings or any successor as sublessee or owner of the Energy Complex Equipment, (ii) at no time to seek to take possession of, impose a lien on, or interfere with the use or possession of the Energy Complex Equipment and (iii) not to sell the Mixed-Use Bonds without Holdings' prior written consent. Holdings assigned to Mobile Energy all of Holdings' rights to sublease and to purchase the Energy Complex Equipment and all of its rights under the Estoppel and Nondisturbance Agreement. One of the effects of the Estoppel and Nondisturbance Agreement is that Mobile Energy is not required to make payments of cash to the KC Subsidiary under the Mixed-Use Bonds.
         In order to secure Mobile Energy's right to acquire the Energy Complex Equipment upon the expiration of the Facilities Lease and Agreement, KC has granted to Mobile Energy a security interest in all of KC's right, title and interest in the Energy Complex Equipment and in the Facilities Lease and Agreement as it relates to the Energy Complex Equipment. In addition, in August 1995 Mobile Energy, the IDB, AmSouth Bank of Alabama, the Collateral Agent and the KC Subsidiary entered into the Recognition, Cooperation and Consent Agreement (the "Mixed-Use Bonds Recognition Agreement") pursuant to which the IDB has agreed (with the consent of the KC Subsidiary and the trustee under the indenture for the Mixed-Use Bonds) that in the event that the Facilities Lease and Agreement is rejected by KC or otherwise terminated for any reason it will either (i) lease the Energy Complex Equipment directly to Mobile Energy for nominal consideration pursuant to a new facilities lease and agreement for a term equal to the term of the Facilities Lease and Agreement (with an option of Mobile Energy to purchase the Energy Complex Equipment at the end of the lease term for $10) or (ii) sell the Energy Complex Equipment to Mobile Energy for nominal consideration.

     Under the Plan, the various agreements to which the Debtors are parties (other than the agreements listed on Exhibit A attached to the Plan) are assumed to the extent they are Executory Contracts.

2.       The Environmental Bonds

         Between 1973 and 1980, the IDB issued four series of 30-year bonds having an aggregate principal amount of $24,000,000 (the "Environmental Bonds") to finance the purchase of certain pollution control equipment at the Energy Complex (the "Energy Complex Pollution Control Equipment") and the Mills. Title to the pollution control equipment is held by the IDB but the equipment is subject to sale to KC pursuant to two Construction, Financing and Installment Sale Agreements (as supplemented, the "Installment Sale Agreements"). The Installment Sale Agreements give KC sole use and exclusive possession of the pollution control equipment and provide that KC is purchasing the equipment through fixed installment payments that, in sum, equal the principal and interest due on the applicable Environmental Bonds. When the applicable bonds have been fully redeemed, the IDB is to transfer to KC title to the applicable equipment. The bonds of each series are secured by the money payable by KC to the IDB under the corresponding Installment Sale Agreement. A substantial portion of the Energy Complex Pollution Control Equipment financed with the Environmental Bonds is no longer in operation.
         Pursuant to two separate Lease and Assignment Agreements, each dated as of December 12, 1994 (collectively, the "Lease and Assignment Agreements"), KC, then Scott, in return for a lump-sum payment, (i) leased to Holdings the Energy Complex Pollution Control Equipment and (ii) assigned to Holdings its right and interest in and to the Energy Complex Pollution Control Equipment arising under the Installment Sale Agreements, including its right to receive instruments of conveyance from the IDB pursuant to the Installment Sale Agreements, and Holdings assumed certain obligations of KC under the Installment Sale Agreements. KC and Holdings also agreed to indemnify each other for certain losses that may be incurred in connection with the Environmental Bonds, the Energy Complex Pollution Control Equipment and the Lease and Assignment Agreements. Holdings subsequently assigned to Mobile Energy all of Holdings' rights and obligations under the Lease and Assignment Agreements.
         In order to secure Mobile Energy's rights to become the owner of the Energy Complex Pollution Control Equipment at the end of the terms of the respective Installment Sale Agreements, KC has granted to Mobile Energy a security interest in all of KC's rights in the Energy Complex Pollution Control Equipment and in the Installment Sale Agreements as it relates to the Energy Complex Pollution Control Equipment.

     Under the Plan, the various agreements to which the Debtors are parties (other than the agreements listed on Exhibit A attached to the Plan) are assumed to the extent they are Executory Contracts.

3.       The 1994 Bonds

         The construction of the Number 8 Recovery Boiler and related facilities (the "Number 8 Recovery Boiler Facilities"), which began operation in 1994, was financed by Scott and the IDB through the issuance of $117,000,000 principal amount of Industrial Development Revenue Bonds (Scott Paper Recovery Boiler Project) 1994 Series A (the "1994 Bonds") due December 1, 2014. The structure of the 1994 Bonds transaction is similar to that for the Mixed-Use Bonds. The IDB holds title to the Number 8 Recovery Boiler Facilities and, prior to the Acquisition, leased it to Scott, pursuant to a Recovery Boiler Lease and Agreement dated as of December 1, 1994 (the "Recovery Boiler Lease and Agreement"). The 1994 Bonds were purchased by the KC Subsidiary. The Recovery Boiler Lease and Agreement gives KC the right to purchase the Number 8 Recovery Boiler Facilities at the expiration of the lease term for $10 (or earlier upon the payment of $10 plus an amount equal to all principal, premium, if any, and interest payable or to be payable with respect to all outstanding 1994 Bonds).
         Pursuant to a Lease Assignment and Assumption Agreement, dated as of December 12, 1994, between Scott and Holdings (the "1994 Bond Agreement"), KC (then known as Scott) assigned to Holdings, with the consent of the KC Subsidiary, all of its right, title and interest in the Recovery Boiler Lease and Agreement and the Number 8 Recovery Boiler Facilities (including the right to purchase the Number 8 Recovery Boiler Facilities as provided in the Recovery Boiler Lease and Agreement). In connection with the assignment of the Recovery Boiler Lease and Agreement to Holdings, KC caused the KC Subsidiary to transfer the 1994 Bonds to Holdings pursuant to the Bond Transfer Instrument. Holdings subsequently assigned the 1994 Bonds and all of its rights under the 1994 Bond Agreement to Mobile Energy. Therefore, Mobile Energy is currently the holder of the 1994 Bonds and the de facto obligor thereunder (by virtue of its obligation to make payments under the Recovery Boiler Lease and Agreement to cover debt service obligations on the 1994 Bonds). The 1994 Bonds have been pledged to the Collateral Agent pursuant to the Security Agreement. The Collateral Agent is the trustee with respect to the 1994 Bonds. Pursuant to the Intercreditor Agreement, the Collateral Agent is authorized to make payments under the Lease and Agreement by debiting certain Intercreditor Agreement accounts. Payments made to Mobile Energy as the holder of the 1994 Bonds will be made immediately following payments by Mobile Energy under the Lease and Agreement. The Intercreditor Agreement provides that when Mobile Energy receives such payments on the 1994 Bonds, such monies will be credited to the account or accounts that were debited by the Collateral Agent (to the extent of any such debit) in order to pay Mobile Energy's obligations under the Lease and Agreement.
         Under the Plan, the various agreements to which the Debtors are parties (other than the agreements listed on Exhibit A attached to the Plan) are assumed to the extent they are Executory Contracts and as an Other Secured Claim, Mobile Energy's claims will be reinstated.

                                      VI.

                         DESCRIPTION OF DEBTORS' ASSETS

         The following is a brief description of certain assets owned by the Debtors reflecting book value as of June 30, 2002. All or substantially all of the assets below are prepetition collateral in which the Senior Secured Parties have valid and enforceable liens and security interests or collateral in which the Senior Secured Parties are entitled to "replacement liens" under the terms of Cash Collateral Orders issued by Bankruptcy Court. The values shown below represent net book value as of June 30, 2002, and they may vary substantially from the market value or liquidation value as of the date of the filing of this Disclosure Statement or as of the Effective Date.
A.       Assets of Mobile Energy

1.       Property, Plant and Equipment

         As of June 30, 2002, the land, buildings and equipment owned by Mobile Energy consisted of the Energy
Complex having a book value of $31,320,885.
2.       Personal Property

a.       Cash

         As of June 30, 2002, Mobile Energy had cash on hand of $14,528,700, and restricted deposits of $67,982.
b.       Trade Accounts Receivable

         As of June 30, 2002, Mobile Energy had trade accounts receivable of $4,410,857.
c.       Office Equipment and Furnishings

     Office equipment and furnishings includes computers, networking equipment, fax machines, communications equipment, and furnishings located at the Energy Complex. The book value as of June 30, 2002 was $285,023.

d.       Plant Materials, Supplies and Fuel Stock

         As of June 30, 2002, the book value of this property was $4,132,694.
e.       Prepaid Expenses

     Prepaid expenses primarily include payments of retainers to professionals and insurance policy premiums. As of June 30, 2002, prepaid expenses totaled $480,910.

B.       Assets of Holdings

1.       Personal Property

a.       Cash

         As of June 30, 2002, Holdings had cash on hand of $2,205,346.
b.       Accounts Receivable

         As of the Petition Date, Holdings owned accounts receivable of $2,585,831.00. This amount is the account receivable owed to Holdings under the Southern Master Tax Sharing Agreement. This amount was subsequently reduced to approximately $1,300,000 and has been netted against amounts owed by Holdings to Southern under the Southern Master Tax Sharing Agreement for taxes paid on behalf of Holdings on taxable income recognized after the Petition Date, and the remaining amount owed by Holdings has been waived under Cogeneration Development Agreement Amendment No. 1.
2.       Interests

         As of June 30, 2002, the Mobile Energy Interest of Holdings had a book value of $14,958,955.
C.       Causes of Action Owned by Both Mobile Energy and Holdings

         The adversary proceedings and other proceedings filed by the Debtors against KC are discussed in the section entitled Significant Events Prior to and During the Chapter 11 Cases. VII.
             SIGNIFICANT EVENTS PRIOR TO AND DURING CHAPTER 11 CASES
A.       Pre-petition KC Disputes

1.       Notice of Termination of Pulp Mill ESA and Closure of Pulp Mill

         As described above in Section IV.A., in May 1998, the Debtors received notice from KC of its intention to close the Pulp Mill and to terminate the Pulp Mill ESA effective as early as September 1, 1999, with Demand Charges continuing for an additional six (6) months until March 1, 2000. KC's planned shutdown of the Pulp Mill, together with the effects on the Debtors arising therefrom, led to the filing of the Chapter 11 Cases and to the transactions described in this Disclosure Statement.
2.       Commencement of Arbitration Proceeding by KC

         On December 7, 1998, KC served on Mobile Energy a Notice of Arbitration concerning matters related to KC's announced intention to cease pulping operations at the Pulp Mill and to institute a "Pulp Mill Closure," within the meaning of the MOA (the "Closure Arbitration"). In the Closure Arbitration, KC sought a ruling that KC (i) would be properly terminating the Pulp Mill ESA based on the cessation of pulping activities, (ii) could install facilities that furnish dry fiber and recycled fiber to the Tissue Mill without continuing the effectiveness of or reinstating the Pulp Mill ESA, and (iii) could continue to operate (for the Energy Complex and the Mills) water and wastewater treatment facilities that were defined by the MOA to be part of the Pulp Mill without continuing the effectiveness of or reinstating the Pulp Mill ESA. The Debtors asserted that such actions would result in KC's continuing liability under the Pulp Mill ESA.

     3. Commencement of Lawsuit to Enjoin Arbitration Proceeding by Mobile
Energy

         On December 15, 1998, the Debtors brought an action in the Circuit Court of Mobile County, Case No. 98-3951, to enjoin the aforementioned Arbitration on the theory that the issues raised in that Notice were not arbitrable. KC removed the lawsuit to the District Court, Case No. CV98-1294-RV-C, and moved in that court to transfer the case to the Southern District of New York. Mobile Energy opposed the transfer and moved for entry of a temporary restraining order and/or a preliminary injunction to stop the Arbitration. After a hearing on January 8, 1999, before Hon. Richard W. Vollmer, Jr., the District Court entered a temporary restraining order against the Arbitration to stop it from going forward until January 15, 1999, but did not rule on KC's motion to transfer the case to New York or Mobile Energy's request for a preliminary injunction. B. Chapter 11 Petitions and Order Approving Joint Administration

         On January 14, 1999, the Debtors filed the petitions in their Chapter 11 Cases and a Motion for Order Authorizing Joint Administration of Pending Cases of Affiliates (the "Joint Administration Motion"). Pursuant to the Joint Administration Motion, the Debtors sought joint administration of their Chapter 11 Cases, but not substantive consolidation of the Chapter 11 Cases. Mobile Energy's case is pending in the Bankruptcy Court under Case No. 99-10168 and Holdings' case is pending in the Bankruptcy Court under Case No. 99-10170. On January 14, 1999, the Bankruptcy Court entered an order granting the Joint Administration Motion and ordering that the cases be jointly administered under Case No. 99-10168.
C.       Certain Post-Petition KC Disputes and the KC Settlement Agreement

1.       Debtors' Adversary Proceeding against KC

         On the Petition Date, the Debtors commenced an adversary proceeding against KC in the Bankruptcy Court seeking money damages and/or rescission of Mobile Energy's contracts with KC. In that proceeding, which was subsequently amended, Holdings and Mobile Energy alleged, among other things, that, if KC's announced plans to "shutdown" the Pulp Mill were sufficient to allow it to escape its contractual obligations to Mobile Energy, then Holdings and Mobile Energy did not receive reasonably equivalent value in purchasing the Energy Complex at the Mobile Facility and were rendered insolvent by the purchase. In the alternative, the complaint alleged that KC breached its contract with Mobile Energy if it refused to meet its obligations to Mobile Energy even while: (1) continuing to generate and supply pulp to the Tissue Mill by means requiring new on-site facilities; and (2) continuing to operate process water and waste water treatment systems that are expressly defined to be part of the Pulp Mill. Mobile Energy also sought declaratory relief regarding the effectiveness of KC's announced mill closure and whether KC's planned activities on the Site after September 1, 1999 would give rise to Mobile Energy's reinstatement rights under the MOA.
         With the filing of the Chapter 11 Cases, the Arbitration and the case before Judge Vollmer were automatically stayed. After a scheduling conference on January 21, 1999, the Bankruptcy Court established May 21, 1999 as the deadline for completion of discovery in the Adversary Proceeding and scheduled trial of the Adversary Proceeding to begin on June 21, 1999. At a hearing on March 3, 1999, on a Motion to Expedite Trial filed by Holdings and Mobile Energy, the Bankruptcy Court advanced the date for the beginning of trial to June 2, 1999.
         Meanwhile, KC moved the Bankruptcy Court: (1) to lift the automatic stay of the Arbitration; (2) to compel arbitration of certain aspects of Holdings' and Mobile Energy's complaint; and (3) to stay other claims or to exercise its discretion to refrain from ruling on them pending the outcome of Arbitration. By order dated March 23, 1999, the Bankruptcy Court directed that certain aspects of the Debtors' contract claims be arbitrated and also ruled that other aspects of Debtors' claims would be heard after the completion of the Arbitration. The Bankruptcy Court also determined that it would abstain from hearing other aspects of the Debtors' claims. KC has also moved to dismiss all counts of the Debtors' complaint, or, in the alternative, to transfer some of the counts to United States District Court in the Southern District of New York. KC's motion to dismiss was heard by the Bankruptcy Court in August 2001, and the motion was granted and the fraudulent transfer claims against KC have been dismissed.
2.       Arbitration of the KC Claims

         On March 23, 1999, the Bankruptcy Court ordered that several matters be submitted to arbitration, including whether KC had effected a "Pulp Mill Closure" (as defined in the MOA) and, if so, whether KC's operations at the Site would give Mobile Energy the right to reinstate the MOA and the Pulp Mill ESA. A hearing was held before the arbitrator in July, 1999. In August 1999, the parties requested the arbitrator to postpone the announcement of a decision pending the outcome of settlement discussions between Mobile Energy and KC. Those negotiations culminated in the KC Settlement Agreement and in the filing of the Joint Motion of Debtors and the Bondholders' Steering Committee for order Pursuant to Rule 9019(a) of the federal Rules of Bankruptcy Procedure Approving Settlement and Compromise with Kimberly-Clark Tissue Company (the "KC Settlement Motion") on December 31, 1999.
3.       KC Settlement Agreement

         The Bankruptcy Court heard the KC Settlement Motion on January 21, 2000, and the Bankruptcy Court granted the KC Settlement Motion on January 24, 2000, over the objection of S.D. Warren, the owner of the Paper Mill. S.D. Warren appealed the Bankruptcy Court's approval of the KC Settlement Agreement to the District Court, but the appeal of the order approving the KC Settlement Agreement became moot because the KC Settlement Agreement is void ab initio by its terms.
         The KC Settlement Agreement was subject to several conditions before the settlement would become final. One of those conditions is that a plan of reorganization must be confirmed on or before October 15, 2000. Although KC and the Debtors extended the deadlines and agreed to waive other applicable deadlines in the KC Settlement Agreement on several occasions, for reasons discussed in Sections VII (E) and VII (T) below, the conditions in the KC Settlement Agreement could not be met and the settlement agreement has become void ab initio pursuant to its terms. The parties engaged in the accounting and dispute procedures required under paragraph 19 of the KC Settlement Agreement, which survives termination, to be returned to the status quo ante in respect of the contractual or other legal relationships in effect between them immediately prior to the entry of the order approving the KC Settlement Agreement.
         Under Section 19 of the KC Settlement Agreement the parties had 45 days after the agreement terminated to provide an accounting of the amounts which are owed by KC to Mobile Energy as a result of the KC Settlement Agreement becoming void ab initio by its terms. KC contended that the net amount it owes Mobile Energy is approximately $3.6 million. Mobile Energy contended the amount KC owed was approximately $17.5 million. KC disputed Mobile Energy's amount claiming that the addition of the No. 7 Turbine Generator and the conversion of the Number 7 Recovery Boiler to the Number 8 Power Boiler were not prudent. KC also claimed that it was entitled to setoff against the $17.5 million the alleged cost of $2.8 million to preserve the Pulp Mill from September 1, 1999 through August 2000. As described below in this Article VII, Mobile Energy disputed KC's contentions and filed a motion with the Bankruptcy Court seeking an order requiring KC to pay the invoice submitted by Mobile Energy. The remaining disputes relating to the processing charges owed by KC under the Tissue Mill ESA were submitted to arbitration as described below in this Article VII.
D.       Motion to Approve Cogeneration Development Agreement

         Contemporaneously with the negotiations leading to the KC Settlement Agreement, the Proponents determined that it was in the best interests of the Debtors to pursue the development of a 165-megawatt gas-fired cogeneration facility at the Mobile Facility (the "Cogen Project"). Power produced by the Cogen Project would primarily be sold through the regional power transmission system to wholesale customers, providing the Debtors with additional income for the benefit of creditors.
         The Debtors, the Bondholder Steering Committee, Southern Energy Resources, and Mirant f/k/a SEI discussed the terms and conditions under which Mirant and Southern Energy Resources would be willing to oversee the development of the Cogen Project and under which Mirant, or an affiliate, would potentially provide the equity funding for the project. The Debtors estimated the cost of developing the entire Cogen Project to be $87 million. The Debtors and the Bondholder Steering Committee filed their Motion to Approve the Cogeneration Development Agreement (the "Cogen Motion") on December 31, 1999, and the Bankruptcy Court granted the Cogen Motion on January 24, 2000, over S.D. Warren's objection. S.D. Warren has appealed the order approving the Cogeneration Development Agreement. Southern Energy Resources and the Debtors executed the Cogeneration Development Agreement on February 9, 2000, and filed copies of the executed documents with the Bankruptcy Court. A copy of the Cogeneration Development Agreement is attached as Exhibit "I" and incorporated herein by reference. As discussed below, the Cogeneration Development Agreement has been amended by Cogeneration Development Agreement Amendment No. 1 and by Amendment No. 2 (subject to Bankruptcy Court approval, and as discussed below in Section VII(BB)).
         After the Cogeneration Development Agreement was entered into, a dramatic rise in long-term (future) natural gas prices occurred that negatively affected the economics of the transaction from the Debtors' and Mirant's point of view. Continuing with the development of the Cogen Project under the Cogeneration Development Agreement, and with Mirant (formerly SEI) investing in the equity under the terms thereunder, would result in Mirant, or its affiliates, realizing most of the value of the Cogen Project, leaving little value for the Debtors.
         Under these circumstances the Debtors and the Bondholder Steering Committee decided that Mobile Energy should undertake development of the Cogen Project rather than attempting to meet the conditions for Mirant to make the SEI Equity Investment. However, because Mirant would not be making the SEI Equity Investment, a $10 million payment by Mobile Energy required under the agreement would be due as early as July 31, 2000. Thus, rather than continuing with the transaction as structured under the Cogeneration Development Agreement and having to make the $10 million payment, the Debtors and the Bondholder Steering Committee decided to negotiate with Mirant to amend the Cogeneration Development Agreement.
         A motion was filed with the Bankruptcy Court on August 11, 2000 seeking Bankruptcy Court approval of Cogeneration Development Agreement Amendment No. 1. A true and correct copy of Cogeneration Development Agreement Amendment No. 1 is attached hereto as Exhibit "J" and incorporated herein by reference. Cogeneration Development Agreement Amendment No. 1 was approved by the Bankruptcy Court on September 1, 2000. Cogeneration Development Agreement Amendment No. 1 provides, among other things, that: (1) none of Mirant, Mirant Services, or any Affiliate thereof would make any additional equity investment in Mobile Energy or the Cogen Project; (2) upon confirmation of a plan of reorganization, Mirant's 1% ownership interest of Mobile Energy (if not transferred earlier to Holdings) and Southern Company's ownership of Holdings will terminate and the Bondholders will acquire 100% of the ownership of Holdings pursuant to the terms of the Plan; (3) Mirant Services will waive the $10 million Equity Option Fee; (4) Mobile Energy will terminate the Operating Agreement no later than March 31, 2001, and Mobile Energy will pay one-half the actual cost of a retention and severance program implemented by Mirant Services up to a total of $2 million paid by Mobile Energy; (5) the Cogen Facility Mobile Energy Operating Agreement will terminate; (6) Mobile Energy will retain an option to purchase the GE combustion turbine provided by Mirant to the Debtors under the Cogeneration Development Agreement, including the rights in related agreements, upon Mobile Energy's satisfaction of the MESC Transfer Obligations (as defined in the Cogeneration Development Agreement, as amended by Cogeneration Development Agreement Amendment No. 1) other than the payment of the $10 million Equity Option Fee; (7) Mobile Energy will pay Mirant $2.9 million upon the earlier of the exercise of such option, the effective date of the Plan, or July 31, 2001; (8) Mobile Energy will be allowed to use the $2.1 million held by Holdings in its tax sharing account; (9) Mirant will cause Southern to pay to the Collateral Agent, and release any claims Southern may have to, the $2.7 million that is subject to dispute under the Maintenance Plan Funding Subaccount Southern Guaranty Agreement; and (10) Mobile Energy will agree to indemnify Southern from Southern's obligations under the Mill Owner Maintenance Reserve Account Agreement, the Environmental Guaranty, and for certain income taxes on taxable income of Mobile Energy and Holdings in excess of Southern's excess loss account related to its investment in Holdings and payments under the Long Term Service Agreement for Combined Cycle Generating Plant at MESC Electric Generating Plant. Southern, Mirant Services, and Mirant will continue to hold a first priority lien on the Debtors' assets and those of any affiliate set up to own the Cogen Project to secure performance of all obligations that may be owed to Southern, Mirant Services and Mirant under Cogeneration Development Agreement Amendment No. 1.
         Mobile Energy arranged for the fabrication of the second major piece of equipment required for construction of the Cogen Project, a heat recovery steam generator ("HRSG") by Deltak and has contracted with Deltak for Deltak to perform certain work on the construction of the HRSG. That contract required Mobile Energy to provide, or cause to be provided, to Deltak letters of credit to secure Mobile Energy's payment to Deltak. Pursuant to the Letter of Credit Procurement Agreement between Mobile Energy and Mirant executed as of March 15, 2000 (the "LC Procurement Agreement"), Mirant has caused letters of credit to be posted in the aggregate amount of $5.5 million to secure the amounts owed by Mobile Energy to Deltak. Letters of credit of up to an aggregate of $11 million have been posted under the LC Procurement Agreement. Under the terms of the LC Procurement Agreement, Mobile Energy must provide Mirant with cash collateral equal to the letters of credit Mirant Services arranges to be provided to Deltak. Approximately $10,941,00 million has either been paid to Deltak or reserved for payment as of the filing of the Plan. Most of the equipment that comprises the HRSG has been delivered to Mobile Energy. Because Mobile Energy does not intend to develop the Cogen Project, it intends to sell the HRSG.
         The GE combustion turbine required for the Cogen Project was to be acquired by Mobile Energy from Mirant pursuant to the Cogen Development Agreement. Under the Cogeneration Development Agreement Amendment No. 1, on December 29, 2000, Mobile Energy notified Mirant that it intended to purchase the CT, and Mobile Energy must pay the full purchase price of $28 million for the CT within two days of Mirant's notifying Mobile Energy that Mirant has paid General Electric Company for the CT in order to obtain title to the turbine. If the Debtors do not pay Mirant, they do not receive the turbine and do not owe the $28 million purchase price but still owe the $2.9 million payment. Upon payment of that amount by Mobile Energy, Mirant will transfer the CT to Mobile Energy and Mirant will assign its remaining rights under its contract with GE for the CT to Mobile Energy. Also pursuant to Cogeneration Development Agreement Amendment No. 1, Mirant will assign to Mobile Energy Mirant's rights under the Long Term Service Agreement for Combined Cycle Generating Plant at MESC Electric Generating Plant made effective March 26, 1999 (the "LTSA") between Mirant and General Electric International, Inc. ("GEII"). In addition to the $28 million purchase price for the CT, Mobile Energy will be required to pay GEII under the LTSA $3 million in 2001. Under the LTSA, Mobile Energy also will be required to pay GEII approximately $4 million per year for parts and maintenance on the CT beginning once the Cogen Project begins operations and for a term of twelve (12) years. If the turbine contract and the LTSA are assigned to Mobile Energy, Mirant will remain liable to GEII and Mobile Energy will indemnify Mirant for any cost Mirant incurs to GEII under the LTSA. All of Mobile Energy's obligations under Cogeneration Development Agreement Amendment No. 1 to Mirant will be secured by a first priority lien in favor of Mirant, Mirant Services, and Southern. Such lien in favor of Mirant, Mirant Services, and Southern may be junior to the liens of an entity that provides financing for the Cogen Project.
         The failure of Jubilee Pulp to proceed with the development of the New Pulp Mill coupled with the termination of the KC Settlement Agreement and the increase in natural gas prices have made it more difficult to proceed with the Cogen Project as previously contemplated. The Debtors explored the possibilities regarding the Cogen Project to maximize its value to the Debtors' estates and decided to enter into Amendment No. 2 as discussed below in Section VII(BB).
E.       The Proposed New Pulp Mill

         In connection with the transactions proposed in the First Amended Plan filed on September 15, 2000, the Debtors contemplated that a new 800 short ton per day pulp mill would be developed at the Mobile Facility pursuant to the Pulp Mill Acquisition Term Sheet between Mobile Energy and Jubilee Pulp (the "Term Sheet"). The transactions necessary to develop the new pulp mill included (a) consummation of the KC Settlement Agreement; (b) consummation of certain agreements with the Debtors to effect the transfer of the No. 8 Recovery Boiler to a new limited liability company which was expected to yield approximately $4.8 million per year to Holdings; and (c) new energy services agreements between Mobile Energy and the developer of the New Pulp Mill, which was expected to provide payments of between $1.5 million and $4.5 million annually to Mobile Energy.
         Pursuant to the KC Settlement Agreement, KC granted Mobile Energy a transferable option to acquire certain assets from KC that could be used to develop the new pulp mill. Mobile Energy agreed to assign this option to Jubilee Pulp. The Term Sheet represented the realization of this piece of the consideration received by the Debtors in the KC Settlement.
         The Term Sheet, which was binding on Jubilee Pulp, provided that Jubilee Pulp would provide an initial letter of credit of $12.5 million, which at the closing of the Acquisition, as defined in the Term Sheet, would increase to $30 million, or such amount required of Jubilee Pulp to satisfy the Equity Investment, as defined in the Term Sheet, required under the Term Sheet, less any amounts already invested by Jubilee Pulp (the "Letter of Credit"). On August 11, 2000, the Debtors filed the Motion to Approve Sale and Overbid Procedures and Reimbursement of Expenses with the Bankruptcy Court. The Debtors sought Bankruptcy Court approval of the procedures by which other potential bidders would have an opportunity to enter into the same, or a substantially similar, transaction with the Debtors as the proposed transaction with Jubilee Pulp under the Term Sheet. The motion was approved on August 30, 2000.
         Under the Term Sheet, Jubilee Pulp was required to post a letter of credit in the amount of $12.5 million within five (5) business days of the approval of the Term Sheet by the Bankruptcy Court. Jubilee Pulp was required to fund the Letter of Credit by September 8, 2000. Jubilee Pulp failed to post the letter of credit as required by the Term Sheet. The Debtors consider Jubilee Pulp to be in breach of its obligations under the Term Sheet.

     As a result of this default and the issues discussed in Section VII(D) above and VII(T) below, the KC Settlement Agreement became void ab initio by its terms.

     F. Orders Authorizing Use of Cash Collateral and Bar Date for Challenges to Claims

         On the Petition Date, the Debtors filed their Motion for an Order Authorizing Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code (the "Cash Collateral Motion"). On March 15, 1999, the Bankruptcy Court granted the Cash Collateral Motion and authorized the Debtors' use of cash collateral pursuant to the First Final Cash Collateral Order. The First Final Cash Collateral Order, and each subsequent order, provides for replacement liens in the Debtors' assets in favor of the Senior Secured Lenders to the extent of an actual diminution in value of the Senior Secured Lenders' collateral. The Debtors currently have the authority to use cash collateral pursuant to the Twelfth Final Cash Collateral Order entered on July 30, 2002. The Debtors' authority to use cash collateral continues up through and including October 31, 2002.
         With the first authorization of the Debtors' use of cash collateral, the Bankruptcy Court set a bar date for objecting to the Claims of the Senior Secured Parties and for challenging their liens. The date set by the Bankruptcy Court was May 15, 1999, and no objections were timely filed. Accordingly, the Claims of the Senior Secured Parties will be allowed and paid pursuant to the Plan.
         In connection with the issuance of the First Mortgage Bonds, the Indenture required that a debt service reserve account be established for the benefit of the Holders of the First Mortgage Bonds (the "First Mortgage Debt Service Reserve Account"). Additionally, in connection with the issuance of the Tax-Exempt Bonds, the Tax-Exempt Bonds Indenture required that a debt service reserve account be established for the benefit of the Holders of the Tax-Exempt Bonds (the "Tax-Exempt Debt Service Reserve Account"). The First Mortgage Debt Service Reserve Account was funded in an amount equal to $21.9 million (the "First Mortgage Debt Service Reserve Account Required Balance"). Prior to March 15, 1999, Mobile Energy funded the First Mortgage Debt Service Reserve Account with a guaranty from Southern in an amount equal to the First Mortgage Debt Service Reserve Account Required Balance. On March 15, 1999, Southern paid $21.9 million to First Union National Bank, as trustee under the Indenture, for deposit in the Debt Service Reserve Account. That payment terminated the Southern guaranty. Prior to March 17, 1999, the Tax-Exempt Debt Service Reserve Account was funded with a letter of credit in an amount equal to $5.9 million. On March 17, 1999, First Union National Bank, as trustee under the Tax-Exempt Indenture, received payment of $5.9 million under that letter of credit for deposit into the Tax-Exempt Debt Service Reserve Account. Additionally, pursuant to an order of the Bankruptcy Court the Debtors made cash payments to the Collateral Agent for further distribution under the terms of the Intercreditor Agreement and the Indenture and the Tax-Exempt Indenture (discussed below in Section VII (J)). Between June, 1999 and June, 2002, the Debtors made payments thereunder totaling $87,633,850.99.

     G. Order Approving Debtors' Cash Management System and Authorizing Variances from Bankruptcy Administrator's Investment Guidelines

         On the Petition Date, the Debtors filed their Motion for an Order Modifying Investment Guidelines of 11 U.S.C. ss. 345 (the "Investment Guidelines Motion"). Pursuant to the Investment Guidelines Motion, the Debtors sought modifications of the investment guidelines established in Section 345 of the Bankruptcy Code. The Order granting the Investment Guidelines Motion was entered on January 15, 1999.
         To maximize the value of the Debtors' Estates, the Debtors deemed it advisable that the Cash be maintained in income producing investments to the fullest extent possible, and in accordance with the Debtors' pre-petition investment policies. Those investment policies permitted investments in relatively low-risk, short-term investment instruments. Although such investments were somewhat higher in risk than the investments permitted by
Section 345 of the Bankruptcy Code, the Debtors received a substantially higher rate of return. The Debtors thereby maximized the value of their assets, with little appreciable additional risk. H. Conversion of Number 7 Recovery Boiler to the Number 8 Power Boiler and Addition of No. 7 Turbine
         Generator

         In the summer of 1999, the Debtors determined that in order to ensure the continued viability of the Energy Complex after the Pulp Mill shutdown, which was scheduled to occur on September 1, 1999, the Debtors were required to reconfigure the Energy Complex. A large portion of the reconfiguration work involved transforming one of the two existing recovery boilers, the Number 7 Recovery Boiler, to function as a power boiler. The Number 7 Recovery Boiler burned black liquor from the Pulp Mill to create steam that ultimately was used to create electricity. Because the fuel used by the Number 7 Recovery Boiler, black liquor, would be discontinued when the Pulp Mill closed on September 1, 1999, Mobile Energy decided to reconfigure the Number 7 Recovery Boiler to burn natural gas only, instead of black liquor and natural gas, to create the steam needed to generate electricity and in order to meet the energy demands of the remaining Mills. As reconfigured, the Number 7 Recovery Boiler was re-named the Number 8 Power Boiler.
         After the Pulp Mill was shutdown, the Energy Complex was left with a mix of assets that could not service the power and steam processing needs of the Mills. The Energy Complex was left with an imbalance of high pressure steam and existing turbines that did not have sufficient condensing capacity to make use of that high pressure steam. The installation of the Number 7 Turbine Generator, a condensing turbine, greatly reduced the imbalance problem, and its implementation at the Energy Complex allowed Mobile Energy to satisfy its requirements under the ESAs.
         As reconfigured, the Number 8 Power Boiler, together with the addition of the Number 7 Turbine Generator, allowed the Energy Complex to meet the energy needs of the remaining Mills and also allowed Mobile Energy to sell electricity to wholesale customers. The conversion of the Number 7 Recovery Boiler and the addition of the Number 7 Turbine Generator was approved by the Bankruptcy Court. The Number 8 Power Boiler, which will be used as back-up, and the Number 7 Turbine Generator will continue to be used in the Debtors' operations post-confirmation.
I.       Engagement Of Professional Persons

1.       Engagement of Attorneys

         On the Petition Date, the Debtors filed with the Bankruptcy Court applications to employ Cabaniss, Johnston, Gardner, Dumas & O'Neal ("Cabaniss, Johnston") as general bankruptcy counsel, and Andrews & Kurth L.L.P. ("A&K") as special bankruptcy counsel. An order granting the Cabaniss, Johnston and A&K applications was signed that same day. Pursuant to the terms of the employment application, the Debtors have agreed to pay Cabaniss, Johnston's and A&K's legal fees on an hourly rate basis at the hourly rates customarily charged by them for the services of the professionals involved. The Debtors have also agreed to reimburse Cabaniss, Johnston and A&K for all reasonable and necessary expenses incurred by them in performing services for the Debtors. Payment of such fees and expenses is subject to the approval of the Bankruptcy Court in accordance with the standards of Sections 327 through 330 of the Bankruptcy Code.
2.       Engagement of Investment Banker

         On the Petition Date, the Debtors filed an application to retain FORCAP International Inc. ("FORCAP") to provide financial advisory and investment banking services in connection with the Chapter 11 Cases (the "FORCAP Application"). By Order entered on March 22, 1999, the Bankruptcy Court approved the Debtor's employment of FORCAP pursuant to the terms of an engagement letter (the "Engagement Letter") between FORCAP and Mobile Energy. The Engagement Letter provides for the payment of $125,000 per month in advisory fees, all or a portion of which may be offset against FORCAP's Transaction Fee. All of the amounts paid to FORCAP are subject to further approval of the Bankruptcy Court. Commencing with the February 14, 2000 payment, the advisory fees due FORCAP were reduced to $25,000 per month.
         On June 29, 2000, FORCAP filed its interim fee application seeking preliminary approval of its fees and expenses for the period January 1, 2000 through April 30, 2000. The Debtors and the Bondholder Steering Committee have objected to FORCAP's interim fee application. On July 20, 2000, Mobile Energy gave FORCAP thirty days notice of the termination of the Engagement Letter for cause, and FORCAP's engagement was terminated on August 19, 2000. FORCAP disputes that cause existed for its termination. The objection to the FORCAP Fee Application has been resolved by an agreed order which will allow FORCAP to receive an additional $25,000 provided that it is treated pari passu with other administrative claimants.
3.       Engagement of Accountants

         The Debtors filed an application (the "PricewaterhouseCoopers Application") for employment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to perform accounting services on behalf of the Debtors. Pursuant to the terms of the employment application, the Debtors agreed to pay PricewaterhouseCoopers' fees for services on an hourly rate basis at the hourly rates customarily charged by it for the services of the professionals involved. The Debtors also agreed to reimburse PricewaterhouseCoopers for all reasonable and necessary expenses incurred by it in performing services for the Debtors. Payment of such fees and expenses is subject to the approval of the Bankruptcy Court. By Order entered on the Petition Date, the Bankruptcy Court approved the Debtors' employment of PricewaterhouseCoopers pursuant to the terms of the PricewaterhouseCoopers Application.

     J. Southern Payment to Collateral Agent for Deposit in Maintenance Plan Funding Subaccount Pursuant to Guaranty in Connection with First Mortgage Bonds and Tax-Exempt Bonds

         Upon its establishment in August, 1995, at the time of the issuance of the First Mortgage Bonds and the Tax-Exempt Bonds, the Maintenance Plan Funding Subaccount established under the Intercreditor Agreement was credited in an amount equal to $11.0 million. In lieu of funding the Maintenance Plan Funding Subaccount with Cash at that time, Mobile Energy provided instead a guaranty from Southern in an amount equal to $11.0 million. In March, 1999, Southern paid $8.3 million to the Collateral Agent under that guaranty for deposit into the Maintenance Plan Funding Subaccount. Substantially all of these moneys were distributed by the Collateral Agent to the Indenture Trustee and the Tax-Exempt Trustee pursuant to the terms of the Intercreditor Agreement. Southern had asserted that because of a payment of $2.7 million into the Maintenance Plan Funding Subaccount in 1996 from funds borrowed under the revolving credit facility maintained by Southern with Banque Paribas (separate from the Working Capital Facility described above), no further amount was available under the Southern guaranty. Under Cogeneration Development Agreement Amendment No. 1 the matter has been resolved by Southern paying $2.7 million to the Collateral Agent.
K.       Appointment of Official Unsecured Creditors' Committee

     On February 4, 1999, the Bankruptcy Adminstrator filed a Notice of Appointment of Creditor's Committee, appointing the following members to the Official Unsecured Creditors' Committee: Hargrove and Associates, Inc., Iberville Insulations, Inc., Industrial Value, and Smith Industrial Service.

L.       Establishment of Bondholder Steering Committee

         The ad hoc committee of Holders of Tax-Exempt Bonds and First Mortgage Bonds have established the Bondholder Steering Committee which is comprised of certain Holders of Existing Securities as constituted from time to time and First Union National Bank (ex-officio) as Indenture Trustee and as Tax-Exempt Trustee. At certain times, the Bondholder Steering Committee has been comprised of Credit Suisse First Boston Corporation ("CSFB"), Morgan Stanley Investment Management (formerly known as Miller Anderson & Sherrerd, LLP) ("Morgan Stanley"), and Pan American Life Insurance Company (each of which holds First Mortgage Bonds); Franklin Advisors, Inc. and Van Kampen Investment and Advisory Corp. (each of which holds Tax-Exempt Bonds); and Wachovia Bank, National Association ("Wachovia Bank"), formerly known as First Union National Bank (ex officio), as Trustee for the First Mortgage Bonds and Tax-Exempt Bonds. CSFB resigned from the Bondholder Steering Committee in December 2000, but rejoined the Bondholder Steering Committee in February 2001. Franklin Advisors, Inc. resigned from the Bondholder Steering Committee in February 2001 when it assigned its claims to CSFB. The Bondholder Steering Committee currently is comprised of CSFB, Morgan Stanley, and Wachovia Banak (ex officio). The Bondholder Steering Committee has retained Debevoise & Plimpton, McDermott Will & Emery, Greenberg Traurig, and Silver, Voit and Thompson as their counsel and CIBC as their financial advisor. As of March 31, 2001, CIBC is no longer the financial advisor to the Bondholder Steering Committee. The Bondholder Steering Committee, whose members collectively hold in excess of 70% of the First Mortgage Bonds and in excess of 64% of the Tax-Exempt Bonds, support confirmation of the Plan.
M.       Motions to Extend Exclusivity

         Under Section 1121 of the Bankruptcy Code, the Debtors originally had the exclusive right until May 14, 1999, to file a plan of reorganization, and until July 13, 1999, to solicit acceptances of such plan. The Debtors requested the Bankruptcy Court to extend the exclusive periods pending the negotiation of the business arrangements that are the foundation of the Plan. The Bankruptcy Court granted the Debtors' requests and the exclusive periods for the Debtors to file and solicit a plan of reorganization were extended through July 31, 2000, and September 29, 2000, respectively. The extensions of the exclusive periods did not apply either to the Bondholder Steering Committee or to S.D. Warren.
N.       Motions to Extend Time to Assume or Reject Real Property Leases

         Under Section 365(d)(4) of the Bankruptcy Code, the Debtors originally had until March 15, 1999, to decide whether to assume or reject leases of real property. The Bankruptcy Court has granted the Debtors' requests to extend the time period to decide whether to assume or reject their real property leases until the confirmation of a plan of reorganization.
O.       Motion to Approve Work Force Reduction-Severance Program

         As a result of the cessation of the Pulp Mill's operations that occurred on or about September 1, 1999, the number of hourly employees of Southern Energy Resources who worked at the Mobile Facility needed to be reduced. In order to facilitate an organized and controlled reduction in the hourly employee workforce, Southern Energy Resources negotiated the terms and conditions of the Workforce Reduction Severance Program (the "Program") with the hourly employees' union representatives. The Debtors were authorized to reimburse Southern Energy Resources for the costs of the Program by order of the Bankruptcy Court on October 29, 1999.
         Under the Program, the hourly employees elected to either receive a voluntary severance or remain in the employ of Southern Energy Resources subject to its right to terminate employment involuntarily. Those hourly employees that elected to take a voluntary severance could have elected a Lump Sum Payment ("LSP") or alternatively to be party to an Employee Transition Program ("ETP"). The election took place between November 1, 1999 and November 12, 1999. Twenty-three employees were terminated under the LSP, four employees chose the ETP without recall rights, and four employees were terminated involuntarily. To date, the Debtors have reimbursed Southern Energy Resources approximately $1.3 million under the Program.
P.       Motion to Approve Key Employee Retention Program

         In order to keep important salaried employees employed at the Mobile Facility to assist with the reorganization effort, the Debtors sought Bankruptcy Court approval to reimburse Southern Energy Resources for the costs of the Key Employee Retention Program (the "Key Employee Retention Program"). On June 30, 1999, the Bankruptcy Court approved the Key Employee Retention Program. The Key Employee Retention Program provided that salaried employees would continue with their current salary and benefits, provided for a severance payment under certain circumstances, and provided for a retention bonus if an employee continues employment through May 28, 1999. All payments under the Key Employee Retention Program were paid by Southern Energy Resources and reimbursed by Mobile Energy pursuant to the Mobile Energy Operating Agreement.
Q.       Motion to Pay Prepetition Wages

     On the Petition Date, the Debtors filed a motion with the Bankruptcy Court to allow the reimbursement to Southern Energy Resources for payment of prepetition wages and salaries owed to the employees of Southern Energy Resources who work at the Mobile Facility. The Bankruptcy Court approved the motion on February 22, 1999.

R.       Section 203 Authorization

         The Federal Regulatory Commission ("FERC") has authority under Section 203 of the Federal Power Act, to review and, if consistent with the public interest, approve certain transactions involving the securities of public utilities. The Debtors, who are subject to the Federal Power Act, sought approval from the FERC and in December of 2000, the FERC authorized a change in the identity of the equity owners in Holdings, from its current owners to the Bondholders. The authorization was received in response to an application filed in November 2000 by Mobile Energy and Holdings, which summarized the transactions then contemplated in the First Amended Plan and described in the disclosure statement filed with the Bankruptcy Court on September 15, 2000.
S.       Motion to Approve Cogeneration Development Agreement Amendment No. 1

         As more fully described above in Section VII (D), on August 11, 2000, the Debtors filed the Motion to Approve Cogeneration Development Agreement Amendment No. 1 to MESC Cogeneration Development Agreement with the Bankruptcy Court. The Debtors sought Bankruptcy Court approval to enter Cogeneration Development Agreement Amendment No. 1, and the Motion was approved on August 30, 2000. The current status of the Cogen Project is discussed above in Section VII(D).
T.       First Plan and Disclosure Statement

         On September 15, 2000, the Debtors and the Bondholder Steering Committee filed their First Amended Joint Plan of Reorganization and the Disclosure Statement Accompanying the First Amended Joint Plan of Reorganization. The fundamental components of the First Amended Plan were the KC Settlement and the transactions resulting from such settlement. The KC Settlement, as proposed, allowed for Mobile Energy to pursue the development of the New Pulp Mill as well as the Cogen Project. In pursuit of the efforts to close the KC Settlement and after the First Amended Plan was filed the Debtors had several discussions with S.D. Warren to attempt to resolve its concerns. Meanwhile, the Debtors pursued the development of the New Pulp Mill with Jubilee Pulp. After approval of the Term Sheet by the Court, Jubilee Pulp defaulted on the Pulp Mill Term Sheet by failing to post the letter of credit casting serious doubt on Jubilee Pulp's ability to develop the New Pulp Mill. In addition, the discussions with S.D. Warren failed to yield a satisfactory result. These events, coupled with the increase in long term natural gas prices forecasts, materially adversely affected the projections of the future revenues to be derived from the Cogen Project. Despite the Debtors' diligent efforts and as a consequence of these events outside the Debtors' control, the KC Settlement failed to close and the KC Settlement Agreement, by its terms, has become void ab initio.
U.       U-1 and QF Applications

         Because the Debtors are indirectly owned by the Southern Company, they are subject to regulation under PUHCA. The SEC generally takes the position that entities subject to PUHCA, must obtain approval from the SEC of a disclosure statement before a plan of reorganization may be solicited to those persons entitled to vote. On October 16, 2000, the Debtors filed their U-1 application with the SEC seeking approval of the disclosure statement filed on September 15, 2000. Because the structure of the Reorganized Debtors and their business plan is substantially different from that contemplated in the First Amended Plan, an amended U-1 application was filed on April 11, 2001, and again in August 2002. An unopposed amended U-1 could be approved within approximately thirty (30) days from the date that the amended U-1 is filed. U-1 applications are subject to public notice and comments. The thirty-day time period is an estimate and the actual time to obtain approval could be longer.
         On October 25, 2000, the Debtors filed an application with the FERC seeking a certification of certain facilities and equipment as a Qualifying Facility. As explained in Section V(E), the certification as a Qualifying Facility has certain benefits to Mobile Energy. The application has been withdrawn because of the change in the operating configuration of Mobile Energy's equipment. The Debtors anticipate filing a new application soon after the filing of this Disclosure Statement and hope to obtain a favorable ruling prior to confirmation of the Plan. For a discussion of the risk factors associated with the Qualifying Facility status, see Section X(I) below.
V.       KC Preference Adversary Proceeding

     On January 12, 2001, Mobile Energy filed an adversary proceeding in the Bankruptcy Court against KC seeking to avoid approximately $1.7 million in prepetition transfers made to KC by Mobile Energy. Mobile Energy contends that the transfers are avoidable as preferences under Section 547 of the Bankruptcy Code. The trial has been continued until a final order is entered on the assumption of the MOA and the ESAs.

W.       KC Conversion Adversary Proceeding
         ----------------------------------

         Prior to January 14, 1999, Mobile Energy acquired a pressure vessel identified as a spray water condenser for use as a spare component on the No. 7 Boiler operated by Mobile Energy. Sometime after January 14, 1999, KC conveyed and transferred the condenser to M&E Salvage, L.L.C. ("M&E Salvage"). Upon information and belief, M&E Salvage reduced the Condenser to scrap. The Debtors did not give KC permission to transfer the Condenser nor did they give M&E Salvage permission to destroy the Condenser. On March 20, 2001, the Debtors filed an Adversary Complaint against KC and M&E Salvage asserting claims for turnover and conversion in the amount of $184,896 (the fair market value of the Condenser) plus interest. The Debtors served the summons and the complaint on March 29, 2001. KC has refused to pay the $184,896 plus interest and denies that it is liable for the destruction of the Condenser. The trial of this proceeding was held in early 2002, and a decision is currently pending before the Bankruptcy Court.
X.       Transfer of 1% Interest in Mobile Energy to Holdings

         On December 29, 2000, Mirant Services, then known as SERI, transferred its 1% equity interest in Mobile Energy to Holdings. This transfer was required under the Cogen Development Agreement and has the effect of simplifying the Debtors' corporate structure. Holdings now owns 100% of the equity interest in Mobile Energy. The equity ownership of Holdings was unaffected by the transfer.
Y.       Motion to Approve OEC as Interim Operator

         On February 7, 2001, the Debtors filed a motion with the Bankruptcy Court seeking approval of OEC as interim operator of the Energy Complex. A hearing on the Motion was held on March 9, 2001. The motion was required because under the Cogen Development Agreement the Debtors were required to terminate the existing O&M Agreement with SERI no later than March 31, 2001. The Debtors are unable to operate the Energy Complex without an operator and they require OEC's assistance to act as interim operator until the Plan is confirmed. At the hearing on March 9, 2001, OEC was approved as interim operator of the Energy Complex. In December 2001, OEC filed a Chapter 11 petition under the Bankruptcy Code. It is uncertain at this time whether OEC will seek to assume or reject the operating agreement between it and Mobile Energy. If OEC seeks to reject its agreement with Mobile Energy, Mobile Energy is confident that a new operator of the Energy Complex can be obtained and that service to Mobile Energy's customers will not be adversely affected. Mobile Energy currently is reviewing its alternatives under its agreement with OEC and under applicable law. In any event, Mobile Energy does not believe that OEC's bankruptcy will have any adverse impact on the continued operation of the Energy Complex. Z. Motion for Order Regarding Procedures Relating to Confirmation

         On March 21, 2001, the Debtors filed their Motion For Order (1) Setting Various Dates in Connection with the Confirmation Hearing; (2) Approving Forms of Ballots; (3) Approving Solicitation Procedures and employment of a Balloting Agent; (4) Approving Procedures for Vote Tabulation; (5) Approving the Assumption and Cure Procedures for Executory Contracts and Unexpired Leases; And
(6) Approving Form and Manner of Notice (the "Procedures Motion"). The Procedures Motion seeks to establish certain important dates and procedures in connection with the confirmation of the Second Plan. The Debtors requested that the Bankruptcy Court establish assumption and cure procedures that would enable the Debtors to resolve many of KC's and S.D. Warren's alleged claims (the procedures would be equally applicable to any other non-debtor party to an assumed executory contract or unexpired lease). The Bondholder Steering Committee supported approval of the Procedures Motion. Both KC and S.D. Warren objected to the Procedures Motion. Although KC does not contend that Mobile Energy owes it money to cure any defaults under the agreements, KC does contend that there are issues which must be resolved in connection with the assumption of the agreement and that those issues should be resolved through the dispute resolution procedures under the MOA. A hearing on the motion was held on April 11, 2001 and the assumption and cure procedure is still under consideration by the Bankruptcy Court. The Court entered an order granting the other relief sought by the Debtors.
         On April 25, 2001, the Debtors decided to proceed with the arbitration of certain of the disputed issues pertaining to the cure disputes with KC and S.D. Warren. The Debtors filed an arbitration proceeding seeking an award that the amounts charged to S.D. Warren (and paid by S.D. Warren) and the amounts invoiced to KC from August 1999 to the present (but not paid by KC), and continuing into the future, are appropriate. The substance of the dispute is more fully discussed in Section VII (DD) below.
AA.      KC True-up Motion

         On March 29, 2001, the Debtors filed their Motion to Enforce Contract Provisions Surviving the Termination of the KC Settlement Agreement and the New Tissue Mill Energy Services Agreement (the "True-up Motion"). When the KC Settlement Agreement became void ab initio pursuant to its terms, the parties to the KC Settlement Agreement were returned to the status quo ante in respect of the contractual or other legal relationships in effect between them immediately prior to the entry of the order approving the KC Settlement Agreement. Thus, the New Tissue Mill ESA became void ab initio by its terms along with the KC Settlement Agreement. However, section 11(e) of the New Tissue Mill ESA and paragraph 19 of the KC Settlement Agreement survived the New Tissue Mill ESA and the KC Settlement Agreement becoming void ab initio. As a result of the foregoing, KC is obligated to pay Mobile Energy the difference between: (i) what KC paid under the New Tissue Mill ESA; and (ii) what KC would have had to pay under the original Tissue Mill ESA (the "True-up Amount"). The Debtors assert that KC must pay $17,549,050 as the True-up Amount without setoff and despite any dispute to the contrary. The Debtors made a formal demand that KC pay the True-up Amount. The Bondholder Steering Committee supported the relief requested by the Debtors in the True-up Motion. However, KC disputed the amount; and originally only paid approximately $3.6 million of the $17,549,050 it owed Mobile Energy. A hearing was held in the Bankruptcy Court on the True-up Motion on May 21, 2001. At the hearing, KC agreed to pay $2.4 million, in addition to the approximately $3.6 million previously paid to Mobile Energy. The $2.4 million amount is approximately equal to the amounts that KC had previously paid to Mobile Energy, but which KC later disputed. The $2.4 million paid by KC to Mobile Energy was paid under protest and the dispute was resolved through the arbitration proceeding described below in Section VII (DD).
BB.      Motion to Approve Amendment No. 2 to Cogeneration Agreement

         On April 25, 2001, the Debtors filed their Motion for Approval of Amendment No. 2 to Cogeneration Development Agreement Pursuant to Bankruptcy Code Section 363 (the "Amendment No. 2 Motion"). Mobile Energy currently is a party to the Cogen Development Agreement, that provides the terms by which Mobile Energy will develop a 165 MW cogeneration facility at the Mobile Facility. For a number of reasons, the value of the cogeneration project declined such that it was not economically viable to proceed with the cogeneration project under the original Cogeneration Development Agreement. Under these changed circumstances, the Debtors and the Bondholder Steering Committee negotiated Cogeneration Development Agreement Amendment No. 1. However, due to continued changing circumstances, the Debtors and the Steering Committee negotiated the Amendment No. 2 to the Cogen Development Agreement that enabled the Debtors to realize $7.9 million in value. A copy of the Amendment No. 2 is attached hereto as Exhibit "M." Pursuant to Amendment No. 2, Mirant paid to Mobile Energy the amount of $7,900,000 (which was netted against the $2,900,000 option fee). In return Mobile Energy irrevocably waived and released any and all rights Mobile Energy may have under the Cogen Development Agreement and related agreements or otherwise in the GE Cogen Turbine. Also, in exchange for the waiver and release provided by Mobile Energy, Mirant and Mirant Services waived and released Mobile Energy from any obligation that Mobile Energy may have to pay (a) any and all GE Turbine Costs, and (b) any and all other amounts whatsoever in connection with, arising out of or relating to the GE Cogen Turbine and related agreements (other than the $2,900,000 option fee). Amendment No. 2 also modified the timing under the Cogen Development Agreement by providing that Mirant and Mirant Services agree to stay those rights (until at the latest May 31, 2001) under the Cogen Development Agreement, whereby they can require Mobile Energy to purchase the GE Cogen Turbine or lose its rights to the GE Cogen Turbine. The Bankruptcy Court approved Amendment No. 2 on May 16, 2001.
CC.      Claim Objections

         Mobile Energy has filed objections to the proofs of claim filed by KC and by S.D. Warren. KC asserts a claim for approximately $540,000 (the "KC Claim"). Approximately $261,000 of that amount relates to the amount owed by Mobile Energy for January 1999 goods and services provided by KC to Mobile Energy. The remainder of the claim relates to KC installation of a piece of equipment that KC contends Mobile Energy should pay a share of. Mobile Energy has objected to the KC Claim because it does not owe KC for the equipment KC installed, because the claim is subject to setoff by Mobile Energy of claims that far exceed the amount of the KC Claim, and because the claim should be disallowed under Section 502(d) of the Bankruptcy Code. This claim was resolved in the settlement with KC discussed below in Section VII (JJ).

     S.D. Warren filed proofs of claim against both Debtors (the "S.D. Warren Claim"). The Debtors objected to the S.D. Warren Claims because the claim is vague and because no amounts were owed by the Debtors to S.D. Warren as of the petition date. As described below in Section VII (FF) the S.D. Warren Claim has been settled.

         The Debtors' objection to the KC Claim was resolved by the parties agreeing that the prepetition disputes under the MOA and the ESAs shall be subject to dispute resolution under the procedures set forth in the MOA.
DD.      Energy Charge Disputes with KC; Financial Adjustment Event

         KC and the Debtors were in dispute over the amount of Demand Charges and other amounts owed by KC to Mobile Energy (the "Energy Charge Dispute"). KC contended that it did not owe approximately $13 million to Mobile Energy under the Tissue Mill ESA because KC contended that Mobile Energy acted inappropriately in converting the No. 7 Recovery Boiler to the Number 8 Power Boiler and adding the No. 7 Turbine Generator. KC challenged Mobile Energy's right to include fuel cost increases subsequent to the shut down of the Pulp Mill in the Processing Charges and that the fuel mix used by Mobile Energy resulted in higher charges that should not be allowed under the MOA and the ESAs. Mobile Energy denied KC's contentions.
         Mobile Energy and KC also were in dispute over whether a Financial Adjustment Event (as defined in the MOA) had occurred by virtue of the activities at the Pulp Mill which caused the cessation of the production of black liquor (the "Financial Adjustment Event Dispute"). KC disputed the existence of a Financial Adjustment Event. The dispute with S.D. Warren over the Financial Adjustment Event has been resolved as part of the S.D. Warren settlement. Mobile Energy contended that it should be allowed to recover the capital costs associated with the addition of the No. 7 Turbine Generator and the conversion of the No. 7 Recovery Boiler from KC. The amount of that dispute was approximately $18 million.
         The Energy Charge Dispute and the Financial Adjustment Dispute were submitted to an arbitrator in the Fall 2001, and in January 2002 the arbitrator ruled that Mobile Energy should recover the full amounts claimed by Mobile Energy against KC, or approximately $26 million, including interest. In February 2002, KC paid the full amount set forth in the arbitration award.
EE.      Arbitration Award; Reinstatement of the Pulp Mill ESA and MOA

         In addition to the disputes with KC described above, and as a consequence of the KC Settlement Agreement not closing, the arbitration award in the Closure Arbitration was received by Mobile Energy on March 16, 2001. The arbitrator ruled that a Pulp Mill Closure had occurred under the MOA, but that KC was conducting activities on the Real Property (as defined in the MOA) on and after September 1, 1999, that gave rise to Mobile Energy's right to reinstate the MOA and the Pulp Mill ESA. Consistent with its discussions with KC in 1998 that Mobile Energy intended to reinstate the Pulp Mill ESA and the MOA because of KC's activities on the Real Property, on March 28, 2001, Mobile Energy sent a notice to KC that the Pulp Mill ESA and the MOA were reinstated as of September 1, 1999. On April 23, 2001, Mobile Energy initiated an arbitration proceeding (the "Demand Charge Arbitration") against KC seeking an award of the approximately $93 million (through December 2001 and inclusive of interest) of Demand Charges Mobile Energy believed was owed by KC by virtue of the reinstatement of the Pulp Mill ESA. The hearing on this matter was concluded in October 2001, and in January 2002, the arbitrator in the Demand Charge Arbitration awarded Mobile Energy approximately $26 million on its claims against KC, and in February 2002 KC paid the full amount awarded by the arbitrator.
FF.      S.D. Warren Settlement Agreement

         S.D. Warren, the owner of the Paper Mill, and the Debtors were involved in several disputes during these Bankruptcy Cases which involved the operation of the Energy Complex. S.D. Warren also disputed the entry of the KC Settlement Agreement and the Debtors and S.D. Warren were in dispute over the amount and nature of S.D. Warren's claim in the Bankruptcy Cases. S.D. Warren also disputed the amount of processing charges and demand charges that were owed under the MOA and the Paper Mill ESA and S.D. Warren was a party to the arbitration proceeding described above in Section VII (DD).
         In May 2001 S.D. Warren and Mobile Energy began settlement discussions and eventually the parties negotiated a settlement of their disputes. Mobile Energy filed a motion with the Bankruptcy Court to approve the settlement in August 2001, and the Bankruptcy Court approved the settlement at a hearing on September 24, 2001.
         The settlement with S.D. Warren provides that Mobile Energy is entitled to retain all of the processing charges it had billed S.D. Warren that were in dispute. The amount of the disputed charges was approximately $13 million. The settlement also provides that Mobile Energy will look to KC for reimbursement for the Financial Adjustment Event. The settlement also provides that Mobile Energy will give full credit to S.D. Warren for certain demand charges that were previously billed to S.D. Warren while the KC Settlement Agreement was pending that S.D. Warren contended it did not owe. After the reinstatement of the Pulp Mill ESA as of September 1, 1999, Mobile Energy agreed that S.D. Warren would not owe such demand charges and such disputed demand charges were setoff against the post-closure demand charges due under the MOA, which S.D. Warren agreed to pay in full at the closing of the settlement. The settlement also provided that S.D. Warren waive all pre- and post-petition claims against the Debtors. The settlement also allowed S.D. Warren to resolve the business disputes surrounding the announced December 14, 2001, shut down of it's Paper Mill. The settlement will allow S.D. Warren to use a de minimus amount of power processing and steam processing services without triggering a reinstatement of the Paper Mill ESA. However, if S.D. Warren operates above the agreed upon levels, Mobile Energy will have the right under Section 13.1 of the MOA to reinstate the Paper Mill ESA.
GG.      Consultants Hired by Mobile Energy

         On November 27, 2000, the Debtors entered into a consulting and an employment agreement with James Stewart to (1) assist with the day-to-day operations of the Energy Complex, (2) assist in the ongoing discussions and negotiations with the Mill Owners, and (3) explore and evaluate opportunities for the Debtors to preserve the value of their assets or create additional value through various potential business opportunities. Mr. Stewart has extensive experience in the operation of facilities similar to the Energy Complex. The Debtors believe Mr. Stewart's hiring to be an ordinary course transaction as a consequence of the gradual withdrawal of Mirant Services management support pursuant to the Cogen Development Agreement. Mr. Stewart will be the CEO of the Reorganized Debtors post-confirmation. A copy of the letter agreement setting forth the terms and conditions of his employment with the Reorganized Debtors is attached as Exhibit "K."

     On April 2, 2001, Mobile Energy hired Philip Cahoon to assist with the financial aspects of Mobile Energy's business. Mr. Cahoon will be the Chief Financial Officer of the Reorganized Debtors post-confirmation. A copy of the letter agreement setting forth the terms and conditions of his employment with the Reorganized Debtors is attached as Exhibit "L."

HH.      Devery Claim
         ------------

         On May 21, 2001, Mobile Energy and Mirant Services were sued in the Circuit Court of Mobile County, Alabama by a former employee of Mirant Services, Ronald J. Devery. Mr. Devery alleges that he was terminated by Mirant Services in February 2001 in violation of the employment policies existing under the collective bargaining agreement between the IBEW Local 2129 and Mirant Services. Mr. Devery further alleges that Mobile Energy is liable because he contends that Mobile Energy was also his employer in addition to Mirant Services. Mr. Devery seeks approximately $2.5 million in damages. Mirant Services and Mobile Energy vigorously deny that Mr. Devery was terminated in violation of the collective bargaining agreement or that his termination was otherwise improper. They also contend that Mr. Devery did not exhaust his administrative remedies under the collective bargaining agreement. Finally, Mobile Energy contends that it has no liability to Mr. Devery in any event because it was never Mr. Devery's employer.
         After filing the lawsuit in Mobile state court, Mirant Services removed the claims asserted against it to the United States District Court for the Southern District of Alabama. Mobile Energy had previously removed the claims asserted against it to the Bankruptcy Court. Both Mirant Services and Mobile Energy have filed motions to dismiss the lawsuit and the motions are currently pending. Mirant Services has a potential indemnity claim against Mobile Energy under the O&M Agreement between Mirant Services and Mobile Energy if Mirant Services is liable to Mr. Devery that is not the result of gross negligence or willful misconduct on the part of Mirant Services.

     If Mr. Devery prevails in his lawsuit against Mobile Energy his claim will receive administrative priority to the extent of the damage award. Although the litigation is at its initial stages, Mobile Energy does not believe that Mr. Devery will prevail in his claims against Mobile Energy. The Projections attached hereto as Exhibit C assume that no money is paid to Mr. Devery in connection with his claims.

II.      Bonnor/Douglas Claims and Settlement
         ------------------------------------

         Mirant Services and the Paper, Allied-Industrial Chemical and Energy Workers-International Union and its Local 423 ("PACE") were parties to a certain collective bargaining agreement ("PACE Agreement"). Two employees of Mirant Services, Mollie Bonnor ("Bonnor") and Sara Douglas ("Douglas") who were members of the bargain unit covered by the PACE Agreement were terminated from employment on or about January 1997. PACE alleged that Bonnor and Douglas were improperly terminated and initiated an arbitration proceeding under the PACE Agreement. On or about March 29, 1998, the arbitrator ruled in favor of PACE and ordered that Bonnor and Douglas be reinstated with back-pay.
         On or about April 10, 1998, Mobile Energy filed an action in the United States District Court for the Southern District of Alabama seeking to overturn the arbitrator's award. The District Court proceeding was pending without a decision when Mobile Energy initiated these Bankruptcy Cases. The proceeding has been stayed by the automatic stay provided by Section 362 of the Bankruptcy Code.
         On or about April 25, 2002, PACE filed a motion with the Bankruptcy Court seeking relief from the automatic stay so that Mobile Energy's action in the District Court could proceed to judgment. After the motion was filed the parties began settlement discussions. In August 2002, the parties reached a settlement of the dispute and filed a motion with the Bankruptcy Court seeking approval of the settlement. If approved by the Bankruptcy Court, the settlement will result in Bonnor and Douglas each receiving a $40,000.00 unsecured claim in Mobile Energy's Bankruptcy Case and they will waive all other claims against Mobile Energy and its current and former affiliates. Pursuant to the settlement, the claims will be paid in the same manner as all other unsecured claims in Mobile Energy's Bankruptcy Case.
JJ.      Settlement of Specific Claims between KC and Mobile Energy

         KC and Mobile Energy were involved in several disputes related to the day-to-day operations of the Energy Complex and certain other disputes relating to the Settlement Agreement becoming void ab initio. Those disputes were resolved pursuant to a settlement agreement between KC and Mobile Energy that was approved by the Bankruptcy Court on May 22, 2002. Other disputes between the parties were not resolved by the settlement agreement and remain unresolved. See e.g., Section VII (KK) below.
         The sum total of the various claims by Mobile Energy against KC which were settled totaled approximately $1.2 million. Mobile Energy's claims against KC which were settled included: (1) KC's refusal to pay certain of approximately $300,000 of gas costs incurred by Mobile Energy in 1997 and in September 1999,
(2) compensation for processing black liquor KC trucked-in to the plant in 1996 and 1997 for approximately $250,000, (3) reimbursement of monies Mobile Energy paid KC for costs KC incurred to preserve the Pulp Mill from September 1, 2000 to January 31, 2001 totaling approximately $706,000. The sum total of the various claims by KC against Mobile Energy which were settled totaled approximately $3.2 million. KC's claims against Mobile Energy which were settled included (1) costs KC incurred to preserve the Pulp Mill from September 1, 1999 to August 30, 2000, and from February 1, 2001 through February 26, 2001, for approximately $2.8 million, (2) payment of MESC's pro rata share of the costs KC incurred to install the South Primary Clarifier at the Water Treatment Plant for approximately $246,000, and (3) compensation for KC's spare parts MESC used when it operated the biomass facilities during 2000, for approximately $90,000. The settlement resulted in the mutual release of the claims described above in consideration of a net payment by KC to Mobile Energy of $675,000.
KK.      New Demand Charge Arbitration against KC

         After the awards were issued in the Demand Charge Arbitration and the Energy Charge Arbitration in January 2002, KC, for the first time, raised an objection to the amount of Demand Charges that Mobile Energy was billing KC. KC is paying the full amount billed by Mobile Energy under protest while the dispute is being resolved through arbitration. KC argues that the level of Demand Charges billed by Mobile Energy is greater than the amount allowed under the MOA and the ESAs. KC argues that it is entitled to a refund of Demand Charges of approximately $7,400,000. Mobile Energy strongly denies KC's claims and contends that KC's arguments, if accepted, would allow KC to receive free energy services and it would directly contradict the award in the Demand Charge Arbitration. Also, Mobile Energy claims that KC owes an additional $2.1 million in Demand Charges that Mobile Energy erroneously credited to KC. Mobile Energy initiated an arbitration proceeding in May 2002 to resolve these two disputes (the "New Demand Charge Arbitration"). A decision in the New Demand Charge Arbitration is expected in October 2002. If KC prevails in the New Demand Charge Arbitration it will adversely affect the Projections. While the Projections will be adversely affected if KC prevails in the New Demand Charge Arbitration, Mobile Energy firmly believes that the Plan will be feasible in such event. LL. Potential Sale of Mobile Energy Interests or Holdings

         During these Bankruptcy Cases the Debtors' management has been exploring and pursuing a variety of potential business opportunities aimed at maximizing the value of the Debtors' assets and operations. Included in those efforts is the possible sale of Mobile Energy or Holdings, or their assets. Two potential purchasers have been identified and the Debtors are engaged in discussions with those potential purchasers. No binding agreements have been entered into as of the time of this disclosure statement. It is anticipated that any sale of Mobile Energy member interests, Holdings' stock, or their assets, will be consummated after the Effective Date. There is no assurance that any such sale will take place nor can it be predicted at this time what amount may be realized from such sale.
VIII.
                     CLASSIFICATION AND TREATMENT OF CLAIMS
                          AND INTERESTS UNDER THE PLAN

A.       General

         The general description of the Plan below is for informational purposes only. Creditors and Holders of Interests should not rely solely on this description for voting purposes, but should read the Plan in its entirety. THE TERMS OF THE PLAN ARE CONTROLLING IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE CONTENTS OF THE PLAN AND THE CONTENTS OF THIS DISCLOSURE STATEMENT.
B.       Effective Date of the Plan

         The "Effective Date" of the Plan determines when the performance of many of the obligations under the Plan are due. Essentially, the Effective Date, means a date selected by the Debtors that is no more than ten (10) business days following the date on which all conditions to effectiveness set forth in Article XII of the Plan have either (a) been satisfied or (b) if capable of being duly and expressly waived pursuant to Section 12.04 of the Plan, waived; provided, however, that the Effective Date may be extended upon the written agreement of the Debtors with the Bondholder Consent. Except where earlier performance by the Debtors is expressly required by the Plan, the Debtors' performance under the Plan will be due on the Effective Date, if not stated otherwise. Nevertheless, the Debtors will have the right, but not the obligation, to render any or all of such performance prior to the Effective Date if the Debtors deem it appropriate to do so. C. Classification Generally

     The Plan divides Claims against, and Interests in, the Debtors into ten
(10) separate Classes that the Proponents believe are in accordance with the requirements of the Bankruptcy Code. Unless otherwise expressly stated in the Plan, distributions to Holders of Allowed Claims are in full discharge and satisfaction of those Allowed Claims. All Claims against the Debtors arising prior to entry of the Confirmation Order will be discharged as of the Effective Date pursuant to Bankruptcy Codess.1141(d) and Article XIII of the Plan.

D.       Unclassified Claims
         -------------------

1.       Administrative Expenses

         This category of Claims consists of all Allowed Claims for the costs of administration of the Chapter 11 Cases. Included in this Class are all Claims for administrative expenses entitled to priority under Section 507(a)(1) of the Bankruptcy Code, such as the actual and necessary expenses of preserving the Debtors' Estates as approved by the Bankruptcy Court, including, but not limited to, any actual and necessary expenses of operating the Debtors' businesses. Administrative Expenses also include fees and expenses of Professional Persons, including without limitation attorneys, valuation consultants, auditors, and other Professional Persons employed by the Debtors as approved by the Bankruptcy Court. In addition, Administrative Expenses include the fees and charges assessed against the Debtors under Section 1930 of Title 28 of the United States Code.
         It is difficult to estimate the amount of the Administrative Expenses due to uncertainties such as the amount of attorneys' fees the Debtors may incur in the Chapter 11 Cases. Unpaid Allowed Administrative Expenses are estimated to be approximately $5,247,055 as of the Effective Date (subject to revision prior to the Disclosure Statement hearing), exclusive of payments made from time to time in the ordinary course of business operations during the Chapter 11 Cases (other than fuel costs, which are included), and exclusive of amounts required to be paid in order to assume Executory Contracts.
         Pursuant to the Plan, each Allowed Administrative Expense will be paid in full as soon as practicable after the later of the Effective Date or the date upon which such Administrative Expense becomes an Allowed Administrative Expense. Any Administrative Expense that is an Allowed Administrative Expense representing a liability incurred in the ordinary course of the Debtors' business will be paid in full in the ordinary course of business. The Debtors will pay all outstanding Allowed Administrative Expenses on the Effective Date and will reserve sufficient cash to pay estimated and Disputed Administrative Expenses.

     On the Effective Date, the Indenture Trustee and the Tax-Exempt Trustee shall be entitled to an Administrative Expense and Secured Claim as provided for in the Plan. The Claims of the Indenture Trustee and the Tax-Exempt Trustee shall be Allowed Claims. The estimates contained in this Disclosure Statement assume that these Claims will be satisfied from cash distributed or paid to the Collateral Agent during the Bankruptcy Cases.

2.       Priority Tax Claims

         This category of Claims consists of all Allowed Priority Tax Claims of governmental units entitled to priority under Bankruptcy Code Section 507(a)(8). As of the date hereof, the Debtors estimate that there will be no Allowed Priority Tax Claims. If, as of the Effective Date, no Creditor actually holds an Allowed Priority Tax Claim, the Debtor will not reserve any Cash to pay such Claims.
         Pursuant to the Plan and unless otherwise agreed to by the parties, each Holder of a Priority Tax Claim will receive Cash equal to the unpaid portion of such Priority Tax Claim on or as soon as practicable after the later the Effective Date, or the date on which such Claim becomes an Allowed Claim; provided, however, that at the option of the Reorganized Debtors, the Reorganized Debtors may pay Priority Tax Claims over a period not exceeding six
(6) years after the date of assessment of the Priority Tax Claim as provided in
Section 1129(a)(9)(C) of the Bankruptcy Code. If the Reorganized Debtors elect this option as to any Priority Tax Claim, then the payment of such Priority Tax Claim shall be made in equal semiannual installments, with the first installment due on the latest of (i) the Effective Date; (ii) 30 calendar days after the date on which an order allowing such Priority Tax Claim becomes a Final Order; or (iii) such other time as may be agreed to by the Holder of such Priority Tax Claim and the Reorganized Debtors. Each installment shall include simple interest on the unpaid portion of such Priority Tax Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law; provided, however, that the Reorganized Debtors shall reserve the right to pay any Priority Tax Claim, or any remaining balance of such Priority Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty.
E.       Classified Claims

1.       Class 1:   Priority Non-Tax Claims

         Class 1 consists of all Allowed Priority Non-Tax Claims that are unsecured and entitled to priority under Bankruptcy Code Section 507(a)(3) and
(4), such as: (i) Unsecured Claims for accrued employee compensation, including vacation, severance, and sick leave pay, earned within 90 days prior to the Petition Date to the extent of $4,300 per employee; and (ii) Unsecured Claims for contributions to an employee benefit plan arising from services rendered within the 180-day period immediately preceding the Petition Date, but only for such plans to the extent of (a) the number of employees covered by such plan multiplied by $4,300, less (b) the aggregate amount paid to such employees for accrued employee compensation.
         As of the date hereof, the Debtors have executive officers but do not have any employees. The executive officers have received and continue to receive compensation in respect of services performed by such persons in their capacities as officers of the Debtors from Mirant Services, their employer and an Affiliate of the Debtors. These salaries, including a portion of the overhead costs associated with each, are paid by Mirant Services, and Mirant Services is reimbursed by Mobile Energy, in accordance with a services agreement between Mobile Energy and Mirant Services. The executive officers receive no cash or non-cash compensation as a result of these arrangements beyond that which they would otherwise receive from Mirant Services for the services performed by them for Mirant Services. Accordingly, the Debtors estimate that there will be no Allowed Priority Non-Tax Claims. If, as of the Effective Date, no Creditor actually holds an Allowed Priority Non-Tax Claim, the Debtor will not reserve any Cash to pay such claims.
         Pursuant to the Plan, each Allowed Priority Non-Tax Claim, except to the extent that the Holder of an Allowed Priority Non-Tax Claim agrees to a different treatment (or as otherwise ordered by the Bankruptcy Court), will be paid as soon as practicable after the later of the Effective Date or the date such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim.
2.       Class 2:  Allowed Working Capital Facility Provider Secured Claim

         Class 2 consists of the Allowed Secured Working Capital Facility Provider Claim. The Debtors do not believe that the Working Capital Facility Provider has a Claim entitled to allowance, and the Working Capital Facility Provider has not filed a proof of Claim. However, to the extent the Working Capital Facility Provider is determined to have an Allowed Claim, it shall be treated as follows:
(i) Treatment. At the option of the Debtors (i) the Plan may leave unaltered the legal, equitable and contractual rights of the Allowed Working Capital Facility Provider Claim; or (ii) notwithstanding any contractual provision or applicable law that entitles the Working Capital Facility Provider to demand or receive accelerated payment of the Allowed Working Capital Facility Provider Claim after the occurrence of a default, the Debtors shall (A) cure any such default, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code;
(B) reinstate the maturity of such Claim as such maturity existed before such default; (C) compensate the Working Capital Facility Provider for any damages incurred as a result of any reasonable reliance by such Holder on any contractual provision creating a default other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; and (D) not otherwise alter the legal, equitable, or contractual rights to which such Claim entitles the Holder thereof; or (iii) as soon as practicable on the later of the Effective Date or the date on which the Claim of the Working Capital Facility Provider becomes an Allowed Working Capital Facility Provider Claim, the Debtors may pay the Working Capital Facility Provider, in full, or upon such less favorable terms as may be agreed to in writing between the Working Capital Facility Provider and the Debtors or the Reorganized Debtors.
(ii) Retention of Lien. The Working Capital Facility Provider will retain its Liens. Except as modified by the terms of this Plan, the existing documentation evidencing the Claim and Liens of the Working Capital Facility Provider will remain in effect.
(iii) Status. The Working Capital Facility Provider is unimpaired under the Plan. Acceptance of the Plan from the Working Capital Facility Provider is conclusively presumed, and the Creditor in Class 2 is not entitled to vote on the Plan.
3.       Class 3: Allowed Southern Post-Petition Claims

         Class 3 consists of the Allowed Southern Post-Petition Claim. As of the date hereof, the Debtors estimate that the amount of the Allowed Southern Post-Petition Claims is $4,825,084.
          (i) Treatment of Allowed Southern Post-Petition Claims. Pursuant to the Plan, each Holder of an Allowed Claim in Class 3 shall receive in complete settlement, satisfaction, and discharge of its Southern Post-Petition Claims, the treatment provided for in the Cogen Development Agreement and the orders of the Court approving same. Each Holder of an Allowed Claim in Class 3 shall retain, unaltered, the legal, equitable, and contractual rights provided for in the Cogen Development Agreement and the orders approving same, including without limitation, liens securing such Allowed Claims to the extent provided for in the Cogen Development Agreement and the orders approving same. As part of the treatment provided for in the Cogen Development Agreement and the orders of the Court approving same, Mobile Energy shall execute and deliver the Southern Security Agreement, and shall take all other actions and execute all other documents which are reasonably necessary to effectuate the security interests required to be conveyed pursuant to the Cogen Development Agreement and the orders of the Court approving same. In addition, all indemnities delivered by Mobile Energy to Mirant, Mirant Services or Southern under the Cogen Development Agreement and the orders of the Court approving same shall survive confirmation of this Plan and shall be enforceable obligations of Reorganized Mobile Energy as set forth in the Cogen Development Agreement and the orders of the Court approving same.
                  (ii) Retention of Lien. The payment to the Holder of the Allowed Claims in Class 3 shall be in full satisfaction of the Allowed Southern Post-Petition Claim and Southern, Mirant, and Mirant Services shall retain their liens on the Reorganized Debtors' assets to secure Mobile Energy's obligations existing and set forth under the Cogen Development Agreement and Court orders approving same, including certain indemnity obligations.

     (iii) Status. The Creditor in Class 3 is unimpaired. Acceptance of the Plan from such Creditor is conclusively presumed, and the Creditor in Class 3 is not entitled to vote on the Plan.

4.       Class 4:  Allowed First Mortgage Bondholders Claims

         The First Mortgage Bondholder Claims are deemed Allowed Claims for purposes of the Plan in the aggregate principal amount outstanding under the terms of the First Mortgage Bonds plus interest accrued and unpaid through the day immediately prior to the Effective Date, minus (i) payments made to the Indenture Trustee and/or the Collateral Agent pursuant to orders of the Bankruptcy Court, and (ii) payments made to the Indenture Trustee and/or the Collateral Agent on account of guaranties of the Maintenance Plan Funding Subaccount and the First Mortgage Debt Service Reserve Account.
         Each Holder of a First Mortgage Bondholder Claim shall receive in complete settlement, satisfaction and discharge of their First Mortgage Bondholder Claims a Pro Rata Share of 72.967% of the New Common Stock of Reorganized Holdings.
5.       Class 5:  Allowed Tax-Exempt Bondholders Claim

         The Tax-Exempt Bondholder Claims are deemed Allowed Claims for purposes of the Plan in the aggregate principal amount outstanding under the terms of the Tax-Exempt Bonds plus interest accrued and unpaid through the day immediately prior to the Effective Date, minus (i) payments made to the Tax Exempt Trustee and/or the Collateral Agent pursuant to orders of the Bankruptcy Court, and (ii) payments made to the Tax Exempt Trustee and/or the Collateral Agent on account of a letter of credit posted with respect to the Tax-Exempt Debt Service Account and a guaranty of the Maintenance Plan Funding Subaccount.
         Each Holder of a Tax-Exempt Bondholder Claim shall receive in complete settlement, satisfaction and discharge of its Tax-Exempt Bondholder Claim (1) a Pro Rata Share of 27.033% of the New Common Stock of Reorganized Holdings, and
(2) such Holder shall retain a Pro Rata Share of $1,000,000 of its outstanding Tax-Exempt Bonds.
6.       Class 6:  Allowed Other Secured Claims

         Class 6 consists of all Allowed Other Secured Claims. Each Other Secured Claim is deemed to be a separate subclass of Class 6. As of the date hereof, the Debtors estimate that there are no Other Secured Claims other than the Debtors' claims under the 1994 Bonds.
         On the Effective Date, the Indenture Trustee and the Tax-Exempt Trustee shall be entitled to an Administrative Expense and Secured Claim as provided for in the Plan. The Claims of the Indenture Trustee and the Tax-Exempt Trustee shall be Allowed Claims.
(i) Treatment. Each Holder of an Allowed Claim in Class 6 will (i) retain, unaltered, the legal, equitable, and contractual rights, including, without limitation, any liens that secure such Allowed Claim, to which such Allowed Claim entitles the Holder; or (ii) be paid in full, in Cash, at the election of the Proponents, and with the Bondholder Steering Committee Consent; provided, however, that each person holding an Allowed Claim in Class 6 may only exercise such rights and remedies with respect to the assets and property that secure such Allowed Claim, without recourse of any kind against the Debtors. The excess of any Allowed Claim in Class 6 over the value of the Assets securing such Allowed Claim will become, and will be treated for all purposes under this Plan, as an Allowed Unsecured Claim and shall be classified as a Class 7 Claim.
(ii) Retention of Lien. The Holders of Allowed Other Secured Claims shall retain their Liens. Except as modified by the terms of this Plan, the existing documentation evidencing the Claims and Liens of such Holders shall remain in effect.

     (iii) Status. Creditors in Class 6 are unimpaired. Acceptance of the Plan from such Creditors is conclusively presumed, and Creditors in Class 6 are not entitled to vote on the Plan. 7. Class 7: Allowed Unsecured Claims

         Class 7 consists of Allowed Unsecured Claims against the Debtor. The Proponents estimate that the number of Allowed Unsecured Claims will be approximately 90 and that the aggregate amount of Allowed Unsecured Claims will be approximately $431,286.00. This amount does not include any amounts for claims, if any, of KC or S.D. Warren.
(i) Treatment of Allowed Unsecured Claims. Each Creditor holding an Allowed Unsecured Claim shall receive payment in full in Cash as soon as practicable after the later of the Effective Date and the date such Claim becomes an Allowed Claim.

     (ii) Impairment of Allowed Unsecured Claims and Voting Rights. Allowed Unsecured Claims are unimpaired under the Plan, and acceptance of the Plan is conclusively presumed. The Debtors will not solicit the votes of the Creditors holding Unsecured Claims.

8.       Class 8:  Allowed Southern Claims

         Class 8 consists of the Allowed Southern Claims. Proofs of Claim were filed by Southern asserting unliquidated and contingent Claims in the purported amount of approximately $50 million arising from (a) the Environmental Guaranty of a maximum of $15,000,000 (in 1994 dollars) dated as of December 12, 1994, between Southern as guarantor and Scott Paper Company as owner of the Pulp Mill and Tissue Mill and S. D. Warren Company as owner of the Paper Mill as the beneficiaries (the "Environmental Guaranty"); (b) the First Mortgage Debt Service Reserve Account Southern Guaranty Agreement of a maximum of $21,936,000 dated as of August 1, 1995, between Southern as guarantor and the Indenture Trustee as the beneficiary (the "Debt Service Reserve Account Southern Guaranty Agreement"); (c) the Maintenance Plan Funding Subaccount Southern Guaranty Agreement of a maximum of $11,000,000 dated as of August 1, 1995, between Southern as guarantor and Bankers Trust (Delaware) as collateral agent under the Intercreditor Agreement as beneficiary (the "Maintenance Plan Funding Subaccount Southern Guaranty Agreement"); and (d) the Mill Owner Maintenance Reserve Account Agreement of a maximum of $2,000,000 between Southern as guarantor and Kimberly Clark Company and S.D. Warren Company as beneficiaries (the "Mill Owner Maintenance Reserve Account Agreement").
         Pursuant to Section 2.5 of the Environmental Guaranty, Southern has agreed to irrevocably waive any and all rights of subrogation to the rights of the Pulp Mill Owner, the Tissue Mill Owner, and the Paper Mill Owner against Mobile Energy and any and all rights of reimbursement, assignment, indemnification, or implied contract, or any similar rights against Mobile Energy or against any endorser or other guarantor of all or any part of the payment obligations of Mobile Energy under the Mill Environmental Indemnity Agreements until such payment obligations (up to the maximum guaranteed amount of $15,000,000 (in 1994 dollars)) have been paid in full. If any amount is paid to Southern on account of such subrogation rights at any time when the payment obligations of Mobile Energy under the Mill Environmental Indemnity Agreements (up to the maximum guaranteed amount of $15,000,000) have not been paid in full, Southern must hold such amount in trust for the Pulp Mill Owner, the Tissue Mill Owner, and the Paper Mill Owner, segregated from other funds of Southern, and must turn such amount over to the Pulp Mill Owner, the Tissue Mill Owner, and the Paper Mill Owner to be applied against the payment obligations of Mobile Energy under the Mill Environmental Indemnity Agreements, whether matured or unmatured, in such order as the Pulp Mill Owner, the Tissue Mill Owner, and the Paper Mill Owner may determine.
         Pursuant to Section 4 of the First Mortgage Debt Service Reserve Account Southern Guaranty Agreement, Southern has agreed to irrevocably waive any and all rights of subrogation to the rights of the Indenture Trustee against Mobile Energy and any and all rights of reimbursement, assignment, indemnification, or implied contract, or any similar rights against Mobile Energy or against any endorser or other guarantor of all or any part of the payment obligations of Mobile Energy under Section 4.6(c) of the Indenture until such payment obligations (up to the maximum guaranteed amount of $21,936,000) have been paid in full. As of the filing of the Plan the maximum amount has been paid in full.
         Pursuant to Section 4 of the Maintenance Plan Funding Subaccount Southern Guaranty Agreement, Southern has agreed to irrevocably waive any and all rights of subrogation to the rights of the Collateral Agent against Mobile Energy and any and all rights of reimbursement, assignment, indemnification, or implied contract, or any similar rights against Mobile Energy or against any endorser or other guarantor of all or any part of the payment obligations of Mobile Energy under Section 3.15(c)(i) of the Intercreditor Agreement until such payment obligations (up to the maximum guaranteed amount of $11,000,000) have been paid in full. The full amount was paid when Mirant Services paid the $2.7 million to the Collateral Agent pursuant to the Cogen Development Agreement and the Court orders approving same. If any amount is paid to Southern on account of such subrogation rights at any time when the payment obligations of Mobile Energy under Section 3.15(c)(i) of the Intercreditor Agreement (up to the maximum guaranteed amount of $11,000,000) have not been paid in full, Southern must hold such amount in trust for the Collateral Agent, segregated from other funds of Southern, and must turn such amount over to the Collateral Agent to be applied against the payment obligations of Mobile Energy under Section 3.15(c)(i) of the Intercreditor Agreement, whether matured or unmatured, in such order as the Collateral Agent may determine.
         Pursuant to Section 3 of the Mill Owner Maintenance Reserve Account Agreement, Southern agreed under certain circumstances to make certain deposits into the Mill Owner Maintenance Reserve Account Agreement, not to exceed an aggregate total of $2,000,000. Pursuant to Section 9 of the Mill Owner Maintenance Reserve Account Agreement, Southern has agreed to irrevocably waive any and all rights of subrogation or contribution arising by contract or operation of law by reason of any payment under Section 3 of the Mill Owner Maintenance Reserve Account Agreement and further agreed with Mobile Energy for the benefit of the latter's creditors, including the Pulp Mill Owner, the Tissue Mill Owner, and the Paper Mill Owner, that any payment by Southern under Section 3 would be a contribution of capital to Mobile Energy.
(iii) Treatment of Allowed Southern Claims. Southern shall receive in complete settlement, satisfaction, and discharge of its Southern Claims, the treatment provided for in the Cogen Development Agreement and the orders of the Court approving same.

     (iv) Impairment of Allowed Southern Claims and Voting Rights. The Allowed Southern Claims are impaired under the Plan, and the Debtors will solicit the vote of the Creditor holding the Southern Claims.

9.       Class 9:   Mobile Energy Interests

         Class 9 consists of the Mobile Energy Interests.
(i) Treatment of Mobile Energy Interests. The Holder of Mobile Energy Interests shall receive, in complete settlement, satisfaction, and discharge of such Interests, 100% of the Reorganized Mobile Energy Interests. (ii) Impairment of Mobile Energy Interests and Voting Rights. Class 9 Mobile Energy Interests are Unimpaired by the Plan and the Holders of Class 9 Mobile Energy Interests are deemed to have accepted the Plan under Section 1126(g) of the Bankruptcy Code.
10.      Class 10:  Holdings Interests

         Class 10 consists of the Holdings Interests.

(i) Treatment of Holdings Interests. The Holder of Holdings Interests will not receive any distributions under the Plan and the Holdings Interests will be canceled and extinguished.

(ii) Impairment of Holdings Interests and Voting Rights. Class 10 Holdings Interests are Impaired by the Plan, and are deemed to have rejected the Plan.

                                      IX.
                           IMPLEMENTATION OF THE PLAN
A.       Administrative Consolidation

     Under the Plan, the claims against Mobile Energy and Holdings are considered together for the purposes of confirming one joint plan of reorganization.

B.       Sources of Funds

         The Reorganized Debtors will use Cash on hand of the Debtors as of the Effective Date to make the payments to or reserves on account of Claims of Creditors, including the payments and reserves to be made with respect to Administrative Expenses, Priority Tax Claims, Priority Non-Tax Claims, the Southern Post-Petition Claims, the Allowed First Mortgage Bondholders Claims, the Allowed Tax-Exempt Bondholders Claims, Other Secured Claims, and Allowed Unsecured Claims. Cash on hand will also be the source of funding of all reserves and escrows provided for under the Plan, all amounts required to be paid in connection with the assumption by the Debtors of Executory Contracts assumed pursuant to the Plan, and all other payments required under the Plan. C. Requisite Authority
         The entry of the Confirmation Order shall constitute authorization for the Proponents and the Reorganized Debtors to take or cause to be taken all corporate actions necessary or appropriate to consummate and implement the provisions of the Plan prior to, on, and after the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court. All such actions shall include, but not be limited to, all actions required to implement the transactions provided for under this Plan, including, without limitation, (i) in connection with Holdings, the adoption and filing of the Amended and Restated Holdings Articles of Incorporation and Amended and Restated Holdings By-laws, and (ii) in connection with Mobile Energy, the adoption and filing of the Mobile Energy Amended and Restated Articles of Organization and the Mobile Energy Amended and Restated Operating Agreement, or similar constituent documents for the Reorganized Debtors, the selection of officers or managers for the Reorganized Debtors, and the distribution of Cash, the adoption, execution, delivery and implementation of all contracts, instruments, releases, indentures and other agreements relating to the treatment of Claims and Interests and distributions under the Plan. All such actions shall be deemed to have occurred and shall be in effect pursuant to applicable nonbankruptcy law and the Bankruptcy Code, without any requirement of further action by the members, partners, stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers, partners, members, and directors of the Debtors and the Reorganized Debtors are authorized and directed to execute and deliver the agreements, documents, and instruments contemplated by the Plan and Plan Documents in the name and on behalf of the Debtors and the Reorganized Debtors.
D.       Distributions to Holders of Allowed Claims

         As of the Effective Date, the First Mortgage Bonds and the Tax-Exempt Bonds (except for the $1,000,000 of Tax-Exempt Bonds that will be retained) will be canceled and exchanged for the New Common Stock, which shall be transferred to the Disbursing Agent. On the Effective Date, and immediately after all the other events that shall occur on the Effective Date, the Disbursing Agent shall make distributions of the New Common Stock to the Exchange Agent for distribution to Holders of Claims classified in Classes 4 and 5 as of the Distribution Record Date as provided in Sections 5.01 and 5.02 of the Plan. Any New Common Stock that are not claimed by the Holder of Allowed Claims in Classes 4 and 5 will be delivered to the Exchange Agent for distribution to the remaining Holders of Class 4 or 5 Claims for distribution.
         Unless otherwise specifically set forth in the Plan, any Cash or other consideration to be distributed to the Holder of an Allowed Claim, on or after the Effective Date, will be distributed directly by the Disbursing Agent in accordance with the Plan and only to Holders of Allowed Claims.
         If any payment or distribution date would otherwise fall due on any day that is not a Business Day then such due date will fall on the next Business Day. Payment or distribution dates may also be extended by the mutual written agreement of the Reorganized Debtors and the party or parties affected.
         Other than to Holders of Claims classified in Classes 4 and 5, the Reorganized Debtors will make distributions to Holders of Allowed Claims at the addresses set forth on the proofs of Claim, if any, filed by such Holders or at the last known addresses of such Holders. If any such Holder's distribution is returned as undeliverable, no further distribution will be made to such Holder unless and until the Reorganized Debtors are notified of such Holder's then-current address, at which time all undeliverable distributions will be made to such Holder, without interest, and the Reorganized Debtors will have no duty to locate such Holder and no liability arising therefrom.

     Except with respect to Holders of Claims classified in Classes 3, 4 and 5, each Holder of an Allowed Secured Claim that is to receive a distribution under the Plan shall not receive such distribution until such Holder executes and delivers any documents necessary to release all Liens arising under any applicable security agreement or nonbankruptcy law (in recordable form if appropriate) in connection with such Secured Claim and such other documents as the Debtors or the Reorganized Debtors, as applicable, may reasonably request.

E.       Distribution of Cash
         --------------------
         The Reorganized Debtors will ensure that on the Effective Date they will have sufficient Cash on hand to make the payments required to be made under the Plan. Payments required to be made under this Plan may be made in Cash.
F.       Disputed Claims

a. Objection Deadline. Objections to Claims, Administrative Expenses, and Claims arising from the rejection of Executory Contracts must be filed by no later than
(i) in the case of Administrative Expenses seventy-five (75) days after the Effective Date, and (ii) sixty (60) days after the Effective Date for all other Claims.

b. Resolution of Disputed Claims. No distribution or payment may be made on account of a Disputed Claim or an Administrative Expense until such Disputed Claim or Administrative Expense becomes an Allowed Claim or Allowed Administrative Expense. After the Effective Date, the Reorganized Debtors will be successors-in-interest to the Debtors with respect to any objections to Claims or Administrative Expenses pending as of the Effective Date. Parties filing objections must file and serve a copy of each objection upon the Holder of the Claim to which an objection is made, counsel for the Debtors, counsel for the Bondholder Steering Committee, counsel for CSFB, and counsel for Morgan Stanley as soon as practicable.

c. Distributions Relating to Disputed Claims and Reserved Funds Upon Allowance or Disallowance of Disputed Claims. At such time as all or any portion of a Disputed Claim or Disputed Administrative Expense becomes an Allowed Claim or Allowed Administrative Expense, respectively, the Debtors shall pay from available funds the Allowed Claim or Allowed Administrative Expense in Cash.

G.       Bar Date for Fee Applications and Objections to Same
         Unless otherwise ordered by the Bankruptcy Court, all Professional Persons requesting compensation or reimbursement of a Fee Claim for services rendered or costs incurred on or before the Effective Date must file and serve on the Debtors, their counsel, the Bondholder Steering Committee, its counsel, counsel to CSFB, counsel to Morgan Stanley, and the Bankruptcy Administrator, a Fee Application for final allowance of compensation and reimbursement of expenses, not later than forty-five (45) days after the Effective Date. The Debtors and Reorganized Debtors shall reserve for all estimated Administrative Expenses, including Fee Claims. All such Fee Claims for which application is not timely filed shall be forever barred. Objections to such Fee Applications must be filed no later than seventy-five (75) days after the Effective Date. Under the Plan, the Bankruptcy Court will retain jurisdiction to determine all such Fee Claims.
H.       Description of Post-Effective Date Management

         Mirant Services will not be the operator of the Energy Complex after the Effective Date. After receiving bids by third parties to operate the Energy Complex the Debtors and the Bondholder Steering Committee have selected OEC as the new operator of the Energy Complex. A motion was filed with the Bankruptcy Court to approve OEC as the interim operator of the Energy Complex. The motion was granted and as of April 1, 2001, a new operating and maintenance agreement was in place between the Debtors and OEC pursuant to which OEC is the interim operator of the Energy Complex. The Plan constitutes a motion to approve OEC as the post-confirmation operator of the Energy Complex pursuant to the terms of the Operation and Maintenance Agreement between Mobile Energy Services Company, L.L.C. and Operational Energy Corp.
         The Plan also constitutes a motion to approve James Stewart as Chief Executive Officer of the Reorganized Debtors pursuant to the letter agreement attached as Exhibit "K" and to approve Philip Cahoon as Chief Financial Officer of the Reorganized Debtors pursuant to the letter agreement attached as Exhibit "L."
         The composition of the board of directors of Reorganized Holdings, including the identity of each of the nominees, shall be announced prior to the commencement of the Confirmation hearing. Such persons shall be deemed elected pursuant to the Confirmation Order, and such election shall be effective on and after the Effective Date, without any requirements of further action by the shareholders of the Reorganized Debtors. The initial chairman of the board of directors shall be chosen by the board of directors of Reorganized Holdings after the Effective Date. Reorganized Holdings shall remain the manager of Reorganized Mobile Energy. I. Description of Post-Effective Date Capital Structure

         The First Mortgage Bonds and the Tax-Exempt Bonds, except for the $1,000,000 of Tax-Exempt Bonds that will remain outstanding, will be exchanged for New Common Stock which authorized and issued amount will be set forth in Reorganized Holdings' Articles of Incorporation or By-Laws.
J.       Issuance of the New Common Stock

         THE ISSUANCE OF THE NEW COMMON STOCK UNDER THE PLAN RAISES CERTAIN SECURITIES LAWS ISSUES UNDER THE BANKRUPTCY CODE AND FEDERAL AND STATE SECURITIES LAWS, WHICH ARE DISCUSSED IN THIS SECTION. THIS SECTION SHOULD NOT BE CONSIDERED APPLICABLE TO ALL SITUATIONS OR ALL HOLDERS OF ALLOWED CLAIMS RECEIVING NEW COMMON STOCK UNDER THE PLAN. HOLDERS OF CLAIMS SHOULD CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE FACTS AND CIRCUMSTANCES WITH RESPECT TO THE ISSUANCE AND TRANSFER OF THE NEW COMMON STOCK IN THEIR PARTICULAR CASE. 1. Initial Issuance of the New Common Stock Under the Plan

         Section 1145 of the Bankruptcy Code provides that the securities registration and qualification requirements of federal and state securities laws do not apply to the offer or sale of stock or other securities by a debtor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a claim against or interest in a debtor. The Proponents believe that the initial issuance of the New Common Stock to the Bondholders will be exempt from the registration and qualification requirements of federal and state securities laws under Section 1145 of the Bankruptcy Code. The issuance of the New Common Stock pursuant to the Plan shall be exempt from registration under the Securities Act of 1933, as amended, and similar state laws pursuant to Section 1145 of the Bankruptcy Code.
2. Resale of the New Common Stock

         Any Bondholder who is not an "underwriter" under Section 1145 of the Bankruptcy Code may resell the New Common Stock received under the Plan without registering such sale under the Securities Act of 1933, as amended (the "Securities Act"). To the extent that persons deemed "underwriters" receive securities pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from the registration requirements of the Securities Act. GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN "UNDERWRITER," THE PROPONENTS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW COMMON STOCK. THE PROPONENTS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW COMMON STOCK CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES. 3. Registration Rights

     Reorganized Holdings shall use its best efforts to file a registration statement pursuant to the Registration Rights Agreement, unless otherwise instructed by the Bondholder Steering Committee.

4.       Listing of the New Common Stock

     Reorganized Holdings shall use its best efforts to list the New Common Stock on a nationally recognized exchange.

K.       Modification Of Payment Terms

         The Proponents reserve the right to modify the treatment of any Allowed Claim at any time after the Effective Date with the Bondholder Consent and the consent of the Creditor whose Allowed Claim treatment is being modified, provided, however, that the Proponents may not by any such modification treat any Creditor in a particular Class more favorably than other Creditors in the same Class.
L.       Treatment Of Executory Contracts

1.       General

         The Bankruptcy Code gives the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases (collectively defined as "Executory Contracts" under the Plan). Rejection or assumption may be effected either pursuant to the Plan or by order of the Bankruptcy Court entered upon motion of the Debtors after notice and a hearing. If an Executory Contract is rejected, the other party to the contract or lease may file a Claim for damages incurred by reason of the rejection within such time as the Bankruptcy Court may allow. In the case of rejection of employment agreements and leases of real property, the damages allowable to non-debtor parties are limited under the Bankruptcy Code. In the case of assumption of an Executory Contract, the Bankruptcy Code requires that the Debtor promptly cure, or provide adequate assurance that it promptly will cure, any existing defaults (other than certain defaults based solely upon the Chapter 11 Cases, or the Debtors' financial condition).
         On the Effective Date, all Executory Contracts that exist between the Debtors and any Person that (i) have not expired or terminated pursuant to their own terms; or (ii) have not previously been assumed, assumed and assigned, or rejected pursuant to a Final Order of the Bankruptcy Court on or prior to the Confirmation Date; or (iii) are not the subject of pending motions to assume, or assume and assign, or reject as of the Confirmation Date; or (iv) are not rejected pursuant to the terms of the Plan; or (v) are not specified in Exhibit A to the Plan, will be deemed assumed in accordance with the provisions and requirements of Section 365 of the Bankruptcy Code, including without limitation all Executory Contracts with the Tissue Mill Owner and the Paper Mill Owner; provided, however, that the Proponents shall have the right, at any time prior to the Confirmation Date to amend Exhibit A to the Plan: (a) to delete any Executory Contract listed therein, thus providing for its assumption pursuant to
Section 8.01 of the Plan; or (b) to add any Executory Contract thereto, thus providing for its rejection pursuant to Section 8.01 of the Plan. The contracts listed on Exhibit "A" to the Plan are rejected. The Confirmation Order (except as otherwise provided therein) shall constitute an order of the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code, approving such assumptions, assumptions and assignments, and rejections pursuant to this Plan. The rejection of the Executory Contracts set forth in Exhibit A shall occur on the Effective Date, but the rejection shall be deemed to be effective as of the Petition Date. This Plan constitutes a motion under Section 365 of the Bankruptcy Code to assume, assume and assign, or reject, as the case may be, such Executory Contracts. Each contract and lease assumed or rejected pursuant to Section 8.01 of the Plan shall be assumed or rejected only to the extent that any such contract or lease constitutes an Executory Contract and the Debtors do not admit that any agreement on Exhibit "A" to the Plan is an Executory Contract. All Executory Contracts that are assumed will be assumed under their present terms or upon such terms as are agreed to between the applicable Debtor and the other party or parties to the Executory Contract. Each Executory Contract that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include: (A) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such Executory Contract; and (B) all Executory Contracts appurtenant to the premises, including to the extent applicable all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements, or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been to the extent applicable rejected pursuant to an order of the Bankruptcy Court.
         Claims created by the rejection of Executory Contracts must be filed with the Bankruptcy Court and served upon counsel for the Debtors and the Bondholder Steering Committee not later than thirty (30) days after the earlier of service of (i) notice of entry of the Confirmation Order, or (ii) other notice that such Executory Contract has been rejected. Any Claims not filed within such time will be forever barred pursuant to the Plan from assertion against the Debtors or their Assets.
         All cure and any other monetary default payments required by Section 365(b)(1) of the Bankruptcy Code shall be satisfied by the Reorganized Debtors (to the extent such obligations are enforceable under the Bankruptcy Code and applicable nonbankruptcy law) pursuant to Section 365(b)(1) of the Bankruptcy
Code: (a) at the option of the Reorganized Debtors, by payment of such undisputed cure amount, without interest, in Cash within sixty (60) days following the Effective Date; (b) by payment of such other amount as ordered by the Bankruptcy Court; or (c) by payment on such other terms as agreed to by the parties to such Executory Contract.
         As described above in Section VII (Z), Mobile Energy filed the Procedures Motion requesting that the Court adopt certain procedures for the parties to assert alleged cure amounts relating to the assumption of any Executory Contract. Mobile Energy requested that the Court enter an order setting a scheduling conference on issues relating to the assumption of Executory Contracts for May 21, 2001, and to permit the determination of certain disputes with KC and S.D. Warrant to proceed to arbitration.
         The resolution of disputes relating to the cure amount allegedly owed by Mobile Energy shall not affect the Debtors' assumption of Executory Contracts that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtors in their discretion determine that the amount asserted by the objecting party or parties to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may elect to (1) reject the contract or lease pursuant to Section 8.01 hereof; or
(2) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Section 8.01 hereof pending the outcome of such dispute.
         The Bankruptcy Court shall determine any objections to any proofs of Claim filed in accordance with Section 8.04 of the Plan at a hearing to be held at a date to be determined by the Bankruptcy Court. Allowed Claims arising out of the rejection of Executory Contracts shall, pursuant to Section 502(g) of the Bankruptcy Code, be Class 7 Unsecured Claims entitled to treatment pursuant to
Section 4.05 of the Plan.

         Unless otherwise ordered by the Court, any party (A) objecting to the Debtors' proposed assumption, assumption and assignment, or rejection of any Executory Contract; (B) contending that any transaction, cancellation of debt, or exchange under the Plan shall cause a termination under the terms of any Executory Contract after the Effective Date; or (C) (i) objecting to the amount of any cure payments set forth in Exhibit B to the Plan, if any (which is the only monetary cure amount, if any, that the Debtors shall be obligated to pay in connection with the assumption of any such Executory Contract unless the Bankruptcy Court orders otherwise); (ii) objecting to the ability of the Reorganized Debtors to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the Executory Contract or lease to be assumed; or (iii) objecting to any other matter pertaining to assumption or the cure payments required by Section 365(b)(1) of the Bankruptcy Code, shall file with the Bankruptcy Court and serve a written objection on counsel for the Debtors, counsel for the Bondholder Steering Committee, counsel for CSFB, and counsel for Morgan Stanley, and provide other notice required by the Bankruptcy Code, Bankruptcy Rules, Local Rules, or other applicable law to the assumption or rejection of such Executory Contract or the cure payments, if any, that the Debtors propose to make in connection with such assumption on or before the deadline set by the Bankruptcy Court for filing objections to confirmation of the Plan. Failure to file and serve an objection within the time period set forth above with respect to the assumption of an Executory Contract shall constitute (i) consent to the assumption and revestment of those contracts and leases, including an acknowledgment that the proposed assumption provided adequate assurance of future performance; (ii) consent to the cure amount, if any, set forth in Exhibit B, and if no amount is listed, a conclusive admission that no amount is owed; and (iii) an acknowledgment that such cure amount is the only amount necessary to cover any and all outstanding defaults under the respective Executory Contract to be assumed and an acknowledgment that no other defaults exist under said contract or lease. To the extent that any objections to the cure amounts are timely filed and served and such objections are not resolved between the Proponents and the objecting parties, the Bankruptcy Court shall resolve such disputes at the Confirmation Hearing or such other hearing as the Bankruptcy Court may order. The resolution of such disputes shall not affect the Debtors' assumption of Executory Contracts that are subject of such a dispute, but rather shall affect only the "cure" amount the Debtors must pay in order to assume such contract or lease. Notwithstanding the immediately preceding sentence, if the Debtors in their discretion determine that the amount asserted by the objecting party or parties to be the necessary "cure" amount would, if ordered by the Bankruptcy Court, make the assumption of the contract or lease imprudent, then the Debtors may elect to (1) reject the contract or lease pursuant to Section 8.01 of the Plan; or (2) request an expedited hearing on the resolution of the "cure" dispute, exclude assumption or rejection of the contract or lease from the scope of the Confirmation Order, and retain the right to reject the contract or lease pursuant to Plan Section 8.01 pending the outcome of such dispute.

2.       Collective Bargaining Agreement

         Mobile Energy has contended that it is not a party to the collective bargaining agreement (the "Mirant Services CBA") by which Mirant Services employed certain employees represented by IBEW Local 2129. The union has disagreed with Mobile Energy. A new collective bargaining agreement was negotiated between the new operator of the Energy Complex, OEC, and IBEW Local 2129, which will govern the terms and conditions of employment between OEC and the employees represented by the IBEW Local 2129. As of April 1, 2001, the IBEW Local 2129 entered into a termination agreement with Mobile Energy. The termination between the IBEW Local 2129 and Mobile Energy provides, among other things, that Mobile Energy is not employer of the employees represented by the IBEW Local 2129, that the Mirant Services CBA is terminated, and that the IBEW Local 2129 waives any claim for rejection damages under Section 365 of the Bankruptcy Code. In consideration for the execution of the termination agreement, Mobile Energy agreed to pay certain employees of OEC severance payments which could total approximately $250,000 over two years.
3.       Utilities Land Sublease

         The Utilities Land Sublease will be assumed under the Plan and shall continue in existence after the Effective Date. The entry of the Confirmation Order shall constitute a final determination that for the purposes of paragraph 2 of Amendment No. 3 to the Utilities Land Sublease, the Tax-Exempt Bonds remain outstanding after the Effective Date. The term of the Utilities Land Sublease shall continue until December 1, 2019 or such earlier date as there are no longer any of the Tax-Exempt Bonds outstanding.
M.       Committees

         The appointment of any committee pursuant to Bankruptcy Code Section 1102, including the Creditors' Committee during the Chapter 11 Cases will automatically terminate, without further order of the Bankruptcy Court, on the Effective Date.
N.       Retention Of Jurisdiction

     As set forth in Section 11.01 of the Plan, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan for the purpose of determining all disputes relating to Claims, Interests, and other issues presented by or arising under the interpretation, implementation, or enforcement of the Plan. The Plan also provides for the retention of jurisdiction by the Bankruptcy Court to determine all other matters properly before the Bankruptcy Court.

O.       Conditions To Confirmation and Effectiveness
         --------------------------------------------

1.       Conditions To Confirmation

         The Plan provides that the Confirmation Order must contain the following provisions:
(a) authorizing Holdings to adopt and file the Amended and Restated Holdings Articles of Incorporation and Amended and Restated By-laws and Mobile Energy to adopt and file Mobile Energy Amended and Restated Articles of Organization and Mobile Energy Amended and Restated Operating Agreement;

(b)      authorizing the issuance of the New Common Stock;

(c) authorizing all of the other transactions contemplated by the Plan in order to effectuate the Plan;

(d) exempting the New Common Stock from registration under the Securities Act of 1933 and state and local laws pursuant to 11 U.S.C. Section 1145;

(e) findings that the Mirant Services Pension Plan is not an Executory Contract of the Debtors, that no Claims exist under the Mirant Services Pension Plan, and that neither Debtor is a party to the Mirant Pension Plan;

(f) findings that all Executory Contracts, except those listed on Exhibit A to the Plan, are assumed, that no cure amounts are owed under such contracts, or that such amounts are waived; and

(g) making the provisions of the Confirmation Order non-severable and mutually dependent.

2.       Conditions To Effectiveness

         The conditions precedent to the effectiveness of the Plan are as follows:

(a) The Confirmation Order shall have been entered, shall have become a Final Order, and such order shall not have been vacated, reversed, stayed, modified, enjoined, or restrained by order of a court of competent jurisdiction;

(b) All documents and agreements required to be executed or delivered under the Plan on or prior to the Effective Date shall have been approved as evidenced by the Bondholder Consent and been executed and delivered by the parties thereto including, without limitation, the Plan Documents;

(c) All authorizations, consents, and regulatory approvals required, if any, in connection with the Plan's effectiveness shall have been obtained;

(d) No court of competent jurisdiction shall have entered an order that remains in effect restraining the Debtors from consummating the Plan;

(e) None of the persons or entities that will receive shares of New Common Stock will be required to register as a "holding company" under PUHCA, as amended, and the rules and regulations thereunder; and

(f) All transactions scheduled to occur on the Effective Date that are necessary for Mobile Energy to become a Qualifying Facility shall have occurred other than cancellation of the Existing Securities (except for $1,000,000 of the Tax-Exempt Bonds) and the distribution of the New Common Stock.

3.       Waiver of Conditions

     The conditions in Section 12.02 and 12.03 of the Plan may be waived at any time in whole or in part by a writing signed by an authorized representative of each of: (1) the Debtors; and (2) the Bondholder Steering Committee, as evidenced by the Bondholder Consent. The waivers described in Section 12.04 of the Plan may be made without notice or order of the Bankruptcy Court, or any further action other than proceeding to consummation of the Plan. The Debtors, with the Bondholder Consent, shall provide written notice of the Effective Date.

P.       Effect Of Confirmation
         ----------------------

1.       Discharge

         The Plan provides that the entry of the Confirmation Order discharges and releases, as of the Effective Date, the Debtors and all property of the Estates of the Debtors from all Claims, debts, Liens, security interests, encumbrances, and Interests that arose at any time before the Effective Date including, without limitation, any Claim of the kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, except as otherwise provided for in the Plan. The discharge of the Debtors under the Plan will be effective as to any Claim against the Debtors, regardless of whether a proof of Claim or proof of Interest thereof was scheduled or filed, whether the Claim is an Allowed Claim, or whether the Holder thereof votes to accept or reject the Plan. To the fullest extent permitted by applicable law (including, without limitation, Section 105 of the Bankruptcy Code), from and after the Effective Date, all Holders of Claims or Interests will be barred and enjoined from asserting against the Debtors, the Reorganized Debtors, or any of their Assets any such Claim, debt, Lien, security interest, encumbrance, or Interest, except as otherwise provided for in the Plan.
         Except as provided in the Confirmation Order or the Plan, the provisions of the Plan will not constitute a release or waiver of any Claim or cause of action or affect the liability of any other Person which is or may be liable with the Debtors on account of any Allowed Claim.
2.       Exculpation

         Under Section 13.05 of the Plan, none of the Debtors, the Reorganized Debtors, CSFB, Morgan Stanley, Franklin Advisors, Inc., Pan American Life Insurance Company and Van Kampen Investment and Advisory Corp., the Bondholder Steering Committee, the Indenture Trustee, the Tax-Exempt Trustee, the Collateral Agent or their respective affiliates, former, current and future members, officers, directors, employees, consultants, agents, advisors, members, attorneys, accountants, financial advisors, other representatives or any of their respective former, current and future officers, directors, employees, consultants, agents, advisors, members, attorneys, accountants, financial advisors, other representatives and Professional Persons, nor any Professional Person employed by any of them (collectively, the "Exculpated Persons"), shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or in any way related to (a) the filing, negotiating, prosecuting, administrating, formulating, implementing, confirming, or consummating the Plan; or (b) the property to be distributed under the Plan, including all prepetition and post-petition activities leading to the promulgation and confirmation of the Plan, the Disclosure Statement (including any information provided or statement made in the Disclosure Statement or omitted therefrom), or any contract, instrument, release or other agreement or document created in connection with or related to the Plan or the administration of the Debtors, their Estates, or these Chapter 11 Cases. The Exculpated Persons shall have no liability to any Person for actions taken under the Plan, in connection therewith, or with respect thereto, in good faith, including, without limitation, failure to obtain confirmation of the Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions precedent to confirmation or to the occurrence of the Effective Date. In addition, except as set forth in the Plan and the Plan Documents, the Exculpated Persons will not have or incur any liability to any Holder of a Claim, Holder of an Interest, or party-in-interest herein or any other Person for any act or omission in connection with or arising out of: (i) administration of the Plan;
(ii) the property to be distributed under the Plan; (iii) the post-Petition Date management and operations or activities of the Debtors and the Reorganized Debtors; (iv) any of the transactions provided for, or contemplated in, the Plan; (v) any action taken in connection with either the enforcement of the Debtors' rights against any Entities or the defense of Claims asserted against the Debtors with regard to the Chapter 11 Cases; or (vi) the administration of the Plan or the assets and property to be distributed pursuant to the Plan, except for gross negligence or willful misconduct as finally determined by a Final Order of the Bankruptcy Court, and the Exculpated Persons are entitled to rely on, and act or refrain from acting on, all information provided by other Exculpated Persons without any duty to investigate the veracity or accuracy of such information.
3.       Releases

         If so elected on a ballot submitted by a person voting on the Plan, certain persons will be released from certain claims. If such an election is made, the Plan provides that effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as otherwise provided in the Plan, the Plan Documents, or the Confirmation Order, (i) each Holder (as well as the trustees and agents on behalf of each Holder) of a Claim or Interest and each Person who so elects, and any affiliate of any such Holder or Person, in consideration of the obligations of the Debtors under this Plan and the consideration to be provided by Releasees, shall be deemed to have forever waived, released, and discharged the Releasees, from any and all claims, obligations, suits, judgments, damages, rights, causes of action or liabilities whatsoever, whether in tort, for fraud, in contract, whether in law or equity or otherwise, violations of federal or state securities laws, or otherwise, whether known or unknown, whether foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transaction, or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, their Estates, the Chapter 11 Cases, or the Plan, including the transactions to be entered into under the Plan, which may have directly or indirectly impacted or harmed in any way the value of any Claim against or Interest in any of the Debtors or their Affiliates, and (ii) the Confirmation Order will enjoin the prosecution by any Entity, whether directly, derivatively, or otherwise, of any claim, debt, right, cause of action, or liability that was or could have been asserted against the Releasees, except as otherwise provided in the Plan.
4.       Injunction against Interference with Plan

     The Plan provides that from the Effective Date, all Holders of Claims and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, will be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

5.       Vesting of Assets

         Upon the Effective Date, pursuant to Bankruptcy Code Section 1141(b) and (c), all property of each Debtor's Estate will vest in the respective Reorganized Debtor free and clear of all Claims, Liens, encumbrances, charges, rights of setoff or recoupment, and other interests of Creditors, except as otherwise provided for in the Plan. The Reorganized Debtors may operate their businesses free of any restrictions imposed by the Bankruptcy Code and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided for in the Plan.
Q.       Consummation And Effectiveness

         The Plan will be substantially consummated on the Effective Date. The Effective Date of the Plan will be a date selected by the Debtors that is no more than ten (10) business days following the date on which all conditions to effectiveness set forth in Article XII of the Plan have either occurred or been waived to the extent permitted by Section 12.04 of the Plan.

R. Amendments to Holdings Articles of Incorporation and Holdings By-laws; Amendments to Mobile Energy Articles of Organization and Mobile Energy Operating Agreement

1.       Amendments to Holdings Articles of Incorporation and Holdings By-laws

         The Confirmation Order will provide, to the extent required, authorization for Holdings to file and for Judge of Probate of Montgomery County, Alabama to accept the filing by Holdings of the Amended and Restated Holdings Articles of Incorporation and Amended and Restated Holdings By-laws, which, in addition to the amendments described below, may substantially amend and restate existing provisions of the Holdings Articles of Incorporation and Holdings By-laws, including, but not limited to, provisions granting limitation of liability and indemnification of officers and directors to the full extent permitted under the laws of the State of Alabama. The Holdings Articles of Incorporation and Holdings By-laws will be amended to provide, among other items, for the issuance of the New Common Stock, for the prohibition against the issuance of non-voting stock, and for such other changes necessary to effectuate other provisions of the Plan and 11 U.S.C. Section 1123(a)(6). 2. Amendments to Mobile Energy Articles of Organization and Mobile Energy Operating Agreement

         The Confirmation Order shall provide authorization for Mobile Energy to file and for the Judge of Probate of Montgomery County, Alabama to accept the filing by Mobile Energy of the Amended and Restated Mobile Energy Articles of Organization and the Restated Mobile Energy Operating Agreement, which, in addition to the amendments described below, may substantially amend and restate existing provisions of the Mobile Energy Articles of Organization and Operating Agreement, including, but not limited to, provisions granting limitation of liability and indemnification of officers and directors to the full extent permitted under the laws of the State of Alabama. The Mobile Energy Articles of Organization and the Operating Agreement will be amended to provide, among other items, for the prohibition against the issuance of non-voting equity interests, and for such other changes necessary to effectuate other provisions of the Plan and 11 U.S.C. Section 1123(a)(6). S. Events of Default

         In the event of a default under the provisions of the Plan (as opposed to a default under the documents executed to implement the Plan, which documents shall provide independent and exclusive bases for relief), any party in interest desiring to assert such a default must provide the Reorganized Debtors with written notice of the alleged default. The Reorganized Debtors have sixty (60) days from receipt of the written notice in which to cure the default. Such notice must be delivered by certified mail, return receipt requested to the Reorganized Debtors and their attorneys, counsel for the Bondholder Steering Committee, counsel for CSFB, and counsel for Morgan Stanley at the addresses identified in the Plan. If the default is not timely cured, any Creditor or other party in interest may thereafter file and serve upon the Reorganized Debtors and their attorneys a motion to compel compliance with applicable provisions of the Plan. The Bankruptcy Court, upon finding a material default, will issue such orders compelling compliance with the pertinent provisions of the Plan. T. Retention of Claims and Causes of Action

         Pursuant to Bankruptcy Code Section 1123(b)(3), the Reorganized Debtors will retain and may enforce any and all claims and causes of action of the Debtors which are believed to be meritorious, including, but not limited to, any claims for contribution or indemnification, and any Avoidance Claims, unless such claims have been released, settled, or time-barred. The KC preference claim and fraudulent transfer claim asserted in the KC Adversary Proceeding are the only Avoidance Claims that the Debtors believe exist. Additionally, the Debtors retain and may enforce any and all causes of action that may result from the arbitration described above in Section VII (A).
X.
                   RISK FACTORS ASSOCIATED WITH PROPOSED PLAN
A.       General

     In considering whether to vote for or against the Plan, Holders of Claims or Interests in Impaired Classes should consider the following: there can be no assurance that the Plan as proposed will be accepted by the requisite number of Holders or amounts of Claims or approved by the Bankruptcy Court, and there can be no assurance that the Plan will not be modified up to and through the Confirmation Date. Notwithstanding Bankruptcy Court approval, it is possible that the Plan may not be consummated because of other external factors that may adversely affect the funding of the distributions provided therein and/or the making of distributions.

B.       Operational Risks
         -----------------

         In general, as with any sophisticated energy and chemical recovery plant, operation of the Energy Complex involves many risks, including, among other things, the risk of equipment breakdown, failure, fuel availability or pricing, or explosion. Mobile Energy is subject to various risks and uncertainties that may be outside its control, including, among other things:

     (i) governmental, statutory, regulatory or administrative changes or initiatives affecting Mobile Energy, or its contracts, including economic and environmental regulation;

     (ii) changes in current prices and future prices of natural gas and power that affect Mobile Energy's economic assumptions and predictions regarding price levels and demand for power;

     (iii) permitting requirements and limitations for the Energy Complex and its contracts;

     (iv) more streamlined operations may impact the reliability of the Energy Complex and the result could lead to penalties under the ESA's;

     (v) operating risks, including equipment failure, environmental compliance issues, dispatch or transmission levels, heat rate and output, transmission credits and the amounts and timing of revenues and expenses;

     (vi) changes in costs of ownership of the facilities, including property and franchise taxes and taxes on gross receipts;

     (vii) the cost and availability of fuel and transmission service for the Energy Complex;

     (viii) the enforceability of the ESAs;

     (ix) the financial viability of the Mills, including any negative impact that the increase in natural gas and other fuel prices may have on their financial performance;

     (x) the ongoing creditworthiness of customers;

     (xi) the price of power products in Mobile Energy's market regions;

     (xii) competition from other power plants, including new power plants and new technologies that may be developed in the future;

     (xiii) labor disputes or other events such as fires, hurricanes, floods, droughts, other acts of God, changes in law or acts of eminent domain that could disrupt or disable Mobile Energy's operations; and

     (xiv) legal risk that entities will comply with their agreements with the Debtors.

C.       Operating and Maintenance Costs
         -------------------------------

         Historically, operating and maintenance costs have been a significant component of Mobile Energy's costs. Mirant Services has been operating the Energy Complex, but it ceased to operate the Energy Complex on March 31, 2001. The Projections and Budget attached to this Disclosure Statement assume annual cost savings beyond those already achieved by Mobile Energy. OEC's estimates generally are consistent with the assumed costs in the Projections and Budget. If the Facility cannot be operated in line with the assumed costs, the results set forth in the Projections will not be obtained.
D.       Mill Risk; Dependence Upon Mill Owners for Revenue

         Mobile Energy is highly dependent on the revenues and cost structure provided under the ESA's. Risk of adverse consequences to Mobile Energy exists if any of the counterparties to an ESA fails to comply with its obligations thereunder. S.D. Warren closed the Paper Mill on December 14, 2001, and the Projections assume no future revenues from S.D. Warren. KC has the ability to reduce its operations or to close the Tissue Mill and the Pulp Mill or terminate the Tissue Mill ESA or the Pulp Mill ESA. If the Tissue Mill ESA or the Pulp Mill ESA is terminated because of a Mill Closure, it will significantly reduce the revenues payable to Mobile Energy unless it is accompanied by a corresponding decrease in operating costs, which is unlikely. If Tissue Mill or Pulp Mill reduces its operations it may also reduce the revenues payable to Mobile Energy.
         If natural gas prices increase the Projections and Budget could be negatively impacted because the fuel costs are passed through to the Mill Owners, and higher energy prices could make the remaining Mills less profitable and thereby increase the likelihood that a Mill would shut down.
E.       Demand Charges Owed by KC Due to the Pulp Mill Reinstatement

         As more fully described in Section VII (KK), Mobile Energy and KC are in dispute about the amount of Demand Charges KC owes to Mobile Energy after reinstatement of the Pulp Mill ESA. Mobile Energy contends that the matter was settled by the Energy Charge and Financial Adjustment Arbitration and the Demand Charge Arbitration. KC has been paying the full amount billed by Mobile Energy under protest. The Projections attached as Exhibits B assume that Mobile Energy will collect the full amount of Demand Charges and Processing Charges it claims are due from KC by reason of the reinstatement. If Mobile Energy is unable to collect such amounts from KC, the projections will be materially adversely affected. However, Mobile Energy believes that even if it does not collect such amounts from KC, it will be a viable business entity and the Plan will be feasible.
F.       PUHCA; PURPA

         Mobile Energy will file with the FERC to have the Energy Complex qualified as a Qualifying Facility under the Public Utility Regulatory Policies Act of 1978 ("PURPA"). The FERC has established certain criteria to determine whether a facility is a Qualifying Facility. A Qualifying Facility must meet specified thermal energy output ratios and an efficiency standard. Based upon operating data that are available, the Proponents believe Mobile Energy currently meets, and will continue to meet, the requirements to become a Qualifying Facility, but there can be no assurance that Mobile Energy will continue to meet the requirements in the future. Qualifying Facility status could be jeopardized if a steam customer closes its Mill and it results in a loss of a customer. The significance of achieving the Qualifying Facility status is that Mobile Energy will not be a public utility under PUHCA. If Qualifying Facility status is not achieved, those entities owning at least 10% (including the aggregation of any affiliated holdings) of the equity of Mobile Energy and Holdings may be subject to reporting requirements, and they likely will be required to register as public utility holding companies under PUHCA. G. Environmental Risks

         Mobile Energy is subject to comprehensive federal, state, and local environmental laws and regulations, which are subject to constant change, including those governing air emissions, waste water discharges, and hazardous and non-hazardous waste disposal. Mobile Energy recognizes that both it and the Mills may incur capital and operating costs in the future to comply with currently existing laws and regulations, new regulatory requirements and possible new statutory requirements.
1.       The Cluster Rule

         The Cluster Rule, which was promulgated by the EPA in April, 1998, provides for (1) certain effluent limitation guidelines and standards for the control of waste water pollutants; and (2) national emission standards for hazardous air pollutants from mills that chemically pulp wood fiber using kraft, sulfite, soda, or semi-chemical methods. The Cluster Rule would principally apply to the Mills and could require significant capital expenditures by, and significant modifications to, the Mills. The Cluster Rule also may require capital expenditures for additional air emission controls at the Energy Complex. None of the Mills is contractually obligated to Mobile Energy to comply with the Cluster Rule or any other environmental regulation. Thus, the Mills could choose to close entirely rather than incur the costs imposed by the Cluster Rule. KC cited the cost of complying with the Cluster Rule as one of the reasons for shutting down the Pulp Mill. As such, the failure by the Mills to spend the monies necessary to comply with the Cluster Rule could, indirectly, have a material adverse impact on Mobile Energy's results of operations.
2.       The Combustion Rule

         The Combustion Rule was proposed by the EPA in April 1998, when the Cluster Rule was promulgated. If promulgated in the same form, the Combustion Rule (which would principally apply to the Energy Complex) could require significant capital expenditures by Mobile Energy and equipment and operational modifications to the Energy Complex. Mobile Energy is still in the process of studying the potential impacts of the rule and cannot estimate the expense required to comply with such a rule.
         Under the MOA, Mobile Energy generally is permitted to charge the Paper Mill Owner and the Tissue Mill Owner a portion of the reasonable cost of capital expenditures or Operation and Maintenance expenses incurred by Mobile Energy as a result of the Combustion Rule or the Cluster Rule. Nevertheless, there can be no assurance that the Paper Mill Owner and the Tissue Mill Owner will comply with their obligations under the MOA with respect to the Combustion Rule. As such, the promulgation of the Combustion Rule, or the failure by the Paper Mill Owner and the Tissue Mill Owner to comply with such obligations under the MOAs, could have a material adverse effect on the financial condition of Mobile Energy and the Debtors' ability to consummate the Plan.
3.       CERCLA

         Another law that could affect Mobile Energy is the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, which imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where the release occurred and companies that disposed or arranged for disposal of the hazardous substances found at a site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances, for damages to natural resources, and for the costs of certain health studies. Furthermore, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. At this time, Mobile Energy is unaware of any conditions on its property that would trigger CERCLA liability. Of course, conditions might currently exist or might occur in the future which could expose Mobile Energy to potential liability under CERCLA.
H.       Permitting and Regulatory Matters

         As with any project comparable in size and nature to the Energy Complex, the Debtors are required to comply with the constantly changing provisions of numerous statutes and regulations relating to the safety and health of employees and the public during the operation of the Energy Complex, including: emergency response and remediation or cleanup in connection with hazardous and toxic materials or other substances associated with the Energy Complex; limits on noise emissions from the Energy Complex; safety and health standards; practices and procedures applicable to the operation of the Energy Complex; environmental protection requirements (such as standards relating to the discharge of pollutants into the air, water, and land); compliance with pipeline safety requirements; and employment, hiring, and anti-discrimination requirements. Compliance with such requirements may impose significant additional costs on the Debtors. Failure to comply with any such statutes or regulations could have material adverse effects on the Debtors and their financial condition, including civil or criminal liability, imposition of clean-up liens and fines, and expenditures of funds to bring the Energy Complex into compliance. There can be no assurance that the Debtors at all times will be in compliance with all applicable statutes and regulations or that steps to bring Mobile Energy into compliance would not materially adversely affect the Debtors' financial position. Additionally, there can be no assurance that the Mills or the Mill Owners at all times will be in compliance with applicable statutes and regulations. Due to the integrated nature of the Mills and the Energy Complex, failure by the Mills or the Mill Owners to comply with applicable statutes and regulations could have a materially adverse impact on the Debtors and their financial condition.
         The Debtors also are obligated to comply with the constantly changing provisions of the numerous federal, state, and local statutory and regulatory regimes specifically applicable to its operations and to obtain and maintain numerous governmental approvals pursuant to applicable laws.
         The Debtors and Mirant have obtained all material discretionary governmental approvals required as of the date hereof in order to operate the Energy Complex. Although not currently required, additional governmental approvals, including without limitation, renewals, extensions, transfers, assignments, reissuances or similar actions regarding governmental approvals, may be required in the future due to a change in law, a change in the Debtors' customers, a change in the configuration of the Energy Complex, or for other reasons. If the Debtors were to sell electricity or steam to more than a limited number of end users, the Debtors (and such sales) could be subject to rate and other regulation by the Alabama Public Service Commission, which could materially adversely affect the Reorganizing Debtors' revenues, costs, or flexibility in providing services. However, no assurance can be given that the Debtors will be able to obtain and/or maintain all required governmental approvals that it does not yet have or that it may in the future require, or that the Debtors will be able to obtain any necessary modifications to existing governmental approvals. Delay in obtaining or failure to obtain and maintain in full force and effect any such governmental approvals, or amendments thereto, or delay or failure to satisfy any such conditions or other applicable requirements, could prevent operation of the Energy Complex, sales to persons other than the Mill Owners or delivery of fuel or ash disposal, or could result in additional costs to the Company.
         The Debtors' business also could be materially and adversely affected as a result of statutory or regulatory changes or judicial or administrative interpretations of existing laws that impose more comprehensive or stringent requirements on the Energy Complex, the use or transportation of fuel, or the transportation or disposal of ash. Any such changes could substantially increase the cost of the Debtors' operations or decrease the Debtors' revenues, and thereby impair the Debtors' ability to pay dividends on the New Common Stock.
         Under Chapter 14 of Title 37 of the Code of Alabama (the "Alabama Territorial Law"), which regulates service territories for electric suppliers, APCo is the primary electric supplier in the City of Mobile. Secondary electric suppliers are prohibited from extending facilities to serve existing or new premises within the city limits. The Mobile Facility lies within the city limits. At the time Mobile Energy acquired the Energy Complex from KC, Mobile Energy obtained a statement from APCo (which relied upon Mobile Energy's certification that it would not extend any transmission or distribution facilities from the Mills) to the effect that by providing electric power to the existing Mobile Facility, Mobile Energy would not be in violation of the Alabama Territorial Law. However, there can be no assurance that the same conclusion will apply to sales by Mobile Energy after the Effective Date or that the Alabama Public Service Commission would reach the same conclusion if presented with the issue at this time or in the future. If the Alabama Territorial Law were found to prohibit Mobile Energy from providing Power Processing Services to the Mills, Mobile Energy's revenues and its ability to pay dividends on the New Common Stock would be materially and adversely affected. I. IDB Approval

     Certain of the transactions contemplated under the Plan will require the approval of the IDB or the waiver of certain cure amounts relating to the assumption of certain agreements. The IDB has not yet approved the Plan or the transactions contemplated thereby. While the Proponents expect that the IDB will approve the transactions contemplated by the Plan and waive any cure payments, there is no guarantee that it will do so.

J.       Income Tax Risks
         ----------------

         As set forth in greater detail below in Section XIII there is the risk that the Internal Revenue Service may challenge some of the transactions contemplated by the Plan.
K.       Failure of Conditions

         There is a risk that the Third Plan will never become effective because of the failure to fulfill the conditions to confirmation or the conditions to effectiveness. If the Plan does become effective, then this risk factor will not exist.
XI.
                               VALUATION ANALYSIS
A.       General

         The Proponents believe that the Plan and the debt restructuring contemplated therein will enable the Reorganized Debtors to continue to operate their businesses on a going concern basis. In the course of the Chapter 11 Cases, the Proponents have considered alternatives to the Plan, including liquidation under Chapter 7 of the Bankruptcy Code. Attached hereto as Exhibit "N" is the Proponents' liquidation analysis. The Proponents believe that the Plan provides the greatest possible recovery to all Creditors and is in the best interests of the creditors.
         The Proponents believe that the value of the distributions to Creditors under the Plan, as of the Effective Date, exceeds the value such Holders would receive in a liquidation of the Debtors' assets under Chapter 7 of the Bankruptcy Code.

B.       Liquidation Value

         The Proponents have considered the alternative of liquidating the Debtors' assets in a Chapter 7 case under the Bankruptcy Code. The Proponents have concluded that the best estimate of the value available for distribution to unsecured creditors under this scenario would be zero. A shut-down of the Energy Complex and disposition of available assets in a Chapter 7 case would not, in the Debtors' view, yield an amount sufficient to repay the Southern Post-Petition Claims, the First Mortgage Bondholder Claims, and the Tax-Exempt Bondholder Claims. Furthermore, the value available for distribution to the First Mortgage Bondholders and the Tax-Exempt Bondholders under this scenario would be less than the anticipated value they would receive under the Plan. Unsecured Creditors would receive no distributions under this scenario.

     Accordingly, the Debtors and the Bondholder Steering Committee believe that a liquidation under Chapter 7 of the Bankruptcy Code would result in smaller distributions to the First Mortgage Bondholders, the Tax-Exempt Bondholders, and to General Unsecured Creditors than those distributions provided for under the Plan.

C.       Going Concern Value
         -------------------

         The Proponents prepared a going concern valuation based on the Projections. The going concern valuation is included in the Projections. The going concern valuation shows a value in the amount of approximately $116 million under the Projections assuming a 10% discount rate.
XII.
                           BANKRUPTCY CAUSES OF ACTION
A.       Preferences

         Pursuant to Section 547 of the Bankruptcy Code, a debtor may recover certain transfers of property, including cash, made while the debtor was insolvent during the ninety (90) days immediately prior to the filing of its bankruptcy petition on account of pre-existing debts to the extent the transferee received more than it would have on account of the pre-existing debt had the debtor been liquidated under Chapter 7 of the Bankruptcy Code (a "Preferential Transfer"). The recovery period is one (1) year if the recipient of the Preferential Transfer is an insider of the debtor. There are certain defenses to Preferential Transfer Causes of Action. Transfers made in the ordinary course of the debtor's and the transferee's business according to the ordinary business terms in the industry are not recoverable. Furthermore, if the transferee extended credit subsequent to the transfer (and prior to the commencement of the bankruptcy case) for which the transferee was not repaid, the transferee is entitled to an offset against any otherwise recoverable transfer of property. If a transfer is recovered by the debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery. The Debtors reviewed their books and records and determined that the transfers made by the Debtor within the preference period to KC were the only transfers that were both preferential and large enough to justify the filing of a complaint to avoid such transfers. The Debtors are seeking to avoid transfers totaling $1.7 million which were made to KC within the preference period.
B.       Fraudulent Conveyances

         Under the Bankruptcy Code and under various state laws, a debtor may recover certain transfers of property, including the grant of a security interest in property, made while insolvent or which rendered it insolvent if and to the extent the debtor received less than fair value for such property. The Debtors have examined their books and records for other transfers and determined that no other fraudulent transfers exist.
         Prior to the filing of the Cogen Motion, the Bondholder Steering Committee and the Debtors investigated whether potential fraudulent transfer causes of action could be asserted against Southern or its affiliates. Prior to the announced shutdown of the Pulp Mill by KC, Southern had received dividends from Holdings. The Proponents investigated whether the payment of such dividends could be a fraudulent under the Bankruptcy Code or under applicable state law. All such claims were released by the Debtors and by certain bondholders in connection with the Cogen Project and the value of such claims was taken into account in the negotiations surrounding the Cogen Project.
XIII.
                               INCOME TAX ANALYSIS

A.       General.

         The following discussion summarizes certain federal income tax consequences of the Plan to the Debtors, the Reorganized Debtors, and Holders of Allowed First Mortgage Bondholders Claims and Allowed Tax-Exempt Bondholders Claims (the "Holders") based upon the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Treasury regulations promulgated thereunder, judicial authorities and current administrative rulings and practices now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such change could be retroactively applied in a manner that could adversely affect the Debtors, the Reorganized Debtors, and the Holders. In addition, certain aspects of the following discussion are based on proposed Treasury regulations. The federal income tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and differing possible interpretations of certain factual issues and may be subject to administrative or judicial determinations that differ from those discussed below.
         The Debtors do not expect to receive a tax ruling from the Internal Revenue Service (the "IRS"), nor will any opinion of counsel be obtained by the Debtors, with respect to any tax consequences of the Plan. Consequently, there can be no assurance that the treatment set forth in the following discussion will be accepted by the IRS. Further, the federal income tax consequences to the Debtors, the Reorganized Debtors and the Holders may be affected by matters not discussed below.
         The following discussion does not address state, local or foreign tax considerations that may be applicable to the Debtors, the Reorganized Debtors or the Holders, and, except as otherwise indicated, does not address the tax consequences of the Plan to certain types of Holders (including foreign persons, financial institutions, life insurance companies, tax-exempt organizations, retirement plans, brokers, dealers in securities, partnerships or other pass through entities, Holders holding their claims or interests as part of a hedging or conversion transaction or straddle and Holders that may be subject to the alternative minimum tax).
         THE DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DEBTORS AND THEIR RESPECTIVE COUNSEL ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN, WITH RESPECT TO THE DEBTORS, THE REORGANIZED DEBTORS, OR THE HOLDERS, NOR ARE THEY RENDERING ANY FORM OF LEGAL OPINION OR TAX ADVICE ON SUCH TAX CONSEQUENCES. THE TAX LAWS APPLICABLE TO CORPORATIONS IN BANKRUPTCY ARE EXTREMELY COMPLEX, AND THE FOLLOWING SUMMARY IS NOT EXHAUSTIVE. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE PLAN, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.
B.       Federal Income Tax Consequences to the Debtors.
1.       General
         For federal income tax purposes Mobile Energy is currently disregarded as a separate entity and all of its assets, liabilities (including its liabilities with respect to the Claims), income, gains, deductions, losses and other tax attributes are treated as being assets, liabilities, income, gains, deductions, losses and other tax attributes of Holdings. Although the IDB is the issuer of the Tax-Exempt Bonds, the Debtors believe, and this discussion assumes except where otherwise noted, that the Tax-Exempt Bonds should be considered obligations of Mobile Energy, and, accordingly, as discussed above, of Holdings, for federal income tax purposes.

     As discussed below, Holdings may incur significant federal income tax obligations as a result of the implementation of the Plan.

2.       Excess Loss Account - Debtors' Indemnity of Southern.

         Under the federal income tax regulations governing the filing of consolidated federal income tax returns (the "consolidated return regulations") Southern's tax basis in its investment in stock of Holdings must be adjusted pursuant to a complex set of rules. For example, Southern's stock basis in Holdings is increased by Holdings' taxable income and decreased by taxable losses and distributions with respect to the stock. If the negative adjustments exceed the original stock basis increased by positive adjustments, the excess is referred to as an "excess loss account." The excess loss account must be "recaptured" or reported as taxable income by Southern if certain events, including the disposition of the Holdings stock, occurs. Holdings expects that the excess loss account will be recaptured upon consummation of the Plan, although under the consolidated return regulations the recapture could occur earlier.
         Also, under the consolidated return regulations Southern and each other member of its consolidated group for federal income tax purposes are severally liable for the federal income taxes of the consolidated group. Pursuant to
Section 28 of the Cogen Development Agreement Amendment No. 1, the Debtors and Southern entered into a Tax Indemnity Agreement dated September 2, 2000. Under this Tax Indemnity Agreement, the Debtors agreed to indemnify Southern for each tax period beginning after December 31, 1999, for all federal income taxes imposed upon Southern that are attributable to any net taxable income recognized by the Debtors in excess of the greater of: (a) zero or (b) Southern's excess loss account in Holdings as of the beginning of such tax period. Thus, the Debtors must pay to Southern the amount of any federal income taxes imposed upon Southern that are attributable to net taxable income recognized by the Debtors after December 31, 1999, that is in excess of Southern's excess loss account. The Debtors made no indemnity payment to Southern with respect to the years 2000 and 2001 because the Debtors had a taxable loss for the years 2000 and 2001. As discussed below, however, Holdings may recognize significant taxable income in connection with or prior to the consummation of the Plan. Depending on the particular circumstances, including the size of Southern's excess loss account, if any, at the time Holdings recognizes such income, the Debtors' liability to Southern could be substantial.
         According to information provided by Southern, at December 31, 2000, Southern's excess loss account in Holdings stock was approximately $74 million. There can be no assurance, however, that the IRS will agree with Southern regarding the size of the excess loss account or that events will not occur or have not already occurred that could affect the existence of the excess loss account and, consequently, the amount of the Debtors' liability.
3.         Income Tax Effects to Holdings from Collection of Third Party Claims.

         The Debtors have made certain claims against one or more third parties that are presently being arbitrated. The Debtors anticipate that collection of the claims will produce taxable income. Whether all or a portion of this anticipated taxable income will result in an indemnification obligation to Southern under the Tax Indemnity Agreement will depend upon the amount of claims collected, the final balance of the excess loss account, the date the excess loss account must be recaptured, the taxable income or taxable loss generated by the Debtors' operations and possible other events. During 2002 the Debtors have collected approximately $53 million for arbitrated claims. This amount will be included in Holding's federal taxable income for the year 2002 and, therefore, may result in a substantial decrease in Southern's excess loss account in Holdings stock. 4. Cancellation of Indebtedness Income.

         The Tax Code, with certain exceptions, requires taxpayers that realize a "cancellation of indebtedness" (i.e., debt extinguishment in exchange for a payment having a value less than the debt extinguished) to include the amount of cancelled indebtedness in gross income. The Tax Code and applicable regulations further provide, however, that where the taxpayer is in a bankruptcy case and the cancellation of indebtedness is pursuant to a plan approved by the bankruptcy court, with the exception of certain cancellations of indebtedness between affiliates filing a consolidated federal income tax return, such cancellation of indebtedness will not be included in gross income, but the taxpayer must generally reduce tax attributes in an amount equal to the cancelled indebtedness in a specified order.
         The Debtors expect that Holdings will realize a material amount of cancellation of indebtedness ("COD") income as a result of the Plan. With certain exceptions, to the extent any creditor receives from the Debtors a distribution under the Plan in an amount less than such creditor's Claim, Holdings will realize COD income in an amount equal to such excess. Because the Debtors are in bankruptcy, Holdings will not be required to include COD income in taxable income (with the exception of COD income attributable to the intercompany receivable due to Southern, described below), but rather will be required to reduce, by the amount of the COD income, certain tax attributes, including the tax basis of its assets. Tax attributes must be reduced in the following order: (i) net operating loss carry-overs, (ii) business credits,
(iii) minimum tax credits, (iv) capital loss carry-overs, (v) tax basis in assets, (vi) passive activity losses and credits, and (vii) foreign tax credit carry-overs. Holdings has little or no such tax attributes, other than the tax basis in its assets (including the assets of Mobile Energy). Therefore, Holdings will reduce the tax basis of its assets (including the assets of Mobile Energy) by the amount of the COD income. It is likely that the basis of these assets will be reduced to zero.
         Part of Holdings' COD income will arise from cancellation of an intercompany receivable due Southern, with whom, until the date of consummation of the Plan, Holdings has filed and will continue to file a consolidated federal income tax return. Under the consolidated return regulations, the COD income attributable to the intercompany receivable must be included in Holdings' taxable income. Correspondingly, Southern should be able to take a federal income tax deduction in an amount equal to Southern's basis in the intercompany receivable cancelled.
         Depending on how certain interpretative issues relating to the Tax Indemnity Agreement are resolved, the Debtors could be required to indemnify Southern with respect to any federal income taxes payable on income recognized by Holdings that is attributable to the intercompany receivable - even though Southern should receive a corresponding deduction - should such income, alone or together with other income recognized by Holdings, exceed Southern's excess loss account in Holdings' stock.
         Under the Plan, Holdings will have COD income equal to the excess of the amount of indebtedness outstanding under the Existing Securities (excluding $1 million of Tax-Exempt Bonds that will remain outstanding (the "Retained Tax-Exempt Bonds") and any cash payments applied to the Existing Securities) over the fair market value of the New Common Stock distributed by Holdings to the Holders. This COD income will be subject to the treatment described above.
5.       Uncertainty of Outcome; Risk of Diminution in Value.

         Because (i) the law as it applies to the federal income tax consequences of the contemplated transaction is complex and in many respects unclear, (ii) the Tax Indemnity Agreement is subject to differing interpretations with respect to various fact patterns, and (iii) the IRS could make various arguments regarding alternative characterizations (including alternative ordering of steps) of the contemplated transactions under the Plan, substantial uncertainty exists as to the Debtors' federal income tax exposure under the Tax Indemnity Agreement or otherwise. Accordingly, no assurance can be given that the Debtors will not incur responsibility for significant additional taxes to those discussed herein, resulting in a substantial current or future diminution in the value of interests in Holdings held by current Holders after the Plan is consummated. 6. Deductions of Accrued Interest

         To the extent that cash or New Common Stock issued to Holders pursuant to the Plan are attributable to accrued and unpaid interest, Holdings should be entitled to interest deductions in the amount of such accrued interest to the extent it has not already deducted such amounts. The amount of COD income recognizable by Holdings will be reduced to the extent of such interest deductions.
C.       Federal Income Tax Consequences to Holders.

1.       General.

         The federal income tax consequences of the implementation of the Plan to a Holder will depend, among other things, upon the origin of the Holder's Claim, when the Holder's Claim becomes an Allowed Claim, when the Holder receives payment in respect of such Claim, whether the Holder reports income using the accrual or cash method of accounting, whether the Holder has taken a bad debt deduction or worthless security deduction with respect to such Claim, and whether the Holder's Claim constitutes a "security" for federal income tax purposes. In addition, the Debtors express no views with respect to whether interest income derived from any Retained Tax-Exempt Bond subsequent to implementation of the Plan will be exempt from federal income tax.
         As described in Sections VIII.E(4) and (5), Holders of Allowed First Mortgage Bondholders Claims will receive Pro Rata Shares of 72.967% of the New Common Stock under the Plan. Holders of Allowed Tax-Exempt Bondholders Claims will receive Pro Rata Shares of 27.033% of the New Common Stock under the Plan and will retain a Pro Rata Share of the Retained Tax-Exempt Bonds.

2. Cash Received by Holders of Allowed First Mortgage Bondholders Claims and Holders of Allowed Tax-Exempt Bondholders Claims

         On June, 2002, the Trustee distributed approximately $70 million dollars to Holders of Allowed First Mortgage Bondholders Claims and Holders of Allowed Tax-Exempt Bondholders Claims in partial payment of such claims. With respect to such amounts, if any, properly allocable to accrued but unpaid interest, each Holder received interest income for federal income tax purposes to the extent that (x) any amounts received were paid to such Holder in respect of a claim for accrued but unpaid interest and (y) such Holder has not previously included such amounts in income under its method of accounting. Such interest income, if any, is taxed as ordinary income except that if the interest income derived from a Tax-Exempt Bond, it is exempt from federal income tax to the same extent any other interest paid on a Tax-Exempt Bond is exempt from federal income tax. If any Claim had accrued market discount, as described below in Section XIII.C.3(e), payments not allocable to interest would represent ordinary income to the extent of such accrued market discount not previously recognized. Any amounts not allocable to interest or accrued market discount would represent a repayment of the respective Claim, non-taxable to the extent allocable to the basis of the Claim and taxable gain to the extent of the excess, if any. Except as described below in Section XIII.C.3(f), any such gain generally should be characterized as capital gain, if the Claim constitutes a capital asset in the Holder's hands. This analysis assumes that this cash distribution is not considered a part of the exchange for New Common Stock under the Plan, the consequences of which are described in Section XIII.C.3 below.

3. Exchange of Allowed First Mortgage Bondholders Claims and Allowed Tax-Exempt Bondholders Claims for New Common Stock.

(a) Classification of Claims as "Securities" for Federal Income Tax Purposes.

         Whether or not realized gain or loss will be recognized (i.e., included in the Holder's taxable income) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" issued by one of the Debtors for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of 10 years or more will be classified as a security. The Debtors express no views with respect to, and each Holder that receives New Common Stock in exchange for an Allowed Claim should consult its own tax advisor to determine, whether an Allowed Claim constitutes a security for federal income tax purposes and whether, in the case of the Tax-Exempt Bonds, an Allowed Claim constitutes a security issued by one of the Debtors.

(b) If the Existing Securities Do Not Constitute "Securities" for Federal Income Tax Purposes.

         Each Holder of an Allowed First Mortgage Bondholders Claim and Allowed Tax-Exempt Bondholders Claim that does not constitute a "security" for federal income tax purposes, will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the New Common Stock received by such Holder in excess of the amount allocated, if any, to accrued but unpaid interest and (ii) the Holder's adjusted tax basis (after reduction by the amount of basis allocable to cash previously received) in its Allowed First Mortgage Bondholders Claim or Allowed Tax-Exempt Bondholders Claim reduced by the adjusted tax basis allocable to the Holder's share of the Retained Tax-Exempt Bond, as the case may be. A Holder's tax basis in the New Common Stock will be its fair market value.

(c) If the Existing Securities Constitute "Securities" for Income Tax Purposes.

         The Existing Securities could constitute "securities" for federal income tax purposes. The First Mortgage Bonds were issued by Mobile Energy and guaranteed by Holdings. The Tax-Exempt Bonds were issued by the IDB although the sole source of payment is from amounts payable by the Debtors and certain guaranties. For federal income tax purposes it is not clear whether, assuming the Tax-Exempt Bonds are "securities," they should be treated as issued by one of the Debtors. If an Existing Security constitutes a "security" issued by one of the Debtors for federal income tax purposes, the receipt of the New Common Stock in satisfaction of the related Allowed First Mortgage Bondholders Claim or Allowed Tax-Exempt Bondholders Claim will constitute a "recapitalization" for federal income tax purposes subject to the "tax-free" reorganization provisions of the Tax Code. In that case, (i) any realized loss will not be recognized for federal income tax purposes and (ii) any realized gain will be recognized in an amount equal to the lesser of (a) the gain realized or (b) the amount of cash and the fair market value of any other property (other than New Common Stock) received in excess of the amount allocated to accrued but unpaid interest.
         Also, in the case of a recapitalization, a Holder's aggregate tax basis in the New Common Stock received in satisfaction of its Allowed First Mortgage Bondholders Claim or Allowed Tax-Exempt Bondholders Claim will equal the Holder's aggregate adjusted tax basis in its First Mortgage Bonds or Tax-Exempt Bonds (including any Claim for accrued but unpaid interest but reduced by the amount of basis allocable to cash previously received), increased by any gain or interest income recognized in respect of its Allowed First Mortgage Bondholders Claim or Allowed Tax-Exempt Bondholders Claim and decreased by the amount of cash received and, as to any Allowed Tax-Exempt Bondholders Claim, decreased by the portion of the Holder's adjusted tax basis in the claim allocable to the Retained Tax-Exempt Bond. In general, the Holder's holding period for the New Common Stock received will include the Holder's holding period for a First Mortgage Bond or a Tax-Exempt Bond, except to the extent the New Common Stock was issued in respect of a Claim for accrued but unpaid interest.
(d)      Amounts Allocable to Interest.

         Whether or not the Existing Securities constitute securities for federal income tax purposes, with respect to amounts, if any, allocable to accrued but unpaid interest, a Holder will be deemed to be in receipt of interest income for federal income tax purposes to the extent that (x) any amounts received are paid to such Holder in respect of a claim for accrued but unpaid interest and (y) such Holder has not previously included such amounts in income under its method of accounting. Such interest income, if any, will be taxed as ordinary income except that if the interest income derives from a Tax-Exempt Bond, it will be exempt from federal income tax to the same extent any other interest paid on a Tax-Exempt Bond is exempt from federal income tax.
(e) Market Discount.

         Market discount is defined generally in the Tax Code as the excess, if any, of (i) the "stated redemption price at maturity" of a debt obligation over
(ii) the adjusted basis of the debt obligation in the hands of a Holder immediately after its acquisition. In the case of any bond having original issue discount, the stated redemption price at maturity is treated as equal to its revised issue price. A market discount bond is defined as any bond having market discount. Debt instruments in the hands of original holders are not market discount bonds, if bought at the issue price. Moreover, under a de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of a debt instrument over the Holder's adjusted basis in the debt instrument is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the date of maturity. Under the Tax Code the revised issue price means the issue price of the debt instrument increased by the sum of all original issue discount, if any, includible in gross income by all prior owners determined without regard to any holder's acquisition premium, or in the case of a tax-exempt obligation, the amount of original issue discount which would have accrued, if the obligation were taxable, determined without regard to any holder's acquisition premium. Unless the holder elects otherwise, the accrued market discount for a debt instrument generally is the amount calculated by multiplying the market discount for such debt instrument by a factor, the numerator of which is the number of days a debt instrument has been held by the holder and the denominator of which is the number of days after the acquisition of a debt instrument up to and including its maturity date.
         Holders in whose hands such Existing Securities are market discount bonds will be required to treat as ordinary income any gain recognized on the exchange of such instruments pursuant to the Plan to the extent of the market discount accrued during the Holder's period of ownership and not previously recognized, unless the Holder has elected to include the market discount in income as it accrued. Except as described below in Section XIII.C.3(f), any additional gain generally would be characterized as capital gain, if the Existing Security exchanged constitutes a capital asset in the Holder's hands.
         The Treasury Department is authorized to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan and if an Existing Security constitutes a "security" of one of the Debtors, any Holder of such Existing Security which has accrued market discount would carry over such accrued market discount to the New Common Stock received pursuant to the Plan, such that any gain recognized by the Holder upon a subsequent disposition of the New Common Stock also would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

     Holders of Existing Securities having market discount are urged to consult their own tax advisors regarding the application of the market discount rules to their particular situation.

(f)      Other Considerations.

         In addition to the possible recognition of ordinary income due to the market discount rules discussed above, any gain recognized by a Holder upon receipt of cash, the New Common Stock pursuant to the Plan in satisfaction of the Holder's Claims, or upon a subsequent taxable disposition of New Common Stock, may be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Claims and any ordinary loss deduction incurred upon satisfaction of such Claims, less upon a subsequent taxable disposition any income (other than interest income) recognized by the Holder upon satisfaction of such Claims, and
(ii) with respect to a cash-basis Holder, also any amounts which would have been included in its gross income if the Holder's Claims had been satisfied in full but which was not included by reason of the cash method of accounting, less upon a subsequent taxable disposition any income (other than interest income) recognized by the Holder upon satisfaction of such Claims.
D.       Information Reporting and Backup Withholding.

         Under the backup withholding rules of the Tax Code, Holders may be subject to backup withholding at a rate of 30% in 2002 with respect to distributions or payments made pursuant to the Plan, unless such Holder (i) comes within certain exempt categories (generally including corporations) and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but is merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Holders may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.
         THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. XIV.
                       VOTING PROCEDURES AND REQUIREMENTS
A.       Ballots and Voting Deadline

         A ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure Statement mailed to Creditors entitled to vote. A Creditor must (1) carefully review the ballot and instructions thereon; (2) execute the ballot; and (3) return the ballot in the envelope provided. Your ballot, or the master ballot executed on your behalf, must be received by the Balloting Agent no later than 5:00 p.m. Eastern Time on or before the Voting Deadline. If you received a return envelope addressed to a broker, bank, nominee, or proxy intermediary, you must return your ballot early enough for your vote to be processed by your broker, bank, nominee, or proxy intermediary on a master ballot and then to be forwarded to the Balloting Agent by the Voting Deadline. Therefore, please allow additional time. The Balloting Agent is

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                        Toll Free Telephone: 877-750-2689
                      Banks and Brokers Call: 212-750-5833

         The record date for determining which Holders of public securities are entitled to vote on the Plan is ________________, 2002. The Indenture Trustee for the First Mortgage Bonds and the Tax-Exempt Bonds may not and will not vote on behalf of the Holders of these securities. Holders must submit their own ballots. Do not return your securities with your ballots.
                  YOU MAY NOT CHANGE YOUR VOTE AFTER IT IS CAST UNLESS THE BANKRUPTCY COURT PERMITS YOU TO DO SO AFTER NOTICE AND A HEARING TO DETERMINE WHETHER SUFFICIENT CAUSE EXISTS TO PERMIT THE CHANGE. TO BE COUNTED, BALLOTS MUST BE RECEIVED NO LATER THAN 5:00 P.M., eastern time ON ________________, 2002.

                  THE PLAN HAS BEEN FILED BY THE PROPONENTS. THE PROPONENTS RECOMMEND THAT ALL CREDITORS ENTITLED TO VOTE ON THE PLAN CAST THEIR BALLOTS in favor of acceptance of tHE PLAN. THE PROPONENTS BELIEVE THAT THE PLAN PROVIDES THE GREATEST POSSIBLE RECOVERIES TO CREDITORS. THE PROPONENTS FURTHER BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF the Debtors, the debtors' estates, and ALL PARTIES IN INTEREST.

B.       Creditors Solicited to Vote

         Any Creditor of the Debtors whose Claim is Impaired under the Plan is being solicited to vote, if either (i) its Claim has been scheduled by the Debtors and such Claim or Interest is not scheduled as disputed, contingent, or unliquidated; or (ii) it has filed (or in the case of the Holders of the First Mortgage Bonds and the Tax-Exempt Bonds, a claim has been filed on their behalf) a proof of Claim on or before the last date set by the Bankruptcy Court for such filings. Any Claim as to which an objection has been filed, and such objection is still pending on the voting deadline date, is not entitled to have its vote counted, unless the Bankruptcy Court estimates the Claim for voting purposes upon motion by such Creditor. Such motion must be heard and determined by the Bankruptcy Court prior to the date and time established by the Bankruptcy Court for the Confirmation Hearing. In addition, a Creditor's vote may be disregarded if the Bankruptcy Court determines that such Holder's ballot in favor of acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.
C.       Definition of Impairment

         Under Section 1124 of the Bankruptcy Code, a class of claims or equity interests is impaired under a plan of reorganization unless with respect to each claim or equity interest of such class, the plan:

     1. leaves unaltered the legal, equitable, and contractual rights of the Holder of such claim or interest; or

     2. notwithstanding any contractual provision or applicable law that entitles the Holder of a claim or interest to receive accelerated payment of his claim or interest after the occurrence of a default:

     (a) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code;

     (b) reinstates the maturity of such claim or interest as it existed before the default;

     (c) compensates the Holder of such claim or interest for damages incurred as a result of reasonable reliance on such contractual provision or applicable law; and

     (d) does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the Holder of such claim or interest.

D.       Classes Impaired Under the Plan

         Administrative Expenses, Priority Tax Claims, and Claims and Interests in Classes 1, 2, 3, 6, 7 and 9 are UNIMPAIRED under the Plan, and the Holders of Administrative Expenses, Priority Tax Claims, and Claims and Interests in Classes 1, 2, 3, 6, 7, and 9 are not solicited to vote on the Plan pursuant to 11 U.S.C. Section 1126(f).
         Claims in Classes 4, 5, and 8 are IMPAIRED under the Plan, and the votes of Holders of such Claims are being solicited in favor of acceptance of the Plan.
         Interests in Class 10 will not receive any distributions under the Plan, and are IMPAIRED under the Plan. The voters of Interests in Class 10 are not solicited to vote on the Plan because such Interests are deemed to have rejected the Plan.
E.       Vote Required for Class Acceptance

         The Bankruptcy Code defines acceptance of a plan by a class of creditors as both acceptance by Holders of two-thirds (2/3) in dollar amount and acceptance by a majority in number of the Claims of that class actually casting ballots in favor of acceptance or rejection of the plan.
         The Bankruptcy Code defines acceptance of a plan by a class of interests as acceptance by Holders of two-thirds (2/3) in amount of the allowed interests of such class casting ballots in favor of acceptance or rejection of the plan.
F.       Distributions Only to Holders of Allowed Claims and Interests

         A Claim will receive a distribution under the Plan only if it is an "Allowed Claim". An "Allowed Claim" means a Claim against the Debtors to the extent a proof of Claim was filed with the Bankruptcy Court on or before the Bar Date (May 3, 1999), or for a particular Claim, within such other time as the Bankruptcy Court shall have set for such other Claim if different from the Bar Date (or, in the case of Administrative Expenses, subject to Bankruptcy Court approval), or which have been listed by the Debtors as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof has been interposed within the period of time fixed by the Plan, or which has been determined by an order or judgment of any court of competent jurisdiction that is a Final Order, or which has been allowed pursuant to the terms of the Plan.
         The Allowed Mobile Energy Interest which is owned by Holdings is an Allowed Interest and will retain its Interest under the Plan. The Allowed Interests of Holdings will receive no distributions under the Plan.

XV.
                            CONFIRMATION OF THE PLAN
         Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:
A.       Confirmation Hearing

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) provides that any party in interest may object to confirmation of the Plan if a written objection is timely filed with the Bankruptcy Court.
         By order of the Bankruptcy Court dated __________________, 2002, the Confirmation Hearing has been scheduled for ___________________, 2002 at ____ _.m., United States Bankruptcy Court, Southern District of Alabama, 201 St. Louis, Mobile, Alabama 36602. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement made at the Confirmation Hearing or any adjournment thereof. Any objection to confirmation must be made in writing and filed with the Bankruptcy Court, 201 St. Louis, Mobile, Alabama 36602 with proof of service and served upon each of the following parties on or before ____________________, 2002:

Debtors: ANDREWS & KURTH L.L.P.
                          600 Travis, Suite 4200
                          Houston, Texas 77002
                           (713) 220-4200
                           (713) 220-4285-Telecopy
                          Attn: Jeffrey E. Spiers

                          CABANISS, JOHNSTON, GARDNER,
                          DUMAS & O'NEAL
                          700 Riverview Plaza
                          Mobile, Alabama  36602
                          (251) 433-6961
                          (251) 415-7350 - Telecopy
Attn:  Donald J. Stewart

Bondholder Steering Committee:  GREENBERG TRAURIG
                                77 W. Wacker, Suite 2500
                                Chicago, Illinois  60601
                                (312) 236-4350
                                (312) 456-8435
                                 Attn:  David D. Cleary


CSFB:                            STROOCK STROOCK & LAVAN
                                 180 Maiden Lane
                                 New York, NY  10038
                                 (212) 806-6460
                                 (212) 806-6006
                                 Attn:  Michael J. Sage

Morgan Stanley:                   MORGAN, LEWIS & BOCKIUS LLP
                                  1701 Market Street
                                  Philadelphia, PA  19103-2921
                                  (215) 963-5032
                                  (215) 963-5299 - Telecopy
                                  Attn:  Michael A. Bloom



UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED AND SERVED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT, AND THE COURT MAY ENTER AN ORDER CONFIRMING THE PLAN PREPARED BY COUNSEL FOR THE PROPONENTS WITHOUT FURTHER NOTICE.

B.       Requirements for Confirmation of the Plan

1.       General

         At the Confirmation Hearing, the Bankruptcy Court must determine whether the confirmation requirements of Section 1129 of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. These applicable requirements are as follows:

          1. The Plan complies with the applicable provisions of the Bankruptcy Code.

          2. The Proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

          3. The Plan is proposed in good faith and not by any means forbidden by law.

          4. Any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan for services, costs or expenses in connection with the Chapter 11 Cases or the Plan has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is approved by or is subject to approval by the Bankruptcy Court as reasonable.

          5. The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and (B) that the appointment to, or continuance in, such office of such individual is consistent with the interests of the Holders of Claims and Interests and with public policy.

          6. The Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider.

          7. With respect to each Class of Impaired Claims or Impaired Interests, either each Holder of a Claim or Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code.

          8. Each Class of Claims or Interests has either accepted the Plan or is not impaired under the Plan.

          9. Except to the extent that the Holder of an Administrative Expense or Priority Claim has agreed to a different treatment of such Claim, the Plan provides that such Administrative Expense or Priority Claim (other than Priority Tax Claims) will be paid in full within fifteen (15) days of the Effective Date and that the Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six years after the date of assessment of such Claim, of a value as of the Effective Date, equal to the Allowed amount of such Claim.

          10. If a Class of Claims is Impaired by the Plan, at least one class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class.

          11. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors, under the Plan, unless such liquidation or further reorganization is proposed in the Plan.

          12. The Plan provides for the payment of all fees payable under 28 U.S.C. Section1930, as determined by the Bankruptcy Court at the hearing on confirmation of the Plan, on the Effective Date.

          13. Under the Bankruptcy Code, a plan provides for the continuation, on the effective date of the plan, of payment of all retiree benefits, as that term is defined in Section1114 of the Bankruptcy Code, at the level established pursuant to subsection
               (e)(1)(B) or (G) of Section1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period the debtors have obligated themselves to provide such benefits. The Debtors are not party to any such plans.

          14. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

         The Bankruptcy Court also may confirm the Plan if all of the above requirements are met except the requirement set forth in subpart (8) above, as described more fully in Section XV.C. below in the discussion of the "Cram Down" provisions of the Bankruptcy Code.
           Class 11 is deemed to have rejected the Plan and is impaired. Therefore, the Proponents cannot meet the requirement of Section 1129(a), that all Classes be unimpaired or accept the Plan. Accordingly, the Proponents must seek confirmation under the "Cram Down" provisions of the Bankruptcy Code pursuant to Section 1129(b) to confirm the Plan.
2.       Feasibility

         The Bankruptcy Code requires, as a condition to confirmation, that the Bankruptcy Court find that liquidation of the Debtors or the need for future reorganization is not likely to follow after confirmation. For the purpose of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of such analysis, the Proponents have prepared projections of, among other things, the Debtors' financial performance (assuming the transactions contemplated by the Plan are consummated) for the 19-year period ending in 2019. The Projections and Budget are set forth in Exhibits "B" to this Disclosure Statement. The Projections and Budget are forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such Projections OR BUDGET. The Projections AND BUDGET, therefore, are not necessarily indicative of the future financial condition or results of operations of the Debtors or the Reorganized Debtors, which may vary significantly from those set forth in the Projections AND BUDGET. Consequently, the Projections, budget and other forward-looking statements contained herein should not be regarded as representations by the Proponents, the Proponents' advisors, or any other person that the Projections can or will be achieved.

     Based on the Projections and the Budget, the Proponents reasonably believe that the Reorganized Debtors will be able to make all payments required to be made pursuant to the Plan.

3.       Best Interests Of Creditors And Liquidation Analysis

         Under Bankruptcy Code Section 1129(a)(7), the Plan must provide that Creditors and Holders of Interests receive under the Plan as much as or more than they would receive in a Chapter 7 liquidation of the Debtors. For purposes of determining whether the Plan meets this requirement, the Debtors have prepared projections of the estimated distributions to Creditors and Holders of Interests in a liquidation under Chapter 7 of the Bankruptcy Code. These projections are described under "Liquidation Analysis" provided in Article XI of this Disclosure Statement. Based upon such Liquidation Analysis, the Proponents believe that the Plan satisfies the requirements of Bankruptcy Code Section 1129(a)(7) because Creditors and Holders of Interests will receive as much or more under the Plan than they would receive in a Chapter 7 liquidation of the Debtors. C. Cramdown

         The Bankruptcy Court can confirm the Plan at the request of the Proponents if all the requirements of Section 1129(a) of the Bankruptcy Code except Section 1129(a)(8) are met and at least one class of Claims or Interests Impaired by the Plan has accepted the Plan, and if, as to each Impaired class which has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." As noted above, Class 10 (which includes the Holders of Interests in Holdings) are deemed to have rejected the Plan. If any of Classes 4, 5 or 8 vote to accept the Plan, the Proponents will seek confirmation of the Plan pursuant to Section 1129(b). The Plan may be confirmed under Section 1129(b)(2)(C) because there are no junior interests classified in Classes 9 or 10 that will receive or retain any property under the Plan.
1.       No Unfair Discrimination

         A plan of reorganization does not discriminate unfairly if: (i) the legal rights of a nonaccepting Class are treated in a manner that is consistent with the treatment of other Classes of equal rank; and (ii) no Class receives payments in excess of those which it is legally entitled to receive for its Claims or Interests. The Proponents believe that under the Plan: (a) all Classes of Impaired Claims and Impaired Interests are treated in a manner which is consistent with the treatment of other similar Classes of Claims and Interests; and (b) no Class of Claims or Interests will receive payments or property with an aggregate value greater than the sum of the Allowed Claims and Allowed Interests in such Class. The Proponents believe that the Plan does not discriminate unfairly as to any Impaired Class of Claims or Interests.
2.       Fair and Equitable Test

         "Fair and equitable" has different meanings for secured and unsecured claims and Holders of interests. For a class of secured claims, "fair and equitable" means that the plan provides (a) (i) that the Holders of secured claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims; and (ii) that the Holder of a claim of such class receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such Holder's interest in the estate's interest in such property; (b) for the sale of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on proceeds under (a) or (c) of this subsection; or (c) for the realization by such Holders of the "indubitable equivalent" of such claims.
         For a class of unsecured claims, "fair and equitable" means that the plan provides (a) that the Holder of the claim receive or retain on account of such claim, property of a value, as of the effective date of the plan, equal to the allowed amount of the claim; or (b) the Holder of any claim that is junior to the claims of such class will not receive or retain on account of such junior claim any property.
         For a class of equity interests, "fair and equitable" means either (i) each impaired equity interest receives or retains on account of such interest property of a value equal to the greatest of the allowed amount of any fixed liquidation preference to which such Holder is entitled, any fixed redemption price to which such Holder is entitled, or the value of such interest; or (ii) the Holder of any interest that is junior to the interest of such class will not receive or retain under the Plan on account of such junior interest any property. The Proponents believe that the Plan satisfies the "fair and equitable" test and does not discriminate unfairly with respect to any Impaired Class.

Dated:   Mobile, Alabama
            August __, 2002
MOBILE ENERGY SERVICES HOLDINGS, INC.
By:      _____________________________________________________
Its:     _____________________________________________________
MOBILE ENERGY SERVICES COMPANY, L.L.C.
By:      _____________________________________________________
Its:     _____________________________________________________
                           CABANISS, JOHNSTON, GARDNER,
                                 DUMAS & O'NEAL


                     By:__________________________________________________
                     Donald J. Stewart
                     700 Riverview Plaza
                     Mobile, Alabama  36602
                     (251) 433-6961 - Telephone
                     (251) 415-7350 - Telecopy

                     COUNSEL FOR THE DEBTORS



                     ANDREWS & KURTH L.L.P.


                     By:__________________________________________________
                     Jeffrey E. Spiers
                     David A. Zdunkewicz
                     600 Travis, Suite 4200
                     Houston, Texas  77002
                      (713) 220-4200 - Telephone
                      (713) 220-4285 - Telecopy

                     SPECIAL COUNSEL FOR THE DEBTORS

                              SELECTED DEFINITIONS
          "AAA" means the American Arbitration Association.

          "Aggregate Demand" means the sum of the Mills' Demand levels for a particular Processing Service.

          "APCo" means Alabama Power Company.

         "Closure Arbitration" means the arbitration proceeding initiated by KC on or about December 7, 1998, with the AAA and assigned case No.
30-181-00785098.

          "Bankruptcy Event" means, with respect to any person, (1) such Person's general inability, or its admission of its inability, to pay its debts as such debts become due, (2) the application by such Person for or its consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property,
(3) the commencement by such Person of a voluntary case under the Bankruptcy Code, (4) the making by such Person of a general assignment for the benefit of its creditors, (5) the filing of a petition by such Person seeking to take advantage as a debtor of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, winding-up or readjustment of debts, (6) the failure by such Person to controvert in a timely and appropriate manner, or its acquiescence in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (7) the taking of any corporate or other action by such Person for the purpose of effecting any of the foregoing, (8) the commencement of a proceeding or case, without the application or consent of such Person, in any court seeking (A) such Person's reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator, examiner or the like of such Person or all or any substantial part of its property or (C) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of 60 or more days, or (9) an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code.

          "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Mobile, Alabama are authorized or required by law to close.

          "Cogen Facility" means the approximately 165 megawatt cogeneration facility which may be developed in whole or in part by Mobile Energy or Reorganized Mobile Energy.

         "Debevoise & Plimpton" means the law firm of Debevoise & Plimpton, co-counsel to the Bondholder Steering Committee.

          "Deltak" means Deltak, L.L.C.

         "Demand Charges" means the fixed capacity charges based upon formulas set forth in the MOA.

          "Easement Deeds" means the bilateral easement deeds among the Mill Owners and Mobile Energy which grant access, use and encroachment rights to operate the Mills and the Energy Complex.

          "End of Term Option" means Mobile Energy's option to purchase the premises leased to Mobile Energy under the Direct Lease at the end of the Direct Lease term.

         "EPA" means the Environmental Protection Agency.

         "Equity Account" means the Account so designated and established pursuant to the Intercreditor Agreement.

          "Exempt Wholesale Generator" means an exempt wholesale generator as defined in Section 32 of the Public Utilities Holding Company Act, 15 U.S.C. ss. 78z-5(a).

          "Governmental Rule" means any rule, regulation, ordinance, order, code, permit, interpretation, judgment, decree, directive, guideline, policy or similar decision of any governmental authority having the effect and force of law.

         "Gulf Power" means Gulf Power Company, an affiliate of SCS.

          "Injunction Litigation" means the litigation initiated by Mobile Energy in the Circuit Court of Mobile County, Alabama, seeking to enjoin the Arbitration, which case was subsequently removed to the District Court and was assigned Case No. CV 98-1294-RV-C.

          "Jubilee Pulp" means Jubilee Pulp, Inc., a South Carolina corporation.

          "KC Settlement Agreement" means the Settlement Agreement by and among KC, Mobile Energy, and Holdings, entered into as of February 8, 2000, including the exhibits thereto, any and all waivers and amendments related thereto.


         "Leased Premises" means the property leased to Mobile pursuant to the Direct Lease.

          "Liquor Processing Services" means the processing of weak black liquor produced by the Pulp Mill into green liquor as described in the Disclosure Statement.

          "McDermott Will & Emery" means the law firm of McDermott, Will & Emery, co-counsel to the Bondholder Steering Committee.

         "MESC Transfer Obligations" has the meaning given to it in the Cogen Development Agreement.

         "Mill Closure" has the meaning given the term in the Master Operating Agreement.

         "Mill Environmental Indemnity Agreements" has the same meaning given the term in Mobile Energy's 1997 Form 10-K a copy of which is attached hereto as Exhibit "E" and incorporated herein by reference.

          "Mills" means the Pulp Mill, the Tissue Mill and the Paper Mill.

     "Mobile Energy" means the debtor, Mobile Energy Services Company, L.L.C., and it refers to the Reorganized Debtor as the context may require.

     "Mobile Planning Commission" means the City of Mobile Planning Commission.

          "New Common Stock Transfer Restriction" means that no transfer of New Common Stock shall be made to the extent that such transfer would result in the failure to satisfy the following condition (specified in a current agreement between GEII and Mirant) precedent to Mirant's right to assign to reorganized Mobile Energy all of Mirant's rights under the LTSA.

         "OEC" means Operational Energy Corp. a California corporation.

          "Option Agreement" means the option to purchase certain property granted to Mobile Energy under the option agreement by and between Mobile Energy and KC dated as of February 8, 2000, and attached to the KC Settlement Agreement attached as Exhibit S-2 to the Plan.

          "Paper Mill ESA" means the Paper Mill Energy Services Agreement dated as of December 12, 1994 between S.D. Warren, in its capacity as Paper Mill Owner, and Mobile Energy, as amended.

          "Power Processing Services" means the processing of various fuels and water provided by the Mills together with other fuel obtained by Mobile Energy into electricity.

          "Processing Charges" has the meaning given to it in Section V (1) of this Disclosure Statement.

         "Processing Services" means has the meaning given to it in Section V
(1) of this Disclosure Statement.

          "Pulp Mill ESA" means the Pulp Mill Energy Services Agreement, dated as of December 12, 1994 between KC, in its capacity as Pulp Mill Owner, and Mobile Energy.

         "Qualifying Facility" means a qualifying facility as defined in Sections 201 and 210 of the Public Utilities Regulatory Policies Act of 1978, and any regulations promulgated thereunder.

          "Scott Environmental Indemnity Agreement" has the same meaning given the term in Mobile Energy's 1997 Form 10-K, a copy of which is attached hereto as Exhibit E and incorporated herein by reference.

          "Scott" means Scott Paper Company.

          "SEI Equity Investment" has the meaning set forth in the Cogen Development Agreement.

         "Senior Debt" means the First Mortgage Bonds, the Tax-Exempt Bonds, and the Working Capital Facility.

          "Southern Entities" means collectively, Southern, Mirant, Mirant Services, SCS or any other Southern affiliate.

          "Steam Processing Services" means the processing of various fuels and water provided by the Mills together with other fuel obtained by Mobile Energy into steam.

          "Tissue Mill ESA" means the Tissue Mill Energy Services Agreement dated as of December 12, 1994 between KC, in its capacity as Tissue Mill Owner, and Mobile Energy.

          "Transaction Fee" means Fee paid to a Professional Person pursuant to a Bankruptcy Court order.

          "Uniform Commercial Code" means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used.

          "Water Agreement" has the definition given to it in Section V.D.7 of the Disclosure Statement.